Exhibit 2.1

PURCHASE AGREEMENT AND PLAN OF MERGER

among

ARC LOGISTICS PARTNERS LP,

ARC LOGISTICS GP LLC,

LIGHTFOOT CAPITAL PARTNERS GP LLC,

LIGHTFOOT CAPITAL PARTNERS, LP,

ZENITH ENERGY U.S., L.P.,

ZENITH ENERGY U.S. GP, LLC

ZENITH ENERGY U.S. LOGISTICS HOLDINGS, LLC

and

ZENITH ENERGY U.S. LOGISTICS, LLC

Dated as of August 29, 2017

i

Exhibit A - Form of Transfer Agreement

Exhibit B - Form of Certification of Non-Foreign Status under Treasury Regulations Section 1.1445-2(b)

Exhibit C - Acknowledgement

Exhibit D – Transition Services Agreement

INDEX OF DEFINED TERMS

Defined Term	Reference
Affiliate	Section 9.16
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.4(a)(i)(B)
Alternative Financing	Section 6.5(b)
Alternative Proposal	Section 9.16
Anti-corruption Laws	Section 9.16
Antitrust Consents	Section 3.5
Antitrust Laws	Section 9.16
Balance Sheet Date	Section 3.6(e)(i)
Bankruptcy and Equity Exception	Section 3.3(a)
BDO	Section 6.18(h)
Board Recommendation	Section 6.1(a)
Bona Fide Alternative Proposal	Section 9.16
Book-Entry Units	Section 2.2(a)
Business Day	Section 9.16
Certificate of Merger	Section 1.4
Change of Control Agreements	Section 3.14
Closing	Section 1.3
Closing Date	Section 1.3
Closing Failure Notice	Section 8.1(d)(iii)
Code	Section 2.5
Commitment Letters	Section 5.8(a)
Common Unit	Section 9.16
Confidentiality Agreement	Section 9.16
Consents	Section 9.16
Contract	Section 9.16
Criminal Penalty	Section 9.16
Debt Commitment Letter	Section 5.8(a)
Debt Financing	Section 5.8(a)
Debt Financing Sources	Section 5.8(a)
Derivative Transaction	Section 9.16
Divestiture Condition	Section 9.16
Divestiture Request	Section 9.16
DLLCA	Section 9.16
DRULPA	Section 9.16
DTC	Section 2.2(a)
Effective Time	Section 1.4
Environment	Section 9.16
Environmental Laws	Section 9.16
Environmental Permits	Section 9.16
Equity Commitment Letter	Section 5.8(a)
Equity Financing	Section 5.8(a)
Equity Financing Sources	Section 5.8(a)
Equity Interest	Section 9.16

Defined Term	Reference
Equity Security	Section 9.16
ERISA	Section 9.16
ERISA Affiliate	Section 9.16
Exchange Act	Section 9.16
Exchange Fund	Section 2.2(b)
Excluded Matter	Section 9.16
Existing MLP Credit Facility	Section 9.16
FCPA	Section 3.10(a)
Fee Letter	Section 5.8(a)
Financing	Section 5.8(a)
Financing Sources	Section 5.8(a)
GAAP	Section 9.16
GE EFS	Recitals
General Partner Interest	Section 9.16
Government Official	Section 9.16
Governmental Authority	Section 9.16
GP Conflicts Committee	Section 9.16
GP Equity Interest	Recitals
GP Equity Transfer	Section 1.2
GP Purchase Price	Section 9.16
Guarantor	Section 5.10
Gulf LNG	Recitals
Gulf LNG Interest	Section 3.2
Gulf LNG Purchase	Recitals
Gulf LNG Purchase Agreement	Recitals
Hazardous Materials	Section 9.16
Holdings	Preamble
HSR Act	Section 9.16
Incentive Distribution Rights	Section 9.16
Indebtedness	Section 9.16
Indemnified Person	Section 9.16
Insurance Policies	Section 3.20
Intellectual Property	Section 9.16
Intervening Event	Section 9.16
Intervening Event Negotiation Period	Section 6.4(d)(ii)
Intervening Event Notice	Section 6.4(d)(ii)
Joliet	Recitals
Joliet Interests	Recitals
Joliet Purchase	Recitals
Joliet Purchase Agreement	Recitals
Knowledge	Section 9.16
Laws	Section 9.16
LCP GP	Preamble
LCP GP LLC Agreement	Section 9.16
LCP LNG	Recitals

v

Defined Term	Reference
Leased Real Property	Section 3.18(b)
Letter of Transmittal	Section 2.2(a)
Lien	Section 9.16
Lightfoot Entities	Preamble
Limited Guarantee	Section 5.10
Limited Partner	Section 9.16
Limited Partner Interest	Section 9.16
Marketing Period	Section 9.16
Material Leased Real Property	Section 9.16
Merger	Section 1.1
Merger Consideration	Section 9.16
Merger Consideration Allocation	Section 6.18(h)
Merger Sub	Preamble
MLP	Preamble
MLP Benefit Plans	Section 9.16
MLP Budget	Section 6.3(m)
MLP Charter Documents	Section 3.1(c)
MLP Disclosure Letter	Article III
MLP Entities	Preamble
MLP Equity Plans	Section 9.16
MLP Expense Reimbursement	Section 8.2(d)
MLP Fairness Opinion	Section 3.26
MLP Committee Financial Advisor	Section 3.26
MLP Financial Advisor	Section 3.27
MLP General Partner Interest	Section 4.6(b)
MLP GP	Preamble
MLP GP Board	Section 9.16
MLP GP LLC Agreement	Section 4.6(a)
MLP Group Entities	Section 9.16
MLP Group Intellectual Property	Section 3.19
MLP Income Tax Returns	Section 9.16
MLP LTIP	Section 9.16
MLP Material Adverse Effect	Section 9.16
MLP Material Contract	Section 3.17(a)
MLP Non-Solicit Parties	Section 6.4(a)(i)
MLP Partnership Agreement	Section 9.16
MLP Related Parties	Section 8.2(f)(i)
MLP SEC Documents	Section 9.16
MLP Termination Fee	Section 8.2(b)(i)
MLP Unitholder Approval	Section 3.3(a)
MLP Unitholder Meeting	Section 6.1(a)
Negotiation Period	Section 6.4(d)(i)
NYSE	Section 9.16
Orders	Section 9.16
Other Governmental Consents	Section 3.5

Defined Term	Reference
Other Reimbursable Expenses	Section 6.21
Outside Date	Section 9.16
Owned Real Property	Section 3.18(a)
Parent	Preamble
Parent Entities	Preamble
Parent GP	Preamble
Parent Liability Limitation	Section 8.2(f)(i)
Parent Material Adverse Effect	Section 9.16
Parent Related Parties	Section 8.2(f)(i)
Parent Termination Fee	Section 8.2(c)
Partnership Interest	Section 9.16
Party	Preamble
Paying Agent	Section 2.2(a)
Permits	Section 9.16
Permitted Liens	Section 9.16
Person	Section 9.16
Personal Property	Section 3.18(c)
Phantom Unit	Section 9.16
Phantom Unit Consideration	Section 9.16
Phantom Unitholder Acknowledgement	Section 2.3(a)
Principal Officers	Section 3.6(c)
Proceeding	Section 9.16
Proscribed Recipient	Section 3.10(a)
Proxy Statement	Section 6.1(b)
Public Merger Consideration	Section 9.16
Public Unitholders	Section 9.16
Registration Rights Agreement	Section 9.16
Release	Section 9.16
Representatives	Section 9.16
Required Financial Information	Section 9.16
Resolution Period	Section 6.18(h)
Restraints	Section 7.1(c)
Rights	Section 9.16
Rights-of-Way	Section 3.18(d)
SEC	Section 9.16
Securities Act	Section 9.16
Significant Customer	Section 3.21(a)
Significant Supplier	Section 3.21(b)
Sponsor Merger Consideration	Section 9.16
Subsidiary	Section 9.16
Superior Proposal	Section 9.16
Superior Proposal Notice	Section 6.4(d)(i)
Support Agreements	Recitals
Surviving Entity	Section 1.1
Takeover Laws	Section 9.16

Defined Term	Reference
Tax or Taxes	Section 9.16
Tax Return	Section 9.16
Transaction Filings	Section 3.24
Transaction Litigation	Section 6.10
Transactions	Section 9.16
Transfer Agreement	Section 2.8
Unit Majority	Section 9.16
Unitholder	Section 9.16
Unvested Phantom Unit	Section 9.16
Vested Phantom Unit	Section 9.16
Withdrawal of Recommendation	Section 6.4(b)(vi)

PURCHASE AGREEMENT

AND

PLAN OF MERGER

This PURCHASE AGREEMENT AND PLAN OF MERGER, dated as of August 29, 2017 (this “Agreement”), is by and among Arc Logistics Partners LP, a Delaware limited partnership (“MLP”), Arc Logistics GP LLC, a Delaware limited liability company and the general partner of MLP (“MLP GP” and, together with MLP, the “MLP Entities”), Lightfoot Capital Partners, LP, a Delaware limited partnership (“LCP LP”), Lightfoot Capital Partners GP LLC, a Delaware limited liability company and the general partner of LCP LP (“LCP GP” and, together with LCP LP, the “Lightfoot Entities”), Zenith Energy U.S., L.P., a Delaware limited partnership (“Parent”), Zenith Energy U.S. GP, LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company and a Subsidiary of Parent (“Holdings”), and Zenith Energy U.S. Logistics, LLC, a Delaware limited liability company and a Subsidiary of Holdings (“Merger Sub” and, together with Parent, Parent GP and Holdings, the “Parent Entities”). The MLP Entities, the Lightfoot Entities and the Parent Entities are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the MLP Entities, the Lightfoot Entities and the Parent Entities desire to merge MLP and Merger Sub on the terms and conditions set forth in this Agreement.

WHEREAS, LCP GP desires to sell and otherwise transfer to Holdings, and Holdings desires to purchase and accept, 100% of the issued and outstanding membership interests in MLP GP, including all rights and obligations relating thereto and all economic and capital interest therein (the “GP Equity Interest”).

WHEREAS, the GP Conflicts Committee has unanimously (i) determined that it is in the best interests of MLP and the Public Unitholders to enter into this Agreement and consummate the Merger, (ii) approved this Agreement and the Merger by Special Approval (as defined in the MLP Partnership Agreement), (iii) recommended approval of this Agreement and the Merger by the MLP GP Board and (iv) determined to recommend that the Limited Partners approve this Agreement and the Merger.

WHEREAS, the MLP GP Board has unanimously (i) determined that it is in the best interests of the MLP and the MLP Unitholders, and declared it advisable, for the MLP Entities to enter into this Agreement and consummate the Merger, (ii) authorized and directed MLP GP, in its capacity as the general partner of MLP, to approve this Agreement and the Merger, (iii) authorized and directed MLP GP to execute and deliver this Agreement both (A) in its individual capacity, on its own behalf, and (B) in its capacity as the general partner of MLP, on behalf of MLP, (iv) authorized and directed MLP GP, in its capacity as the general partner of MLP, to direct this Agreement to be submitted to a vote of Limited Partners at a meeting in accordance with the MLP Partnership Agreement and (v) determined to recommend that the Limited Partners approve this Agreement and the Merger, and MLP GP, in its capacity as the general partner of MLP, has approved this Agreement and the Merger.

WHEREAS, the board of managers of LCP GP has unanimously approved this Agreement and the Transactions and authorized and directed LCP GP to execute and deliver this Agreement in its individual capacity on its own behalf and in its capacity as the general partner of LCP LP, and the MLP GP Board has received a written instruction from LCP GP, in its capacity as the managing member of MLP GP, evidencing its approval of this Agreement and the Transactions.

WHEREAS, Parent GP, in its capacity as the general partner of Parent, and Parent, in its capacity as the managing member of Merger Sub, have each approved and declared advisable this Agreement and the Transactions.

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, certain equity owners of the Lightfoot Entities and EFS Midstream Holdings LLC, a Delaware limited liability company (“GE EFS”), will enter into a Purchase Agreement (as amended or modified from time to time, the “Joliet Purchase Agreement”), pursuant to which Parent and certain equity owners of the Lightfoot Entities, or an Affiliate of such Person designated by such Person, will each purchase certain of the interests in Arc Terminals Joliet Holdings, LLC, a Delaware limited liability company (“Joliet”), held by GE EFS (the “Joliet Interests”), upon the terms and subject to the conditions set forth therein (the “Joliet Purchase”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, LCP LNG Holdings, LLC, a Delaware limited liability company (“LCP LNG”), LCP LP and LCP GP will enter into a Purchase Agreement (as amended or modified from time to time, the “Gulf LNG Purchase Agreement”), pursuant to which Parent or an Affiliate of Parent designated by Parent will purchase, on a partially conditional basis, a 9.678% interest in Gulf LNG Holdings Group, LLC, a Delaware limited liability company (“Gulf LNG”), from LCP LNG upon the terms and subject to the conditions set forth therein (the “Gulf LNG Purchase”).

WHEREAS, it is anticipated that, following the execution and delivery of this Agreement, LCP GP, LCP LP and MTP Energy Master Fund Ltd. will execute and deliver to Parent and Merger Sub support agreements (the “Support Agreements”), pursuant to which, among other things, LCP GP, LCP LP and MTP Energy Master Fund Ltd. will agree to approve this Agreement and the Merger at the Unitholder Meeting.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

THE MERGER; THE GP EQUITY TRANSFER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub will be merged with and into MLP (the “Merger”), the separate limited liability company existence of Merger Sub will cease, and MLP will continue its existence as a limited partnership under the Laws of the State of Delaware as the surviving entity in the Merger (the “Surviving Entity”).

Section 1.2 The GP Equity Transfer. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, LCP GP will transfer and deliver to Holdings in exchange for payment of the GP Purchase Price, and Holdings will accept the transfer and delivery from LCP GP of the GP Equity Interest, free and clear of all Liens, except for any transfer restrictions under any applicable securities Laws (the “GP Equity Transfer”).

Section 1.3 Closing. Subject to the provisions of Article VII, unless otherwise agreed by Parent GP and MLP GP in writing, the closing of the Transactions (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, 600 Travis Street, Suite 3300, Houston, Texas 77002 at 9:30 A.M., Houston, Texas time, on the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions as, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), but in no event earlier than November 30, 2017, unless otherwise mutually agreed by the Parties; provided, that, if the Marketing Period has not ended at the time that the Closing would otherwise have occurred pursuant to this Section 1.3, the Closing shall occur instead on the earlier to occur of (a) any Business Day after such date during the Marketing Period to be specified by Parent to MLP on no less than two Business Days’ written notice to MLP and (b) the first Business Day following the last day of the Marketing Period. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.4 Effects of the Merger. Subject to the provisions of this Agreement, at the Closing, MLP GP will cause a certificate of merger, executed in accordance with the relevant provisions of the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by MLP and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger and the GP Equity Transfer is referred to as the “Effective Time”). If the Secretary of State of the State of Delaware requires any changes in the Certificate of Merger as a condition to filing or issuing a certificate that the Merger is effective, the Parties shall execute any necessary revisions incorporating such changes; provided that such changes are not inconsistent with this Agreement.

Section 1.5 Organizational Documents of the Surviving Entity. At the Effective Time:

(a) Certificate of Limited Partnership. The certificate of limited partnership of MLP as in effect immediately prior to the Effective Time will remain unchanged and will be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Law.

(b) MLP Partnership Agreement. The MLP Partnership Agreement as in effect immediately prior to the Effective Time will remain unchanged and will be the partnership agreement of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Law.

ARTICLE II

EFFECT ON UNITS; TRANSFER OF GP EQUITY INTEREST

Section 2.1 Effect of Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the MLP Entities, the Parent Entities, the Lightfoot Entities or the holder of any securities of any of them:

(a) Conversion of Common Units (Other Than the Sponsor Units). Each issued and outstanding Common Unit (other than the Sponsor Units) as of immediately prior to the Effective Time will (i) be converted into the right to receive the Public Merger Consideration, (ii) no longer be outstanding, (iii) automatically be cancelled and (iv) cease to exist.

(b) Conversion of Common Units Owned by LCP LP. Each issued and outstanding Common Unit that is owned by LCP LP as of immediately prior to the Effective Time will (i) be converted into the right to receive the Sponsor Merger Consideration, (ii) no longer be outstanding, (iii) automatically be cancelled and (iv) cease to exist.

(c) Limited Partner Interests of the Surviving Entity. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into the number of Common Units canceled pursuant to Section 2.1(a) and Section 2.1(b). At the Effective Time, the books and records of the Surviving Entity will be revised to reflect the admission of Parent as the sole Limited Partner of the Surviving Entity and the simultaneous cancellation of all other limited partner interests in MLP (as the Surviving Entity).

(d) Cancellation of MLP-Owned Units and Parent-Owned Units. Any Partnership Interests that are owned immediately prior to the Effective Time by MLP or any Subsidiary of MLP, and any Partnership Interests owned immediately prior to the Effective Time by Parent or any Affiliate of Parent will be automatically cancelled and will cease to exist. No consideration will be delivered in exchange for such cancelled Partnership Interests.

(e) General Partner Interest Unaffected. The General Partner Interest issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding; provided, however, that, upon the GP Equity Transfer, the General Partner Interest will be owned directly by Holdings.

Section 2.2 Exchange of Book-Entry Units.

(a) Paying Agent. At or prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to MLP (the “Paying Agent”) for the purpose of exchanging Common Units held of record in book-entry form (“Book-Entry Units”) for the Merger Consideration. Subject to Section 2.2(c), as soon as reasonably practicable after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of Book-Entry Units (other than The Depository Trust Company (the “DTC”)) as of the Effective Time (and, to the extent commercially practicable, Parent will, or will cause the Paying Agent to, make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by a holder of Book-Entry Units), a letter of transmittal in form and substance reasonably satisfactory to each of the Parties (each such letter, a “Letter of Transmittal”) to be used for surrender of Book-Entry Units pursuant to this Article II.

(b) Deposit. At or prior to the Closing, Parent will deposit or cause to be deposited with the Paying Agent, for the benefit of the Unitholders, an amount of cash in U.S. dollars equal to the sum of the aggregate Public Merger Consideration to be paid pursuant to Section 2.1(a) plus the aggregate Sponsor Merger Consideration to be paid pursuant to Section 2.1(b), payable upon due surrender of the Book-Entry Units pursuant to the provisions of this Article II. All cash deposited with the Paying Agent is referred to as the “Exchange Fund.” The Paying Agent will, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article II out of the Exchange Fund. The Paying Agent will invest the Exchange Fund as directed by Parent; provided that no such investment or losses thereon will affect the Merger Consideration payable to Unitholders entitled to receive such Merger Consideration and Parent will promptly cause to be provided additional funds to the Paying Agent for the benefit of Unitholders entitled to receive such Merger Consideration in the amount of any such losses. Any interest and other income resulting from such investment will be the sole and exclusive property of Parent or an Affiliate of Parent designated by Parent, and no part of such earnings will accrue to the benefit of Unitholders.

(c) Exchange.

(i) Each holder of Book-Entry Units other than DTC, upon surrender thereof by delivery of a Letter of Transmittal, duly executed and completed in accordance with the terms of such Letter of Transmittal, and such other documents as may reasonably be required by the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Unit a cash amount equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.5). DTC, upon surrender of its Book-Entry Units in accordance with the customary surrender procedures of DTC and the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Unit a cash amount equal to the Merger Consideration. Each Book-Entry Unit surrendered pursuant to this Section 2.2(c) will be cancelled.

(ii) The Merger Consideration will be paid to (A) the holders of Book-Entry Units other than DTC, as promptly as practicable after receipt by the Paying Agent of the Letter of Transmittal in respect thereof, by mail or wire transfer of immediately available funds and (B) DTC, as promptly as practicable after the Effective Time, by wire transfer of immediately available funds.

(iii) Payment of the Merger Consideration with respect to Book-Entry Units will only be made to the Person in whose name such Book-Entry Units are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Units. Until surrendered and paid as contemplated hereby, each Book-Entry Unit will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement. The Merger Consideration paid upon surrender of such Book-Entry Units will be deemed to have been paid in full satisfaction of all rights pertaining to such Book-Entry Units.

(iv) No Person beneficially owning Common Units through DTC will be required to deliver a Letter of Transmittal to receive the Merger Consideration that such holder is entitled to receive through DTC. Any such Person will receive its Merger Consideration in accordance with the customary payment procedures of DTC following the Effective Time.

(d) No Further Transfers. From and after the Effective Time, there will be no further registration on the books of MLP of transfers of Common Units. From and after the Effective Time, the Unitholders as of immediately prior to the Effective Time will cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the Unitholders on the first anniversary of the Effective Time will be returned to Parent or an Affiliate of Parent designated by Parent, upon demand, and any such holder who has not exchanged its Common Units for the Merger Consideration in accordance with this Section 2.2 prior to that time will thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s Common Units. Any Merger Consideration remaining unclaimed by Unitholders immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority will, to the extent permitted by applicable Law, become the property of Parent or an Affiliate of Parent designated by Parent, free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, MLP, MLP GP or any of their respective Affiliates will be liable to any Unitholder for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws.

Section 2.3 Treatment of Phantom Units and Incentive Distribution Rights.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each Vested Phantom Unit that is outstanding as of immediately prior to the Effective Time shall (i) be canceled and converted into the right to receive from Parent (through MLP GP) the Phantom Unit Consideration, (ii) no longer be outstanding and (iii) cease to exist. As a condition to the receipt of the Phantom Unit Consideration, each holder of Vested Phantom Units will be required to execute and deliver to MLP GP an acknowledgement in the form attached hereto as Exhibit C (a “Phantom Unitholder Acknowledgement”) on or prior to the Closing.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each Unvested Phantom Unit that is outstanding as of immediately prior to the Effective Time shall be amended and converted into the right to receive the following: (i) the regular vesting schedule of each Phantom Unit shall be amended to provide that 50% of such Unvested Phantom Units vest on the six (6) month anniversary of the Closing, with the remaining 50% of such Unvested Phantom Units vesting on the twelve (12) month anniversary of the Closing, with each such Unvested Phantom Unit subject to the same forfeiture and acceleration provisions in effect prior to such amendment, and (ii) on the date such Unvested Phantom Unit would vest and be settled in accordance with the applicable terms and conditions of each Unvested Phantom Unit (as amended pursuant to (i) above), each Unvested Phantom Unit shall be paid the Phantom Unit Consideration; provided that such amendment and payment does not trigger Taxes under Section 409A of the Code. Following the payment of the Phantom Unit Consideration with respect to any Unvested Phantom Unit, such Unvested Phantom Unit shall no longer be outstanding and shall cease to exist. As a condition to the receipt of the Phantom Unit Consideration, each holder of Unvested Phantom Units will be required to execute and deliver the Phantom Unitholder Acknowledgement on or within five Business Days of the vesting of such Unvested Phantom Unit.

(c) Parent will cause MLP GP to pay the Phantom Unit Consideration (i) to any holder of Vested Phantom Units who executes and delivers to MLP GP a Phantom Unitholder Acknowledgement on or prior to the Closing, as promptly as practicable (but in no event later than three Business Days) following the Closing Date and (ii) to any holder of Unvested Phantom Units who executes and delivers to MLP GP a Phantom Unitholder Acknowledgement in accordance with Section 2.3(b) after the Closing, in accordance with the applicable terms and conditions of such Unvested Phantom Units. No interest will be paid or accrued on any Phantom Unit Consideration. The Phantom Unit Consideration paid will be paid in full satisfaction of all rights pertaining to the Phantom Units formerly outstanding.

(d) Prior to the Effective Time, MLP and MLP GP, including the MLP GP Board and any committee thereof, shall take all action necessary, if any, under the MLP Equity Plans to permit and effect the cancellation and conversion of Vested Phantom Units as contemplated by Section 2.3(a) and the amendment and conversion of Unvested Phantom Units as contemplated by Section 2.3(b).

(e) The Incentive Distribution Rights issued and outstanding as of immediately prior to the Effective Time, which are owned by MLP GP, shall be automatically cancelled at the Closing and shall cease to exist, and no consideration shall be delivered in respect thereof.

Section 2.4 Distributions.

(a) The MLP Entities, including the MLP GP Board and any applicable committee thereof, have adopted and approved the incorporation of Annex I of the MLP Disclosure Letter into MLP’s distribution policy. The MLP Entities shall not take any action, including any amendment or modification of MLP’s distribution policy, that prohibits or restricts, or limits the ability of, any MLP Entity from complying with the terms and conditions of Annex I of the MLP Disclosure Letter.

(b) From the date of this Agreement until the Effective Time, the MLP Entities and the Lightfoot Entities will declare and make any distribution permitted under Section 6.3(d) in accordance with and subject to the limitations of Annex I of the MLP Disclosure Letter.

Section 2.5 Withholding Taxes. Each of Parent, MLP, MLP GP, Merger Sub, any Affiliate of Parent that has been designated by Parent pursuant to this Article II, and the Paying Agent will be entitled to deduct and withhold from the consideration payable pursuant to this Agreement, including to a Unitholder or a holder of Phantom Units, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, or under any provision of applicable state, local or non-U.S. Tax Law. The MLP Entities shall cooperate with Parent in coordinating the deduction and withholding of any Taxes required to be deducted and withheld by any MLP Group Entity under applicable Tax Law, including payroll Taxes relating to payments made in respect of Phantom Units. To the extent amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts will be treated for the purposes of this Agreement as having been paid to the Person, including the former Unitholder or former holder of Phantom Units, as applicable, in respect of whom such withholding was made.

Section 2.6 Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 6.2 and 6.3 or other applicable prohibitions in this Agreement), if between the date of this Agreement and the Effective Time the number of outstanding Common Units have been changed into a different number of units or a different class by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction, the Merger Consideration will be equitably adjusted to proportionately reflect the effect of such unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction and to provide the Unitholders and holders of Phantom Units the same economic effect as contemplated by this Agreement prior to such event.

Section 2.7 No Dissenters’ Rights. No dissenters’ or appraisal rights are or will be available with respect to the Transactions.

Section 2.8 GP Equity Transfer Covenants. At the Effective Time, (a) LCP GP and Holdings will each execute and deliver to one another the transfer agreement substantially in the form attached hereto as Exhibit A (the “Transfer Agreement”) and Holdings will (or Parent will, on Holdings’ behalf) pay to LCP GP (by wire transfer of immediately available funds) the GP Purchase Price, (b) MLP GP will (i) register the GP Equity Transfer in its books and records and (ii) update its records to reflect Holdings as the member of and registered owner of the GP Equity Interest and (c) LCP GP will deliver to Holdings the resignations of such managers, officers and directors of MLP GP and any of its Subsidiaries as are requested by Parent prior to the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE MLP ENTITIES

Except as disclosed in (a) the MLP SEC Documents filed or furnished with the SEC on or after December 31, 2016 and publicly available at least 24 hours prior to the date of this Agreement and only as and to the extent disclosed therein (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are primarily predictive or forward looking in nature) other than for purposes of Section 3.1, Section 3.2 or Section 3.3, or (b) the corresponding sections of the disclosure letter delivered by MLP to Parent (the “MLP Disclosure Letter”) prior to the execution of this Agreement (or disclosed in any other section, subsection or clause of the MLP Disclosure Letter if it is reasonably apparent from the face of such disclosure that such disclosure will be deemed to be disclosed with respect to any other section, subsection or clause of this Agreement) (it being agreed that (i) the inclusion of any item in the MLP Disclosure Letter that qualifies or limits, or discloses information with respect to, any representation or warranty made by MLP or MLP GP (or both of them) shall not constitute or be deemed to constitute an admission by MLP or MLP GP that such item is a fact, event, circumstance or condition required to be disclosed in the MLP Disclosure Letter in order to render true, accurate and complete such representation or warranty and (ii) the express reference to any Section of the MLP Disclosure Letter in any sentence of any representation or warranty made in this Article III shall not imply that the MLP Disclosure Letter does not contain any fact, event, circumstance or condition that qualifies or limits, or discloses information with respect to, any representation or warranty made in this Article III that does not contain an express reference to any Section of the MLP Disclosure Letter), MLP and MLP GP jointly and severally represent and warrant to the Parent Entities as follows:

Section 3.1 Organization.

(a) Each of the MLP Group Entities is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable. Each of the MLP Group Entities has all requisite partnership, corporate, limited liability company power or other applicable power, as applicable, and authority necessary to own or lease all of its properties and assets and to carry on its business as currently conducted, except where the failure to have such power or authority would not, and would not reasonably be expected to, individually or in the aggregate, result in an MLP Material Adverse Effect.

(b) Each of the MLP Group Entities is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

(c) MLP has made available to Parent true and complete copies of its certificate of limited partnership and the MLP Partnership Agreement (the “MLP Charter Documents”), and true and complete copies of the comparable organizational documents of each of its Subsidiaries and MLP GP and of Gulf LNG, in each case as amended to the date of this Agreement. MLP is in compliance with the terms of the MLP Charter Documents and each of its Subsidiaries and MLP GP is in compliance with its respective organizational or governing documents and the Subsidiary of the MLP that owns the Gulf LNG Interest is not in violation of any of the provisions of the organizational documents of Gulf LNG.

Section 3.2 Capitalization.

(a) As of the date of this Agreement, (i) there are no Partnership Interests or other Equity Securities in MLP issued and outstanding, other than (A) 19,545,944 Common Units, (B) 981,658 Phantom Units, (C) the MLP General Partner Interest and (D) the Incentive Distribution Rights and (ii) there are no Partnership Interests or other Equity Securities in MLP reserved for issuance, other than 968,333 Common Units reserved for issuance pursuant to the settlement of outstanding Phantom Unit awards and 599,446 Common Units reserved for future awards under the MLP LTIP. All outstanding Common Units and Phantom Units have been duly authorized and all Common Units are validly issued and are fully paid, nonassessable (except as such non-assessibility may be affected by Sections 17-303, 17-607 and 17-804 of DRULPA) and free of preemptive rights (except for any preemptive rights provided for in the MLP Partnership Agreement). No Common Units, Phantom Units or other Equity Securities in MLP are held by a Subsidiary of MLP. There are no certificates representing any Partnership Interests, and no such certificates have been issued.

(b) Section 3.2(b)(i) of the MLP Disclosure Letter sets forth, for each Phantom Unit outstanding as of the date hereof, (i) the number of Common Units issuable upon the vesting thereof, (ii) the grant date thereof, (iii) the vesting schedule with respect thereto and (iv) the amount vested and outstanding. All of the outstanding Phantom Units have been issued pursuant to the MLP LTIP. No outstanding Partnership Interests are subject to vesting restrictions or other risk of forfeiture to MLP under the MLP Equity Plans or otherwise. All Phantom Units are evidenced by award agreements, in each case, in the applicable form made available to Parent or filed by MLP with the SEC. Each such Phantom Unit award agreement provides that the MLP LTIP controls in the event of any conflict and no such agreement contains any terms that are materially different from the form applicable thereto. Each Phantom Unit may be treated, by its terms, as set forth in Section 2.3. From the Balance Sheet Date through the date of this Agreement, none of the MLP Group Entities has issued any Equity Securities, other than Phantom Units issued pursuant to the MLP LTIP and any Common Units issued upon the vesting of any Phantom Unit awards.

(c) Except for this Agreement, the MLP Partnership Agreement, the Registration Rights Agreements, the Joliet LLC Agreement, the Gulf LNG LLC Agreement, the MLP LTIP and any awards or award agreements issued pursuant thereto, there are no outstanding Contracts or obligations binding on any of MLP or its Subsidiaries with respect to any of their respective Equity Securities, including any Contract (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring any registration for sale of, or (v) granting any preemptive or anti-dilutive rights with respect to, any such Equity Security. All sales, issuances or other transfers of the Equity Securities of the MLP Group Entities prior to the date hereof were at all times registered under the Securities Act and applicable foreign and state securities Laws or were exempt from the registration requirements of the Securities Act and applicable foreign and state securities Laws, or if such Equity Securities were not so registered or exempt, any private rights of action for rescission or damages arising from the failure to register any such Equity Securities are time barred by applicable statutes of limitations or equitable principles, including laches.

(d) Section 3.2(d) of the MLP Disclosure Letter sets forth a complete list of the Subsidiaries of MLP. All the outstanding Equity Interests of each Subsidiary of MLP have been duly authorized and validly issued and are fully paid and nonassessable (except to the extent provided by applicable Law) and are owned and held by MLP free and clear of all Liens other than Liens under the Existing MLP Credit Facility and transfer restrictions under applicable securities Laws. Except for MLP’s ownership of the Subsidiaries listed in Section 3.2(d) of the MLP Disclosure Letter, MLP and its Subsidiaries do not directly or indirectly, beneficially or of record, own any Equity Securities of any other Person, or have any obligations or have made any Contract to acquire any Equity Securities of, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person, other than the MLP’s indirect 10.322% limited liability company interest in Gulf LNG (the “Gulf LNG Interest”). The MLP is the indirect record and beneficial owner of the Gulf LNG Interest, free and clear of all Liens other than Liens under the Existing MLP Credit Facility and transfer restrictions under applicable securities Laws.

Section 3.3 Authorization.

(a) Each of the MLP Entities has all necessary limited liability company or limited partnership power and authority and has taken all action necessary in order to execute and deliver this Agreement and to consummate the Transactions, subject to, only in the case of consummating the Merger, obtaining the consent of the holders of a Unit Majority approving this Agreement and the Merger in compliance with the DRULPA and the MLP Partnership Agreement (the “MLP Unitholder Approval”). Subject to obtaining the MLP Unitholder Approval, the execution, delivery and performance by the MLP Entities of this Agreement, and the consummation by the MLP Entities of the Transactions, have been duly authorized and approved by the MLP GP Board. Except for obtaining the MLP Unitholder Approval for the adoption of this Agreement and consummation of the Merger, no other entity action on the part of the MLP Entities is necessary to authorize the execution, delivery and performance by the MLP Entities of this Agreement and the consummation of the Transactions other than such actions that have been taken as of the date hereof. This Agreement has been duly executed and delivered by the MLP Entities and, assuming due authorization, execution and delivery of this Agreement by the other Parties, constitutes a legal, valid and binding obligation of each of the MLP Entities, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) MLP Unitholder Approval is the only vote or approval of the holders of any class or series of Partnership Interests or other Equity Interests of any of the MLP Group Entities that remains necessary to approve this Agreement.

Section 3.4 Noncontravention. Neither the execution and delivery of this Agreement by the MLP Entities nor the consummation by the MLP Entities of the Transactions, nor compliance by the MLP Entities with any of the terms or provisions of this Agreement, will (a) assuming that the MLP Unitholder Approval is obtained, conflict with or violate any provision of the MLP Charter Documents or any of the comparable organizational documents of the other MLP Group Entities, (b) assuming that the Consents referred to in Section 3.5 and the third party consents or approvals listed in Section 3.4 of the MLP Disclosure Letter and the MLP Unitholder Approval are obtained and the filings referred to in Section 3.5 are made, (i) violate, in any material respect, any Law or Order applicable to the MLP Group Entities or by which they or any of their respective properties or assets may be bound or affected, (ii) violate or conflict with, in any material respect, or result in the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any material Lien upon any of the respective properties or assets of, the MLP Group Entities under any Permit (including any Environmental Permit) to which any of the MLP Group Entities is a party or by which they or any of their respective properties or assets may be bound or affected, (iii) violate or conflict with, or result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the MLP Group Entities under any Contract to which any of the MLP Group Entities is a party or by which they or any of their respective properties or assets may be bound or affected, except for any such breach, violation, termination, modification, cancellation, creation, acceleration, loss or default that, individually or in the aggregate, would not reasonably be expected to have an MLP Material Adverse Effect or (iv) result in the exercisability of any right to purchase or acquire any material asset of the MLP Group Entities.

Section 3.5 Governmental Approvals. Other than (a) the filing of the Proxy Statement to be sent to the Unitholders pursuant to Section 6.1 with the SEC, (b) (i) the filing of a Notification and Report Form by MLP pursuant to the HSR Act and the termination or expiration of the waiting period required thereunder, (ii) such filings set forth in Section 3.5 of the MLP Disclosure Letter that MLP has determined in good faith, after consultation with Parent and outside counsel, are necessary to obtain the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws of any jurisdiction and (iii) any other filings in connection with the Transactions required under the HSR Act (clauses (i), (ii) and (iii) above, collectively, the “Antitrust Consents”), (c) filings required by the applicable requirements of the Securities Act and the Exchange Act, (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (e) any notice pursuant to the rules and regulations of the NYSE (collectively, clauses (c), (d) and (e), the “Other Governmental Consents”), and assuming the accuracy of the representations and warranties of the Parent Entities in Section 5.5, no Consents of or with any Governmental Authority are necessary in connection with the execution, delivery and performance of this Agreement by the MLP Entities and the consummation by the MLP Entities of the Transactions, except for any such Consents that, if not obtained, made or given, would not, and would not reasonably be expected to, individually or in the aggregate, result in an MLP Material Adverse Effect.

Section 3.6 MLP SEC Documents; Undisclosed Liabilities.

(a) Since July 29, 2013, all MLP SEC Documents (except for the Proxy Statement, which is addressed in Section 6.1(b)) have been timely filed or furnished to the SEC in accordance with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. All MLP SEC Documents (i) complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the NYSE and (ii) as of its filing date in the case of any Exchange Act report and as of its effective date in the case of any Securities Act filing, or if amended, supplemented or superseded, as finally amended, supplemented or superseded prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. MLP has made available to Parent true and complete copies of all material correspondence between the SEC, on the one hand, and any MLP Group Entity, on the other hand, occurring since July 29, 2013, other than any thereof that is publicly available on the SEC’s website. There are no outstanding or unresolved comments received from the SEC staff with respect to the MLP SEC Documents. To the Knowledge of the MLP, no MLP SEC Document is the subject of ongoing SEC review or investigation. None of MLP’s Subsidiaries or MLP GP is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The historical consolidated financial statements of MLP included in the MLP SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of MLP and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal and immaterial year-end audit adjustments).

(c) MLP has established and maintains internal controls over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to MLP and its consolidated Subsidiaries required to be disclosed by MLP in the MLP SEC Documents under the

Exchange Act is accumulated and communicated to the MLP GP’s principal executive officer and its principal financial officer (the “Principal Officers”) to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by MLP in the MLP SEC Documents under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Principal Officers have disclosed, based on their most recent evaluation, to MLP’s auditors and the audit committee of the MLP GP Board (i) all significant deficiencies in the design or operation of internal controls which could adversely affect MLP’s ability to record, process, summarize and report financial data and have identified for MLP’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in MLP’s internal controls. The Principal Officers have made all certifications required by the Sarbanes-Oxley Act and the Exchange Act with respect to the MLP SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of the MLP has completed its assessment of the effectiveness of MLP’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective. To the Knowledge of the MLP Entities, as of the date of this Agreement there are no facts or circumstances that would prevent the Principal Officers from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due. MLP is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act and, to the Knowledge of the MLP Entities, no employee of the MLP Group Entities has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by any MLP Group Entity. No MLP Group Entity nor, to the Knowledge of the MLP Entities, any of their respective Representatives has received any substantive complaint, allegation, assertion or claim, whether written or oral, that an MLP Group Entity has engaged in questionable accounting or auditing practices. No current or former attorney representing any MLP Group Entity has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the MLP Group Entities or any of their respective managers, officers, directors, employees or agents, to the current MLP GP Board or any committee thereof or to any current manager, director or executive officer of the MLP Entities.

(d) Without limiting the generality of Sections 3.6(a) through 3.6(c), (i) PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountant of MLP as a result of or in connection with any disagreement with MLP on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of MLP GP has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by MLP with the SEC since July 29, 2013 and (iii) no enforcement action has been initiated or, to the Knowledge of the MLP Entities, threatened in writing against MLP by the SEC relating to disclosures contained in any MLP SEC Document.

(e) Except (i) as reflected or otherwise reserved against on the consolidated balance sheet of MLP and its Subsidiaries as of December 31, 2016 (the “Balance Sheet Date”) (including the notes thereto) included in the MLP SEC Documents filed by MLP and publicly available prior to the date of this Agreement, and as updated on the consolidated balance sheet of MLP and its Subsidiaries as of the most recent quarter (including the notes thereto) included in the MLP SEC Documents filed by MLP and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business (x) that have been paid, or are not yet due and payable or are being contested in good faith, in each case for which adequate reserves have been established in accordance with GAAP or (y) that are described in Section 3.6(e) of the MLP Disclosure Letter and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the Transactions, neither MLP nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of MLP prepared in accordance with GAAP or the notes thereto in order for such balance sheet to fairly and completely present MLP’s financial position in all material respects.

(f) Neither MLP nor any of its Subsidiaries is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among MLP and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, MLP in MLP’s published financial statements or any MLP SEC Documents.

Section 3.7 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date and except to the extent arising out of or resulting from any change, event, effect, occurrence, state of facts or developments that may arise after the date hereof and that are listed in Section 3.7(a) of the MLP Disclosure Letter, there have not been any changes, events, effects, occurrences, states of facts or developments that, individually or in the aggregate with all other changes, events, effects, occurrences, states of facts or developments, have had or would reasonably be expected to have an MLP Material Adverse Effect.

(b) From the Balance Sheet Date through the date of this Agreement, (i) except for this Agreement and the Transactions, the MLP Group Entities have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) no MLP Group Entity has taken any action that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent, would constitute a breach of Sections 6.3(a), (c), (d), (h), (i), (k), (l), (m), (n) or (o).

Section 3.8 Legal Proceedings. No Proceeding is pending or, to the Knowledge of the MLP Entities, is threatened, against or affecting any MLP Group Entity or their respective assets (including by virtue of indemnification or otherwise), or any director, manager, officer or employee (in his or her capacity as such) of any MLP Group Entity that (a) would, individually or in the aggregate, reasonably be expected to result in an MLP Material Adverse Effect or (b) as of the date of this Agreement, challenges the validity or propriety of any of the Transactions or otherwise seeks to prevent or materially delay consummation of any of the Transactions or performance by the MLP Entities of any of their respective material obligations under this Agreement. None of the MLP Group Entities is a party to, and none of the MLP Group Entities or their respective assets are subject to the provisions of, any Orders of, or promulgated or issued by or with (or settlement or consent Contract subject to), any Governmental Authority that, individually or in the aggregate, (i) has resulted, or would reasonably be expected to result, in an MLP Material Adverse Effect or (ii) challenges the validity or propriety of the Transactions or otherwise seeks to prevent or materially delay consummation of the Transactions or performance by the MLP Entities of any of their respective material obligations under this Agreement.

Section 3.9 Compliance with Laws; Permits.

(a) Compliance with Laws. None of the MLP Group Entities has been, or is, in conflict with, in default under or in violation of any Law applicable to any MLP Group Entity or by which any property or asset of the MLP Group Entities is bound or affected, in each case, that would reasonably be expected, individually or in the aggregate, to result in an MLP Material Adverse Effect. Since the date of formation of MLP, no written notice, written charge, written allegation or written assertion has been received by the MLP Group Entities or, to the Knowledge of the MLP Entities, threatened against any MLP Group Entity alleging any actual or potential violation of or non-compliance with any of the foregoing other than any thereof, individually or in the aggregate, that has not had or would not reasonably be expected to have an MLP Material Adverse Effect.

(b) Permits. The MLP Group Entities are in possession of all Permits necessary for the MLP Group Entities to own, lease and operate their properties and assets or to lawfully carry on their businesses as they are now being conducted, except where the failure to be in possession of such Permits would not, and would not reasonably be expected to, individually or in the aggregate, result in an MLP Material Adverse Effect. All such Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, an MLP Material Adverse Effect. Each of the MLP Group Entities is not, and since the date of formation of MLP have not been, in violation or breach of, or default under, any such Permit, except where such violation, breach or default would not have, individually or in the aggregate, an MLP Material Adverse Effect. No suspension, modification, revocation or cancellation of any of such Permits is pending or, to the Knowledge of the MLP Entities, threatened, nor, to the Knowledge of the MLP Entities, do reasonable grounds exist for any such action, except for any such suspension, modification, revocation or cancellation that would not reasonably be expected, individually or in the aggregate, to result in an MLP Material Adverse Effect.

Section 3.10 Prohibited Payments.

(a) None of the MLP Group Entities, directly or indirectly through its Representatives or any other Person acting on its behalf (including any distributor, agent, sales intermediary or other third party), has, since the date of formation of MLP, (i) taken any action in violation of any applicable Anti-corruption Laws or (ii) paid, offered, promised to pay, or authorized the payment of, or will, directly or indirectly, pay, offer or promise to pay, or authorize payment of, any monies or any other thing of value to any Government Official (including employees of government-owned or controlled entities), any political Party or candidate for political office or to any other Person (collectively, a “Proscribed Recipient”): (A) for the purpose of (1) influencing any act or decision of such Proscribed Recipient, (2) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her or its influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority, (3) assisting the MLP Group Entities or any of their respective Representatives in obtaining or retaining business for or with, or directing business to, any Person, (4) securing any improper advantage or (5) inducing such Proscribed Recipient to influence or affect any act or decision of any Governmental Authority or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage. The MLP Group Entities have at all times been in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). No MLP Group Entity has received any communication from a Governmental Authority that alleges that any MLP Group Entity, or any Representative (as defined below) thereof, is or may be in material violation of, or has, or may have, any unresolved material liability under, any Anti-corruption Laws.

(b) Neither the MLP Group Entities nor, to the Knowledge of the MLP Entities, any of their respective employees (in the context of their employment) has been convicted of violating any Anti-corruption Laws or subjected to any Proceeding by a Governmental Authority for potential corruption, fraud or violation of any applicable Anti-corruption Laws.

Section 3.11 Export Controls.

(a) No MLP Group Entity, nor, to the Knowledge of the MLP Entities, any of their respective Representatives (in each case, acting in their capacities as such), has had any reasonable basis for believing that, since the date of formation of MLP, any of the foregoing Persons has violated any applicable export or import control Laws, trade or economic sanctions Laws, or anti-boycott Laws, of the United States or any other jurisdiction, including: The Arms Export Control Act (22 U.S.C. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730

et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature. There are no Contracts between any MLP Group Entity and any Person engaged in international trade or export on behalf of the MLP Group Entities (including any Person identified on the U.S. Department of the Treasury’s Specially Designated Nationals List). No export or import Permits, license exceptions or other Consents are required to operate the business of the MLP Group Entities as currently conducted.

(b) In addition, the MLP Group Entities are not engaged in any activities to establish, support or maintain any business relationships with, or contracted to sell, supply, distribute or otherwise provide any goods or services to, any Governmental Authority within, and any Person organized or domiciled in or that is a citizen of, Cuba, Iran, the Republic of North Korea, the Republic of the Sudan, Syria, the Crimea Region of the Ukraine or any other country or territory against which the United States maintains comprehensive trade sanctions and/or economic embargoes.

Section 3.12 Antitrust Laws. None of the MLP Group Entities is, or since the date of formation of MLP has been, in conflict with, default under or violation of, or is being or, since the date of formation of MLP has been, charged by any Governmental Authority with, or to the Knowledge of the MLP Entities, investigated for, a violation of any Antitrust Law applicable to any MLP Group Entity. To the Knowledge of the MLP Entities, no investigation or review by any Governmental Authority under any Antitrust Law with respect to any MLP Group Entity is pending or threatened, nor has any Governmental Authority indicated an intention to conduct any such investigation or review, except in connection with the transactions provided for herein.

Section 3.13 Tax Matters.

(a) All material Tax Returns that were required to be filed by or with respect to the MLP Group Entities have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes owed by the MLP Group Entities that are or have become due (whether or not shown on any Tax Returns) have been timely paid in full or an adequate reserve for the payment of such Taxes has been established and maintained in accordance with GAAP in MLP’s financial statements included in the MLP SEC Documents;

(c) All Tax withholding and deposit requirements imposed on or with respect to the MLP Group Entities have been satisfied in all material respects.

(d) The MLP Group Entities have complied in all material respects with applicable Law (including any record-keeping and documentation requirements related to sales Tax and escheat and unclaimed property) related to withholding and payment of Taxes, including Taxes required to be withheld and timely paid to the appropriate authorities with respect to amounts paid to any third party (including income, social security and employment Tax withholding for all types of compensation).

(e) There are no material Liens for Taxes (other than statutory Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in MLP’s financial statements included in the MLP SEC Documents) on any of the assets of the MLP Group Entities.

(f) There are no material audits, examinations, investigations or other Proceedings pending or threatened in writing in respect of Taxes or Tax matters of any MLP Group Entity (including any audits, examinations, investigations or other Proceedings involving any of their respective Affiliates if related to Taxes or Tax matters for which any MLP Group Entity may have liability or responsibility).

(g) There is no written claim against any MLP Group Entity for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to any MLP Group Entity, except for such claims, assessments, deficiencies or adjustments that would not reasonably be expected to, individually or in the aggregate, exceed $1,000,000.

(h) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any MLP Group Entity or any waiver or Contract for any extension of time for the assessment or payment of any Tax of or with respect to any of the MLP Group Entities.

(i) None of the MLP Group Entities will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or before the Closing Date, including under Section 481(a) of the Code or any similar provision of state, local, or non-U.S. Law, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) closing agreement described in Section 7121 of the Code or any similar Contract or provision of state, local or non-U.S. Law executed on or prior to the Closing Date, (v) intercompany transactions or any excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) or (vi) indebtedness discharged in connection with any election under Section 108(i) of the Code or any similar provision of state, local or non-U.S. Law.

(j) None of the MLP Group Entities is a party to a Tax allocation or sharing Contract, and no payments are due or will become due by any MLP Group Entity pursuant to any such Contract or any Tax indemnification Contract.

(k) None of the MLP Group Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than MLP or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

(l) MLP is and at all times since its formation has been properly classified as a partnership for U.S. federal income Tax purposes, and not as an association taxable as a corporation, including under Section 7704 of the Code.

(m) For each taxable year of MLP ending after its initial public offering, at least 90% of the gross income of MLP has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

(n) Each MLP Group Entity (other than MLP and Joliet, which are classified for U.S. federal income Tax purposes as domestic partnerships) is and has been since its formation properly classified as a disregarded entity for U.S. federal income Tax purposes.

(o) No MLP Group Entity has obtained or requested a “private letter ruling” from the United States Internal Revenue Service.

(p) No Contract or other document related to any MLP Group Entity prohibits any of the Transactions because they will or could cause a “termination” of any MLP Group Entity for purposes of Section 708 of the Code.

(q) No written claim or inquiry has ever been made by a Governmental Authority in a jurisdiction where any MLP Group Entity does not file Tax Returns that such MLP Group Entity is or may be subject to taxation by that jurisdiction.

(r) To the Knowledge of the MLP Entities, the Transactions (and the resulting termination of the MLP for federal income Tax purposes) will not terminate any material Tax incentive, holiday, abatement, or special appraisal method used by any MLP Group Entity.

(s) The MLP Group Entities have not participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4.

(t) MLP has made available to Parent true and correct copies of all material income Tax Returns of each MLP Group Entity filed with federal Governmental Authorities in the United States and any other foreign countries in which such a Tax Return has been filed since January 1, 2013.

Section 3.14 Employee Benefits.

(a) Section 3.14(a) of the MLP Disclosure Letter is a true, correct and complete list of all material MLP Benefit Plans.

(b) Correct and complete copies of the following materials have been made available to Parent, to the extent applicable: (i) all plan documents for each MLP Benefit Plan or, in the case of an unwritten MLP Benefit Plan, a written description thereof, and all amendments thereto, (ii) all determination letters from the IRS with respect to any of the MLP Benefit Plans, (iii) all summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to any of the MLP Benefit Plans and (iv) all trust Contracts, insurance Contracts, and other documents relating to the funding or payment of benefits under any MLP Benefit Plan.

(c) No MLP Group Entity nor any of their respective ERISA Affiliates currently has, and at no time in the past six years has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 4001(a) of ERISA or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(d) No dispute, arbitration or other Proceeding is pending or, to the Knowledge of the MLP Entities, threatened (i) with respect to any MLP Benefit Plan other than claims for benefits in the ordinary course, (ii) alleging any breach of the terms of any MLP Benefit Plan or any fiduciary duties with respect thereto or (iii) with respect to any violation of any applicable Law with respect to such MLP Benefit Plan, in each case except as would not, individually or in the aggregate, reasonably be expected to result in an MLP Material Adverse Effect, nor to the Knowledge of the MLP Entities, in the case of clauses (i), (ii) and (iii), is there any basis for one.

(e) Each MLP Benefit Plan has been maintained, funded and administered in compliance with its terms and any related documents or Contracts and in compliance with applicable Law, including ERISA and the Code, except for any noncompliance which would not, individually or in the aggregate, reasonably be expected to result in an MLP Material Adverse Effect. Any MLP Benefit Plan intended to be qualified under Section 401 of the Code has received (or made a timely filing for) a favorable determination or opinion letter from the United States Internal Revenue Service that has not been revoked, and each trust created thereunder has been determined by the United States Internal Revenue Service to be exempt from Tax under the provisions of Section 501(a) of the Code, and to the Knowledge of the MLP Entities, no fact or event has occurred since the date of any such determination that would reasonably be expected to result in an MLP Material Adverse Effect. To the Knowledge of the MLP Entities, no MLP Group Entity, nor any of their respective ERISA Affiliates has engaged in a transaction with respect to any MLP Benefit Plan for which they would reasonably be expected to be subject (either directly or indirectly) to a material liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code. No MLP Group Entity maintains or contributes to or is required to contribute to any plan or Contract which provides post-termination or post-retirement health or life insurance benefits or coverage to any Person, except as required by applicable Law.

(f) All contributions, premiums and other payments due from any MLP Group Entity required by applicable Law or any MLP Benefit Plan have been made or properly accrued in all material respects under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

(g) The consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, individual, consultant or officer of an MLP Group Entity to any severance pay, retention bonuses or any similar payment other than pursuant to the change of control agreements listed in Section 3.14(g) of the MLP Disclosure Letter (the “Change of Control Agreements”), (ii) accelerate the time of payment, vesting, or funding, or increase the amount of any compensation due any such employee, individual, consultant or officer other than the accelerated vesting of the outstanding Phantom Units issued pursuant to the MLP LTIP and (iii) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, individual, consultant or officer. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, manager, officer or director of any MLP Group Entity or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination Contract, other compensation Contract or MLP Benefit Plan currently in effect would reasonably be expected to be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). No manager, director, officer, employee or other service provider of any MLP Group Entity is entitled to a gross up, make whole or other similar payment as a result of the imposition of Taxes under Section 280G, Section 4999 or Section 409A of the Code pursuant to any Contract with any MLP Group Entity.

(h) Each MLP Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case, that is nonqualified deferred compensation subject to Section 409A of the Code, complies in form and operation with Section 409A such that no additional tax would be due in respect of any such arrangement, except as would not reasonably be expected to result in an MLP Material Adverse Effect.

(i) No MLP Benefit Plan is subject to the Laws of any Governmental Authority other than those of the United States.

(j) With respect to each group health plan benefiting any current or former employee of an MLP Entity or any ERISA Affiliate that is subject to Section 4980B of the Code, each MLP Entity and each ERISA Affiliate has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, except for any noncompliance which would not reasonably be expected to result in an MLP Material Adverse Effect.

(k) No MLP Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any MLP Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(l) No MLP Group Entity has agreed or committed (i) to institute any plan, program or other agreement for the benefit of employees or former employees of an MLP Group Entity, which, if in effect on the date of this Agreement would be an MLP Benefit Plan, other than the MLP Benefit Plans in effect on the date of this Agreement, or (ii) except as required by the terms of the MLP Benefit Plans or applicable Law, to make any amendments to any of the MLP Benefit Plans.

Section 3.15 Labor Matters.

(a) Except as set forth in Section 3.15 of the MLP Disclosure Letter, none of the employees of any MLP Group Entity is represented in his or her capacity as an employee of any MLP Group Entity by any labor organization. Except as set forth in Section 3.15 of the MLP Disclosure Letter, no MLP Group Entity has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees of an MLP Group Entity, nor has an MLP Group Entity entered into any collective bargaining agreement or union Contract recognizing any labor organization as the bargaining agent of any employees of an MLP Group Entity.

(b) No MLP Group Entity has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of any MLP Group Entity with respect to such matters and, to the Knowledge of the MLP Entities, no such investigation is in progress. There is no (and, during the two-year period preceding the date of this Agreement, has not been any) (i) strike or lockout with respect to any employees of any MLP Group Entity, (ii) to the Knowledge of the MLP Entities, union organizing effort pending or threatened against any MLP Group Entity, (iii) except as would not reasonably be expected to result in an MLP Material Adverse Effect, unfair labor practice or labor dispute with respect to any employees of any MLP Group Entity, (iv) labor Proceeding pending or, to the Knowledge of the MLP Entities, threatened against any MLP Group Entity or (v) slowdown, or work stoppage in effect or, to the Knowledge of the MLP Entities, threatened with respect to any employees of any MLP Group Entity. No MLP Group Entity has any liabilities under the Worker Adjustment and Retraining Act of 1988 as a result of any action taken by any MLP Group Entity which remains outstanding and unsatisfied. Each MLP Group Entity is, and during the two-year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors), except for any noncompliance which would not, individually or in the aggregate, reasonably be expected to result in an MLP Material Adverse Effect.

Section 3.16 Environmental Matters.

(a) (i) The MLP Group Entities are now and have been since the date of formation of MLP in compliance in all material respects with all applicable Environmental Laws; and (ii) each MLP Group Entity has obtained, maintained, and been in compliance in all material respects with all Environmental Permits necessary for the conduct and operation of the business and the ownership, occupation or use of the Owned Real Property and the Leased Real Property.

(b) No Release has occurred on, under or emanating from any property currently or, to the Knowledge of the MLP Entities, formerly owned, leased or operated by any MLP Group Entity, and none of the MLP Group Entities has manufactured, distributed, treated, stored, disposed of, handled, Released, transported or arranged for the transport of Hazardous Materials, including to any off-site location, or exposed any Person to Hazardous Materials, in each case so as to give rise to any current or future liabilities of any MLP Group Entity under Environmental Laws or Environmental Permits other than any liability that has not had, or would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

(c) None of the MLP Group Entities have entered into or agreed to any consent order, decree or Contract, or are subject to or have received any notice of violation, claim, settlement, Contract or Order, in each case relating to liability under any Environmental Law other than any thereof that has not had, or would not reasonably expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

(d) The current limitations and restrictions under the Environmental Permits of the MLP Group Entities authorize operation of the MLP Group Entities’ facilities and conducting the business as currently conducted, except where the failure to have such authorization has not had, or would not have, individually or in the aggregate, an MLP Material Adverse Effect.

(e) Except as listed on Section 3.16(e) of the MLP Disclosure Letter, there are no Liens, notices or Proceedings pending or, to the Knowledge of the MLP Entities, threatened regarding any actual or potential liability under, violation of, or non-compliance with, any Environmental Law or Environmental Permit other than any liability, violation or non-compliance that has not had, and would not reasonably expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

(f) The MLP Group Entities have made available copies of all Phase I and Phase II environmental site assessments prepared since the date of formation of MLP and in possession or control of or reasonably available to the MLP Group Entities pertaining to any property currently or formerly owned or leased by the MLP Group Entities.

Section 3.17 Contracts.

(a) Section 3.17(a) of the MLP Disclosure Letter contains a true and complete list of all Contracts to which any of the MLP Group Entities is a party in effect on the date of this Agreement and which falls within any of the categories listed below (each Contract that is described in this Section 3.17(a), and each Contract entered into after the date of this Agreement that, if existing on the date of this Agreement would be of a type described in this Section 3.17, being an “MLP Material Contract”):

(i) any Contract that (A) limits or purports to limit, curtail or restrict, in any material respect, the freedom of any MLP Group Entity or any of their respective current or future Affiliates (including Parent and its Affiliates after the Effective Time) to engage in any line of business, compete with any Person or purchase, sell, supply or distribute any product or service, in each case, in any geographic area, or to hire any individual or group of individuals, (B) includes “take or pay,” “requirements” or other similar provisions obligating a Person to provide the quantity of goods or services required by another Person (other than any terminal services Contract to which any MLP Group Entity is a party that includes any obligation on the part of any customer thereunder to pay for any throughput, storage or other service thereunder whether or not such customer uses such service) or (C) includes pricing or margin provisions that provide “most favored nation,” rebates, refunds, or volume discounts or similar provisions with respect to pricing (other than any terminal services Contract that has been entered into by any MLP Group Entity in the ordinary course of business and whose pricing structure changes based on the level of storage or throughput or other similar activities of the customer party thereto) that would be applicable to Parent and its Affiliates (including the MLP Entities) after the Effective Time, except for any Contract that may be cancelled without penalty or termination payments by any MLP Group Entity upon notice of 60 days or less;

(ii) any joint venture, partnership, strategic alliance partnership, limited liability or other similar Contract related to the formation, creation, operation, management or control of any partnership or joint venture in which any MLP Group Entity owns any interest;

(iii) any Contract (other than any Contract with a Significant Customer or Significant Supplier) that involves aggregate expenditures or receipts in excess of $5,000,000, except for any Contract that may be cancelled without penalty or termination payments by the applicable MLP Group Entity upon notice of 60 days or less;

(iv) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of any MLP Group Entity to sell, transfer, pledge or otherwise dispose of any material assets or businesses;

(v) any Contract for any acquisition or sale of a Person or any division thereof (whether of equity or of assets or liabilities) (A) with a purchase price in excess of $5,000,000, if such Contract was entered into on or after December 31, 2015, (B) that contains ongoing “earn-out” or other contingent payment obligations or (C) that contains ongoing indemnification obligations with respect to any material covenants that, in the MLP’s reasonable judgment, remain unperformed or with respect to material representations (excluding title, authority and other fundamental representations) the express survival period as to which has not expired;

(vi) any Contract relating to indebtedness for borrowed money or any financial guaranty (including any guaranty by any MLP Group Entity of any obligations of any third party) (A) in excess of $1,000,000 individually or (B) relating to the creation of any Lien, other than Permitted Liens, with respect to any material asset of any MLP Group Entity;

(vii) each lease, sublease or license for each Material Leased Real Property;

(viii) any Contract (A) with any Significant Customer, other than Contracts with sales revenues of less than $250,000 for the twelve month period ended December 31, 2016, or (B) with any Significant Supplier;

(ix) any Contract with any Governmental Authority (for the avoidance of doubt, not including: (A) Permits; and (B) whether or not a Permit, any spill prevention control and countermeasure plan, facility security plan, facility response plan, dock operations manual or similar type of operations plan to the extent, in each case, entered into or adopted by the MLP or any Subsidiary thereof in the ordinary course of business and consistent with past practices);

(x) any Contract with respect to Intellectual Property that is material to the conduct of the MLP Group Entities’ business as currently conducted, except Contracts for “off-the-shelf” or “shrink-wrap” software licensed to any MLP Group Entity;

(xi) any Contract related to a Derivative Transaction;

(xii) any employment, retirement, consulting, management, severance, change of control, retention, termination, indemnification or similar compensation or benefits Contract with any director, officer, manager, employee, consultant or independent contractor which Contract provides for aggregate compensation from any MLP Group Entity in excess of $200,000; or

(xiii) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K).

(b) Except for matters that, individually or in the aggregate, would not reasonably be expected to have an MLP Material Adverse Effect, each of the MLP Material Contracts is a valid, binding and enforceable obligation of the MLP Group Entities and, subject to the Bankruptcy and Equity Exception, in accordance with its terms and is in full force and effect, and each of the MLP Group Entities (and, to the Knowledge of the MLP Entities, each other Party thereto), has performed in all material respects all obligations required to be performed by it under each MLP Material Contract. Except for matters that, individually or in the aggregate, would not reasonably be expected to result in an MLP Material Adverse Effect, (i) none of the MLP Group Entities is (with or without notice, lapse of time or both) in breach or default under any MLP Material Contract, (ii) to the Knowledge of the MLP Entities, no other party to any such MLP Material Contract is (with or without notice, lapse of time or both) in breach or default in any material respect thereunder and (iii) except as described in Section 3.17(b) of the MLP Disclosure Letter, none of the MLP Group Entities has received written notice from any other party to any MLP Material Contract of any intention to cancel or terminate such MLP Material Contract.

Section 3.18 Real Property and Personal Property.

(a) MLP or its applicable Subsidiary has good, valid and indefeasible fee simple title to each material parcel of real property, including any improvements, buildings or other structures thereon, owned by MLP or any of its Subsidiaries (collectively, the “Owned Real Property”), free and clear of all Liens, other than (i) Permitted Liens and (ii) Liens that, individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have an MLP Material Adverse Effect. Section 3.18(a) of the MLP Disclosure Letter sets forth a true and complete list of all Owned Real Property.

(b) MLP or its applicable Subsidiary has good and valid leasehold or subleasehold, as applicable, in each material parcel of real property leased, subleased or otherwise occupied by any MLP Group Entity (other than Owned Real Property and Rights-of-Way), including any improvements, buildings or other structures thereon (collectively, the “Leased Real Property”), free and clear of any Liens, other than (i) Permitted Liens and (ii) Liens that, individually or in the aggregate, would not reasonably be expected to have an MLP Material Adverse Effect. There is no Leased Real Property other than Material Leased Real Property, the leases, subleases or licenses for which are listed in Section 3.17(a)(vii) of the MLP Disclosure Letter, and such other leased real property that does not constitute Material Leased Property.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an MLP Material Adverse Effect, MLP or one of its Subsidiaries owns or leases all of the personal property reflected in the most recent consolidated balance sheet of MLP filed or incorporated by reference in the MLP SEC Documents prior to the date of this Agreement, other than personal property sold or otherwise disposed of in the ordinary course of business since December 31, 2016 (collectively, the “Personal Property”). MLP or one of its Subsidiaries has, and immediately following the Effective Time will continue to have, good and valid title to all material owned Personal Property, and good and valid leasehold interests in all material leased or subleased Personal Property, in each case, free and clear of any Liens, other than (w) as otherwise disclosed in Section 3.18(c) of the MLP Disclosure Letter, (x) Permitted Liens, (y) Liens created as a result of actions or omissions by any of the Parent Entities after the date of this Agreement and (z) Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d) Each of the MLP Group Entities owns or has the right to use (free and clear of any Liens, other than Permitted Liens) such consents, easements, rights-of-way, licenses or similar interests in real property (collectively, “Rights-of-Way”) as are necessary to conduct its business in the manner described in the MLP SEC Documents, except for such Rights-of-Way the absence of which would not, individually or in the aggregate, result in an MLP Material Adverse Effect. Each such Right-of-Way is valid and enforceable, except to the extent that enforceability thereof may be limited by the Bankruptcy and Equity Exception, and grants the rights purported to be granted thereby and all rights necessary thereunder for the current operation of the businesses of the MLP Group Entities, except where the failure of any such Right-of-Way to be valid or enforceable or to grant the rights purported to be granted thereby or necessary thereunder would not, individually or in the aggregate, result in an MLP Material Adverse Effect. Each of the MLP Group Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and, to the Knowledge of the MLP Entities, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for any failure to fulfill or perform or any such revocations, terminations and impairments that would not, individually or in the aggregate, result in an MLP Material Adverse Effect, and no such Rights-of-Way contain any restriction that materially prevents the operation of the businesses of the MLP Group Entities, taken as a whole, and as currently conducted.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect, (i) no MLP Group Entity has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and, to the Knowledge of the MLP Entities, there are no such Proceedings threatened, affecting any portion of the Owned Real Property, Leased Real Property or Rights-of-Way and (ii) no MLP Group Entity has received written notice of the existence of any pending Proceeding, and, to the Knowledge of the MLP Entities, there is no such Proceeding threatened, relating to the ownership, license, use, occupancy or operation by any MLP Group Entity of the Owned Real Property, Leased Real Property or Rights-of-Way.

Section 3.19 Intellectual Property. The MLP Group Entities own or have the right to use all Intellectual Property necessary for the operation of the businesses of the MLP Group Entities as presently conducted (collectively, the “MLP Group Intellectual Property”) free and clear of all Liens except for Permitted Liens and except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have an MLP Material Adverse Effect. To the Knowledge of the MLP Entities, the use of the MLP Group Intellectual Property by the MLP Group Entities in the operation of the business of the MLP Group Entities as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that would not, individually or in the aggregate, reasonably be expected to have an MLP Material Adverse Effect.

Section 3.20 Insurance. The MLP Group Entities maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts as the MLP Group Entities reasonably believe to be customary for the businesses in which they operate. Section 3.20 of the MLP Disclosure Letter lists the current annual premiums paid by the MLP Group Entities for directors and officers liability insurance policies. Except as would not have, individually or in the aggregate, an MLP Material Adverse Effect, (a) all insurance policies maintained by the MLP Group Entities (collectively, “Insurance Policies”) are in full force and effect and all premiums due and payable thereon have been paid, (b) no MLP Group Entity is in breach or default of any of the Insurance Policies, and no MLP Group Entity has taken any action or failed to take any action which (with or without notice or the lapse of time or both) would constitute such a breach or default or permit termination or modification of any of the Insurance Policies, (c) the MLP Group Entities have not received any notice of termination or cancellation with respect to any Insurance Policy or, since January 1, 2014, denial of coverage with respect to any material claim made thereunder and (d) none of the MLP Group Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

Section 3.21 Customers and Suppliers.

(a) Section 3.21(a) of the MLP Disclosure Letter sets forth a list showing each customer of MLP and its Subsidiaries to which sales by MLP and its Subsidiaries, taken as a whole, were in excess of $1,000,000 during the twelve month period ending on December 31, 2016 (each, a “Significant Customer”). Since March 31, 2017 and except as set forth in Section 3.21(a) of the MLP Disclosure Letter, to the Knowledge of the MLP Entities, no Significant Customer has indicated an intention to (i) terminate its relationship with, or otherwise stop purchasing products from, MLP or its Subsidiaries or (ii) change, materially and adversely, the terms and conditions on which it purchases products from MLP or its Subsidiaries.

(b) Section 3.21(b) of the MLP Disclosure Letter sets forth a list showing each supplier of MLP and its Subsidiaries that had sales to MLP and its Subsidiaries, taken as a whole, in excess of $5,000,000 during the twelve month period ending on December 31, 2016 (each, a “Significant Supplier”). Since March 31, 2017 and except as set forth in Section 3.21(b) of the MLP Disclosure Letter, to the Knowledge of the MLP Entities, no Significant Supplier has indicated an intention to (i) terminate its relationship with, or otherwise stop supplying, MLP or its Subsidiaries or (ii) change, materially and adversely, the terms and conditions on which it is prepared to supply MLP or its Subsidiaries.

Section 3.22 Related Party Transactions. There are no Contracts between or among any MLP Group Entities, on the one hand, and any Affiliate of any MLP Group Entity or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC other than those that have been disclosed in the MLP SEC

Documents and the Transaction Documents. None of the MLP Group Entities is party to any Contract or other transaction with any holder of 5% or more of any of the Common Units, Phantom Units or other Partnership Interests or other Equity Securities of any of the MLP Group Entities, respectively, or any director, manager, officer, employee or Affiliate of the MLP Group Entities, or to any familial relative of any of the foregoing, except (w) as described in Section 3.22 of the MLP Disclosure Letter, (x) as described in the MLP SEC Documents, (y) for employment or compensation Contracts (including any award pursuant to any MLP Benefit Plan and the Change of Control Agreements) with directors, managers, officers and employees made in the ordinary course of business consistent with past practice and (z) the Transactions. Solely for purposes of this Section 3.22, MLP shall not be deemed to be an Affiliate of any wholly owned Subsidiary of MLP, or Joliet and its wholly owned Subsidiaries, and no wholly owned Subsidiary of MLP, or Joliet and its wholly owned Subsidiaries, shall be deemed to be an Affiliate of MLP or any other wholly owned Subsidiary of MLP or Joliet or its wholly owned Subsidiaries.

Section 3.23 Regulatory Matters. None of MLP Group Entities is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005. Except as described in Section 3.23 of the MLP Disclosure Letter, none of the MLP Group Entities owns or holds any refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery or equipment that are subject to (a) regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, or (b) rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

Section 3.24 Information Supplied. Subject to the accuracy of the representations and warranties of the Parent Entities set forth in Section 5.7, none of the information supplied or to be supplied by the MLP Entities in writing specifically for inclusion or incorporation by reference in the Proxy Statement or any other filings made by, or required to be made by MLP with the SEC in connection with the Transactions (collectively, and together with the Proxy Statement, and any amendments thereof or supplements thereto, the “Transaction Filings”) will, when filed with the SEC or when distributed or disseminated to the Unitholders, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the MLP Entities make no representation or warranty with respect to any information provided by or on behalf of any of the Parent Entities or their respective Representatives in writing specifically for inclusion or incorporation by reference in the Transaction Filings.

Section 3.25 Takeover Laws. Assuming the accuracy of the representation and warranty contained in Section 5.3(c), the action of the MLP GP Board in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions any Takeover Laws and any similar provision of the MLP Charter Documents. There is no unitholder rights plan, “poison pill” or similar Contract in effect to which MLP is a party or otherwise bound.

Section 3.26 Opinion of MLP Committee Financial Advisor. The GP Conflicts Committee has received the opinion of Tudor Pickering Holt & Co. Advisors LP (the “MLP Committee Financial Advisor”), dated August 29, 2017, to the effect that, as of the date of such opinion, and subject to the assumptions and qualifications set forth therein, the Public Merger Consideration to be paid to the Public Unitholders (as defined in such opinion), other than the Excluded Holders (as defined in such opinion), pursuant to this Agreement, is fair from a financial point of view, to such holders (the “MLP Fairness Opinion”). MLP has been authorized by the MLP Financial Advisor to permit the inclusion of the MLP Fairness Opinion in the Proxy Statement.

Section 3.27 Brokers. Except for the MLP Committee Financial Advisor, the fees and expenses of which will be paid by MLP, no MLP Group Entity or Parent Entity will have any liability for, and no broker, investment banker or financial advisor is entitled to, any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Transactions based on Contracts made by or on behalf of any MLP Group Entity (including, for the avoidance of doubt, with respect to Citigroup Global Markets Inc., in its capacity as financial advisor to the MLP Entities (“MLP Financial Advisor”) or to the Lightfoot Entities, the fees and expenses of which will be paid by the Lightfoot Entities.

Section 3.28 Acknowledgement by MLP and MLP GP. Except for (a) the representations and warranties made in this Agreement and (b) the representations and warranties made (i) in any Letter of Transmittal, (ii) in connection with any payment of Merger Consideration through DTC, (iii) in any Phantom Unitholder Acknowledgement, (iv) in the Support Agreements or (v) in any certificate required to be delivered under Section 6.17, none of the Parent Entities or any other Person, is making or has made, and neither MLP nor MLP GP is relying on, or has relied on, any other representations or warranties, either express or implied, with respect to the Transactions, any of the Parent Entities, or on the accuracy or completeness of any information regarding any of the Parent Entities or any other material furnished or provided to MLP or MLP GP or made available to MLP or MLP GP in any form, in expectation of, or in connection with, this Agreement or the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE LIGHTFOOT ENTITIES

Except as disclosed in the corresponding sections of the MLP Disclosure Letter prior to the execution of this Agreement (or disclosed in any other section, subsection or clause of the MLP Disclosure Letter if it is reasonably apparent from the face of such disclosure that such disclosure will be deemed to be disclosed with respect to any other section, subsection or clause of this Agreement) (it being agreed that (i) the inclusion of any item in the MLP Disclosure Letter that qualifies or limits, or discloses information with respect to, any representation or warranty made by a Lightfoot Entity (or both of them) shall not constitute or be deemed to constitute an admission by a Lightfoot Entity that such item is a fact, event, circumstance or condition required to be disclosed in the MLP Disclosure Letter in order to render true, accurate and complete such representation or warranty and (ii) the express reference to any Section of the

MLP Disclosure Letter in any sentence of any representation or warranty made in this Article IV shall not imply that the MLP Disclosure Letter does not contain any fact, event, circumstance or condition that qualifies or limits, or discloses information with respect to, any representation or warranty made in this Article IV that does not contain an express reference to any Section of the MLP Disclosure Letter), the Lightfoot Entities, severally, hereby represent and warrant to the Parent Entities as follows:

Section 4.1 Organization. Each of LCP GP and LCP LP is a limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company or limited partnership, as applicable, power to own, lease and operate all of its properties and assets, including the GP Equity Interest in the case of LCP GP, and to carry on its business as currently conducted, except where the failure to have such power or authority would not, and would not reasonably be expected to, individually or in the aggregate, result in an MLP Material Adverse Effect. There are no dissolution or bankruptcy Proceedings pending with respect to or contemplated by LCP GP or LCP LP.

Section 4.2 Capitalization of MLP GP.

(a) The GP Equity Interest constitutes all of the issued and outstanding Equity Securities of or in MLP GP. LCP GP holds record and beneficial ownership of 100% of the GP Equity Interest, free and clear of any and all Liens (except transfer restrictions under applicable securities Laws). Upon transfer of the GP Equity Interest to Parent, Parent will hold record and beneficial ownership of 100% of the GP Equity Interest free and clear of all Liens (except transfer restrictions under applicable securities Laws). The GP Equity Interest was duly authorized and validly issued, and is fully paid and non-assessable. No Equity Security (other than the GP Equity Interest) of or in MLP GP has ever been issued.

(b) Except for this Agreement, the MLP GP LLC Agreement and the LCP GP LLC Agreement, there are no outstanding Contracts or obligations binding on MLP GP or any security holders of MLP GP with respect to the Equity Securities of or in MLP GP, including any Contract (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring any registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any such Equity Security.

Section 4.3 Authorization. Each of the Lightfoot Entities has all requisite power and authority and has taken all necessary action in order to execute and deliver this Agreement and the other agreements contemplated hereby to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Lightfoot Entities and the performance of the Transactions by the Lightfoot Entities has been duly authorized and approved by all necessary limited liability company or limited partnership action, as applicable, of the Lightfoot Entities. LCP GP, in its capacity as the sole member of MLP GP, has approved this Agreement and the transactions contemplated hereby in accordance with the MLP GP LLC Agreement. This Agreement has been duly executed and delivered by the Lightfoot Entities and constitutes the legal, valid and binding obligation of the Lightfoot Entities, enforceable against the Lightfoot Entities in accordance with its terms, subject to the Bankruptcy and Equity Exception. At the Closing, all documents required hereunder to be executed and delivered by the Lightfoot Entities will have been duly authorized, executed and delivered by the Lightfoot Entities and, assuming due authorization, execution and delivery of such documents by any other parties thereto, will constitute legal, valid and binding obligations of the Lightfoot Entities, enforceable against the Lightfoot Entities in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 4.4 Noncontravention. The execution and delivery by the Lightfoot Entities of this Agreement or any other documents required hereunder to be executed and delivered by the Lightfoot Entities pursuant to this Agreement, and the consummation by the Lightfoot Entities of the Transactions, will not (a) conflict with, violate or result in a default under the certificate of formation of the Lightfoot Entities or MLP GP or the limited partnership agreement or limited liability company agreement of the Lightfoot Entities or the MLP GP LLC Agreement, or entitle any Person to exercise any preferential purchase right, option to purchase or similar right with respect to the GP Equity Interest, (b) conflict with or result in a breach, default or violation of, or require a Consent under, any Law, Order, Contract, document or Permit to which the Lightfoot Entities or MLP GP is a party or to which the Lightfoot Entities or MLP GP or their respective assets, including the GP Equity Interest, are subject, (c) result in the creation of any Lien upon the GP Equity Interest or (d) except as set forth in Section 4.4 of the MLP Disclosure Letter, require the Lightfoot Entities or the MLP Entities to obtain or make any Consent from or with any Person (other than any Governmental Authority, as to which the provisions of Section 4.5 apply).

Section 4.5 Governmental Approvals. Other than (a) the filing of the Proxy Statement to be sent to the Unitholders pursuant to Section 6.1 with the SEC, (b) the Antitrust Consents and (c) the applicable Other Governmental Consents, and assuming the accuracy of the representations and warranties of the Parent Entities in Section 5.5, no Consents of or with any Governmental Authority are necessary in connection with the execution, delivery and performance of this Agreement by the Lightfoot Entities and the consummation by the Lightfoot Entities of the Transactions.

Section 4.6 MLP GP.

(a) The Lightfoot Entities have made available to Parent a complete and correct copy of the certificate of formation of MLP GP (together with all amendments thereto, if any) and the First Amended and Restated Limited Liability Company Agreement of MLP GP, dated November 12, 2013, together with all amendments thereto (the “MLP GP LLC Agreement”). MLP GP has not taken any action in violation of its certificate of formation or the MLP GP LLC Agreement. As of the date hereof, the Lightfoot Entities have not received any written communication from, or given any written communication to, any other party indicating that MLP GP, the Lightfoot Entities or such other party, as the case may be, is in violation of MLP GP’s certificate of formation or the MLP GP LLC Agreement.

(b) MLP GP is (i) the sole general partner of MLP, (ii) the holder of the only issued and outstanding General Partner Interest (the “MLP General Partner Interest”) and the holder of 100% of the Incentive Distribution Rights. MLP GP is the sole record and beneficial owner of the MLP General Partner Interest and the Incentive Distribution Rights, which MLP General Partner Interest has been duly authorized and validly issued in accordance with applicable Law and the MLP Charter Documents. MLP GP owns the MLP General Partner Interest and the Incentive Distribution Rights free and clear of any Liens.

(c) None of the Lightfoot Entities, MLP GP or any of their respective Affiliates has entered into any Contract obligating MLP GP to issue, sell or dispose of any Equity Security of any Person, except for (x) in the case of the Lightfoot Entities, this Agreement and (y) in the case of MLP GP, the MLP LTIP and any award agreement entered into in accordance therewith.

(d) MLP GP does not own record or beneficial title to any assets, including Equity Securities, other than (i) the MLP General Partner Interest and (ii) the Incentive Distribution Rights.

(e) MLP GP has no liabilities or obligations, including debts, losses, costs and expenses, absolute or contingent, known or unknown, due or to become due, liquidated or unliquidated, other than those set forth in Section 4.6(e) of the MLP Disclosure Letter, all of which were incurred for the benefit of MLP.

Section 4.7 Brokers. No MLP Group Entity or Parent Entity will have any liability for, and no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with, the Transactions based on Contracts made by or on behalf of any Lightfoot Entity.

Section 4.8 Acknowledgement by the Lightfoot Entities. Except for (a) the representations and warranties made in this Agreement and (b) the representations and warranties made (i) in any Letter of Transmittal, (ii) in connection with any payment of Merger Consideration through DTC, (iii) in any Phantom Unitholder Acknowledgement, (iv) in the Support Agreements or (v) in any certificate required to be delivered under Section 6.17, none of the Parent Entities, or any other Person, is making or has made, and none of the Lightfoot Entities is relying on, or has relied on, any other representations or warranties, either express or implied, with respect to the Transactions, any of the Parent Entities, or on the accuracy or completeness of any information regarding any of the Parent Entities or any other material furnished or provided to any Lightfoot Entity or made available to any Lightfoot Entity in any form, in expectation of, or in connection with, this Agreement or the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT ENTITIES

Each of the Parent Entities, jointly and severally, hereby represent and warrant to the MLP Entities and the Lightfoot Entities as follows:

Section 5.1 Organization. Each of the Parent Entities is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent Entities has all requisite corporate or similar power and authority to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each of the Parent Entities is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2 Capitalization of Merger Sub and Holdings. All of the issued and outstanding Equity Securities of each of Merger Sub and Holdings are, and immediately prior to the Effective Time will be, owned by Parent or one or more Affiliates of Parent. Each of Merger Sub and Holdings was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization pursuant to this Agreement and the Transactions.

Section 5.3 Authorization.

(a) Each of the Parent Entities has all requisite limited liability company or limited partnership power and authority and has taken all limited liability company or limited partnership action (including by obtaining the votes or consents referenced in clauses (b) and (c) of this Section 5.3) necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. This Agreement has been, and any other agreements contemplated hereby, when executed, will be, duly executed and delivered by each of the Parent Entities and constitutes a valid and binding agreement of the Parent Entities enforceable against each of the Parent Entities in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The vote or consent of Parent GP as the general partner of the sole member of Holdings, which is the sole member of Merger Sub is the only vote or consent of the members of Merger Sub necessary to adopt this Agreement and approve the Transactions.

(c) The vote or consent of Parent GP as the general partner of the sole member of Holdings is the only vote or consent of the members of Holdings necessary to adopt this Agreement and approve the Transactions.

(d) None of the Parent Entities or any of their Subsidiaries holds any Equity Securities of MLP or any of its Subsidiaries.

Section 5.4 Noncontravention. The execution, delivery and performance of this Agreement by any of the Parent Entities do not, and the consummation by any of the Parent Entities of the Transactions will not (with or without notice or lapse of time, or both), constitute or result in (i) a breach or violation of, or a default under, or conflict with the certificate of formation, limited liability company agreement or limited partnership agreement or other comparable organizational documents of any of the Parent Entities (ii) with or without notice or lapse of time, or both, a breach or violation of, a termination (or right of termination), modification, cancellation, creation or acceleration of any obligation, loss of a benefit under, default under, or the creation of a Lien, other than a Permitted Lien, on any of the assets of any of the Parent Entities or any of their respective Subsidiaries pursuant to any Contract or Permit to which any of the Parent Entities or any of their respective Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected or (iii) assuming compliance with the matters referred to in Section 5.5, a violation or conflict under any Law to which any of the Parent Entities or any of their respective Subsidiaries, or any of their respective properties or assets, is subject, except, in the case of clauses (ii) or (iii) above, for any such breach, violation, termination, modification, cancellation, creation, acceleration, loss or default that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5 Governmental Filings. Other than (a) the filing of a Notification and Report Form by Parent GP on behalf of Parent pursuant to the HSR Act and the termination or expiration of the waiting period required thereunder, (b) such filings as may be necessary to obtain the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws, (c) filings required by the applicable requirements of the Securities Act, the Exchange Act and state securities, takeover and “blue sky” Laws and (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and assuming the accuracy of the representations and warranties of the MLP Entities in Section 3.5, no Consents of or with any Governmental Authority are necessary in connection with the execution, delivery and performance of this Agreement by any of the Parent Entities and the consummation by the Parent Entities of the Transactions, except for any such Consents that, if not obtained, made or given, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Parent, threatened against or affecting any of the Parent Entities or any of their respective Subsidiaries (including by virtue of indemnification or otherwise), or any director, manager, officer or employee (in his or her capacity as such) of the Parent Entities or their respective Subsidiaries, except for those that, individually or in the aggregate, if determined adversely to a Parent Entity would not reasonably be expected to result in a Parent Material Adverse Effect. As of the date of this Agreement, none of the Parent Entities is a party to or subject to the provisions of any Order that, individually or in the aggregate, has resulted, or would reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.7 Information Supplied. None of the information supplied or to be supplied by any of the Parent Entities in writing specifically for inclusion or incorporation by reference in the Transaction Filings will, when filed with the SEC or when distributed or disseminated to the Unitholders, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, none of the Parent Entities makes any representation or warranty with respect to any information provided by or on behalf of the MLP Group Entities, the Lightfoot Entities or their respective Representatives in writing specifically for incorporation by reference in the Transaction Filings.

Section 5.8 Financing.

(a) Each of the Parent Entities acknowledges and agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent obtain financing for, or related to, any of the Transactions. Parent has delivered to MLP a true and complete copy of (i) a fully executed debt commitment letter (together with any term sheet relating thereto) dated as of the date of this Agreement (as amended or replaced, the “Debt Commitment Letter”), pursuant to which the financial institutions party thereto (together with any other agents or entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the Transactions and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or related thereto, and together with their respective Affiliates and their and their respective Affiliates’ Representatives and their respective successors and assigns, but excluding Parent, Parent GP, Holdings, Merger Sub, the Equity Financing Sources and the Guarantors, collectively, the “Debt Financing Sources” and each, a “Debt Financing Source”) have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes set forth therein (the “Debt Financing”), and (ii) a fully executed equity commitment letter, dated as of the date of this Agreement (as amended or replaced, the “Equity Commitment Letter” and together with the Debt Commitment Letter, the “Commitment Letters”), providing for equity financing for the transactions contemplated hereby (the “Equity Financing” and together with the Debt Financing, the “Financing”) by the counterparties named therein (the “Equity Financing Sources” and together with the Debt Financing Sources, the “Financing Sources”). Parent has also delivered to MLP true and complete copies of any fee letter entered into in connection with the Debt Commitment Letter (any such fee letter, a “Fee Letter”), except that the numerical fees, pricing and other commercially sensitive numbers and provisions specified in any such Fee Letter (including any provisions relating to “flex” terms or similar concepts) that would not adversely affect the aggregate amount, availability or conditionality of the Debt Financing may have been redacted.

(b) Assuming the conditions to the obligation of the Parent Entities to consummate the Merger have been satisfied or waived and the Financing is funded in accordance with the Commitment Letters, at the Effective Time, Holdings and Merger Sub will have available to them sources of immediately available funds to consummate the Transactions and to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, including the Merger Consideration, any Debt that must be repaid in connection with the Merger and all required financing fees and expenses and other expenses, in each case, that are required to be paid at Closing.

(c) As of the date hereof, each Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect (including by any reduction of the commitments of the Financing Sources thereunder), and, as of the date hereof, none of the Financing

Sources has notified any of the Parent Entities of its intention to rescind, terminate or reduce the commitments under a Commitment Letter or not to provide the Financing on the Closing Date. Each Commitment Letter, in the form delivered to MLP prior to the execution of this Agreement, is a valid and binding obligation of Parent and enforceable against it in accordance with its terms, and, to the Knowledge of Parent as of the date of this Agreement, is a valid and binding obligation against each Financing Source and enforceable against each Financing Source in accordance with its terms. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, could constitute a default or breach on the part of any of the Parent Entities or, to the Knowledge of Parent, any Financing Source under any term of any Commitment Letter or otherwise result in the failure of any condition to the Financing or any portion of the Financing contemplated thereby to be unavailable at the Closing. Assuming the conditions to the obligation of the Parent Entities to consummate the Merger have been satisfied or waived, none of the Parent Entities has reason to believe that it or any Financing Source would be unable to satisfy on a timely basis any term or condition of any Commitment Letter required to be satisfied by such Person. Each of the Parent Entities has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid on or before the date of this Agreement. Parent acknowledges and agrees that there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing immediately prior to the Closing, other than as expressly set forth in the Commitment Letters, and, other than the Fee Letters, there are no side letters, understandings or other agreements that affect the amount, conditionality or availability of the Financing.

Section 5.9 Brokers and Finders. Except for Barclays Bank PLC and Credit Suisse AG, the fees and expenses of which will be borne by Parent, none of the Parent Entities or any of their respective Subsidiaries, has employed any broker or finder, or incurred any liability for any brokerage fees, commissions or finders’ fees payable by any of the Parent Entities or any of their respective Subsidiaries in connection with the Transactions based on Contracts made by or on behalf of any Parent Entity.

Section 5.10 Limited Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the MLP Entities and the Lightfoot Entities a limited guarantee, dated the date hereof, of Warburg Pincus Private Equity (E&P) XI-A, L.P. and Warburg Pincus Energy (E&P)-A, L.P. (each, a “Guarantor”), guaranteeing certain of Parent’s obligations hereunder, subject to the terms and conditions set forth therein (the “Limited Guarantee”). The Limited Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of each of the Guarantors, enforceable in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

Section 5.11 Acknowledgement by Parent. Except for (a) the representations and warranties made in this Agreement and (b) the representations and warranties made (i) in any Letter of Transmittal, (ii) in connection with any payment of Merger Consideration through DTC, (iii) in any Phantom Unitholder Acknowledgement, (iv) in the Support Agreement or (v) in any certificate required to be delivered under Section 6.17, none of the MLP Entities, the Lightfoot Entities or any other Person is making or has made, and none of the Parent Entities is relying on, or has relied on, any other representations or warranties, either express or implied, with respect to the Transactions or MLP Entities and the Lightfoot Entities or their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or on the accuracy or completeness of any information regarding the MLP Entities or the Lightfoot Entities or their respective Subsidiaries or any other material furnished or provided to the Parent Entities or made available to the Parent Entities in any “data rooms,” “virtual data rooms,” management presentations or in any other form, in expectation of, or in connection with, this Agreement or the Transactions.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Unitholder Meeting; Preparation of the Proxy Statement.

(a) MLP shall, in accordance with the MLP Charter Documents and with the cooperation of the Parent Entities, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Unitholders (including any postponements, adjournments or recesses thereof, the “MLP Unitholder Meeting”) for the purpose of obtaining the MLP Unitholder Approval. Subject to Section 6.4, MLP shall, through the GP Conflicts Committee and the MLP GP Board, recommend to the Unitholders approval of this Agreement and the Merger (the “Board Recommendation”) and use reasonable best efforts to obtain from the Unitholders the MLP Unitholder Approval. Without limiting the generality of the foregoing, but subject to Section 6.4, MLP’s obligations pursuant to the first sentence of this Section 6.1(a) shall not be affected by the withdrawal or modification by the GP Conflicts Committee of the Board Recommendation or the MLP GP Board’s approval of this Agreement or the Transactions. Notwithstanding anything in this Agreement to the contrary, MLP may postpone or adjourn, with approval of the GP Conflicts Committee and the MLP GP Board, the MLP Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining the MLP Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the GP Conflicts Committee and the MLP GP Board have determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Unitholders prior to the MLP Unitholder Meeting and (iv) if MLP has delivered any notice contemplated by Section 6.4 and the time periods contemplated by Section 6.4 have not expired; provided, however, that in each case, MLP shall not be permitted to postpone or adjourn the MLP Unitholder Meeting to a date after the date that is two Business Days prior to the Outside Date. Unless this Agreement is validly terminated in accordance with Article VIII, MLP, with the cooperation of the Parent Entities, shall submit this Agreement to the Unitholders for approval at the MLP Unitholder Meeting even if the GP Conflicts Committee shall have effected a Withdrawal of Recommendation.

(b) As soon as reasonably practicable following the date of this Agreement, MLP shall prepare and file with the SEC (i) a Form 8-K containing this Agreement and (ii) a preliminary proxy statement (the “Proxy Statement”); provided, however, that Parent GP and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed. Subject to Section 6.4, the Proxy Statement shall include the Board Recommendation. Each of the MLP Entities and the Parent Entities shall cooperate with one another in connection with the preparation of the Proxy Statement. Parent GP and its counsel shall be given a reasonable opportunity to review and comment on any amendment to the Proxy Statement each time before it is filed with the SEC. MLP shall provide Parent GP and its counsel with (1) any comments or other communications, whether written or oral, that MLP or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (2) a reasonable opportunity to participate in MLP’s response to those comments and to provide comments on that response, including by participating with the MLP or its counsel in any discussions or meetings with the SEC. Each of MLP and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and MLP shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Unitholders as promptly as practicable after the SEC indicates that it has no further comments on the Proxy Statement. Except as contemplated by Section 6.4, no amendment or supplement to the Proxy Statement shall be filed without the approval of the MLP GP Board, the GP Conflicts Committee and Parent GP, which approval shall not be unreasonably withheld, conditioned or delayed. If, at any time prior to the Effective Time, any information relating to any of the MLP Entities or any of the Parent Entities or any of their respective Affiliates, officers or directors is discovered by MLP, Parent or Parent GP that should be set forth in an amendment or supplement to the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the Unitholders.

Section 6.2 Ordinary Course of Business. From the date of this Agreement until the Effective Time, each of the MLP Entities and the Lightfoot Entities will and the MLP Entities and the Lightfoot Entities will cause each of their respective Subsidiaries to (a) conduct its business only in the ordinary course of business consistent with past practice and (b) use its reasonable best efforts to preserve intact its business organization and legal structure, keep available the services of its current officers, employees and consultants and preserve the goodwill and current relationships with its customers, suppliers and other Persons with which any MLP Group Entity has significant business relations, except (i) as otherwise expressly contemplated by this Agreement, including Section 6.3 and Section 6.3 of the MLP Disclosure Letter, (ii) as expressly required by applicable Law or (iii) as Parent GP may approve in writing (which approval shall not be unreasonably withheld, delayed or conditioned).

Section 6.3 Interim Operations. In furtherance of, and without limiting, the foregoing Section 6.2, from the date of this Agreement until the Effective Time, except (w) as otherwise expressly contemplated by this Agreement, (x) as expressly required by applicable Law, (y) as Parent GP may approve in writing (which approval shall not be unreasonably withheld, delayed or conditioned) or (z) as set forth in Section 6.3 of the MLP Disclosure Letter, each of the MLP Entities (and with respect to Section 6.3(a) below, the Lightfoot Entities) will not and will cause all of the MLP’s Subsidiaries not to, and the Lightfoot Entities will cause all of the MLP Group Entities not to, directly or indirectly:

(a) (i) issue (including issuing any certificate in connection therewith), grant, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Equity Interests (whether “phantom” or otherwise, including any additional Phantom Units) or any additional Rights, including transactions between or among the MLP Group Entities, except that Joliet may issue common units of Joliet to Arc Terminals Holdings LLC and GE EFS in respect of capital contributions made by them to Joliet provided that, after giving effect to the issuance of any such common units, Arc Terminals Holdings LLC and GE EFS continue to own 60% and 40%, respectively, of all issued and outstanding Equity Securities of Joliet, or (ii) certificate any existing Partnership Interests;

(b) (i) split, combine or reclassify any of its Equity Interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its Equity Interests, (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any membership, partnership or other Equity Securities or (iii) enter into any Contract with respect to the voting of its Partnership Interests or other Equity Securities;

(c) (i) sell, transfer, lease, or otherwise dispose of, or encumber all or any portion of its assets, business or properties, except for (A) sales, transfers and dispositions of obsolete or worthless equipment, (B) sales, transfers and dispositions of inventory in the ordinary course of business or (C) sales, transfers, assignments, conveyances, abandonment, allowances to lapse, licenses, sublicenses, covenants not to assert or other disposals of MLP Group Intellectual Property in the ordinary course of business consistent with past practice, (ii) acquire, by merger or otherwise, or lease any assets or securities or all or any portion of the business or property of any other Person, other than acquisitions of goods and services and the lease of equipment in the ordinary course of business consistent with past practice, (iii) merge, consolidate or enter into any other business combination transaction with any Person or (iv) convert from any one form of business entity to any other form of business entity;

(d) make or declare dividends or distributions to the Unitholders or holders of Phantom Units (whether in cash, assets, stock or other securities of any MLP Group Entity or of any other Person), other than regular quarterly cash distributions to the Unitholders and holders of Phantom Units declared and made in accordance with and subject to the limitations of Annex I of the MLP Disclosure Letter;

(e) amend any MLP Charter Document, the MLP GP LLC Agreement or any similar governing document of any of the MLP Group Entities;

(f) (i) enter into any Contract that would have been an MLP Material Contract if in effect on the date of this Agreement (other than any Contract of the type contemplated by clause (o) of this Section 6.3, as to which the provisions of clause (o) shall apply), (ii) amend any Contract in existence on the date hereof that is not a Material Contract on the date hereof if, after giving effect to such amendment, it would be an MLP Material Contract (unless such Contract is of the type contemplated by clause (o) of Section 6.3 and, after giving effect to such amendment, would constitute a Contract of the type contemplated by clause (o) of this Section 6.3, in which case the provisions of clause (o) shall apply regardless of whether the Contract is a “new” agreement) or (iii) establish or adopt any collective bargaining, union, labor or similar Contract;

(g) materially modify or amend, or waive or assign any material rights under, or terminate or assign, any MLP Material Contract;

(h) waive, release, settle or assign its rights with respect to any Proceeding in which any of the MLP Group Entities, Gulf LNG or a counterparty are seeking (A) monetary damages if the amount to be paid, waived, released or assigned by the MLP Group Entities, exclusive of amounts covered by insurance, exceeds as to any such Proceeding $250,000 or (B) injunction or other equitable relief that would restrict or limit in any respect, other than a de minimis respect, the operations or ability to operate the business of the MLP Group Entities as conducted on the date hereof; provided, that nothing in this Section 6.3(h) shall be construed to restrict the ability of a Person that is not a Party or a Subsidiary of a Party or a Representative of a Party to take any action that would otherwise be prohibited by this Section 6.3(h);

(i) (i) implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP or SEC rules and regulations or (ii) write up, write down or write off the book value of any assets, except in accordance with GAAP consistently applied;

(j) fail in any material respect to use reasonable best efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it on the date of this Agreement;

(k) (i) make, change or revoke any of its express or deemed elections relating to Taxes, including elections for any and all Subsidiaries or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material Proceeding relating to Taxes, (iii) file any amended Tax Return, (iv) surrender any right to claim any material refund of Taxes, (v) consent to any extension or waiver of the limitation period applicable to any Taxes (other than as a result of any extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practices) or (vi) change in any material respect any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed;

(l) except as expressly required by the terms of any MLP Benefit Plan, including any form thereof, as in effect on the date hereof that has been made available to Parent on or prior to the date hereof, (i) increase or accelerate the payment or vesting of the compensation, benefits or rights payable to or accrued for, or to become payable to or accrued for, any current or former employee, officer, individual manager or director of any MLP Group Entity or any of their beneficiaries, (ii) grant any severance or termination pay to any employee, officer, individual manager or director of any MLP Group Entity, (iii) establish, adopt, enter into, amend or terminate any MLP Benefit Plan, (iv) grant, pay, award or accelerate the vesting of, or commit to grant, pay, award or accelerate the vesting of, any bonuses or incentive compensation, any equity-based awards (including phantom equity awards) or any other compensation, (v) fund any rabbi trust or similar Contract, (vi) other than in the ordinary course of business consistent with past practice, terminate the employment or services of any officer or other employee whose target annual base compensation is greater than $200,000, other than for cause, (vii) forgive any loans of any current or former employee, manager, officer, director or consultant of any MLP Group Entity or the Lightfoot Entities, (viii) hire any officer, employee, independent contractor or consultant whose target annual base compensation is greater than $200,000 or (ix) enter into or modify or amend any indemnification or similar Contract with any current or former employee, individual manager, officer or director of any MLP Entity;

(m) (i) (A) incur, assume, guarantee or otherwise become liable, directly, contingently or otherwise, for any Indebtedness for borrowed money (other than any borrowings or draws or letters of credit under the Existing MLP Credit Facility in the ordinary course of business consistent with past practice) or (B) redeem, prepay or repurchase any Indebtedness prior to the stated maturity thereof (other than repayment of revolving credit borrowings under the Existing MLP Credit Facility in the ordinary course of cash management practices of the MLP), (ii) enter into any material lease (whether operating or capital), (iii) create any Lien (other than Permitted Liens) on its property or the property of its Subsidiaries in connection with any pre-existing Indebtedness, new Indebtedness or lease except with regard to the Existing MLP Credit Facility, (iv) make or commit to make any capital expenditures, other than such capital expenditures as are contemplated by the MLP’s annual budget as approved by the MLP GP Board and in effect on the date hereof (a copy of which has been made available to Parent GP) (the “MLP Budget”) or as otherwise required on an emergency basis or for the safety of individuals, assets or the environment and MLP GP promptly notifies Parent GP of the same, (v) issue or sell any debt securities or warrants or other rights to acquire any debt security of any MLP Group Entity, (vi) enter into any material “keep well” or other Contract to maintain any financial statement condition of another Person or (vii) enter into any Contract having the economic effect of any of the foregoing;

(n) make any loans, advances or capital contributions to, or investments in, any Person, other than (i) travel, relocation expenses and similar expenses or advances to its employees in the ordinary course of business consistent with past practice, (ii) trade credit granted in the ordinary course of business consistent with past practice, (iii) capital contributions to, or investments in, any Subsidiary of the MLP by the MLP or any Subsidiary of the MLP, in each case solely to the extent described on Section 6.3(n) of the MLP Disclosure Letter, (iv) capital contributions to Gulf LNG with respect to the Gulf LNG Interest in the ordinary course of business consistent with past practices, (v) capital contributions to Joliet with respect to the Equity Securities in Joliet owned by Arc Terminals Holdings LLC in the ordinary course of business consistent with past practices; and (vi) capital contributions as are contemplated by the MLP Budget;

(o) enter into any new Contract with respect to the terminaling, transport, throughput, storage, heating, blending, mixing or sale of petroleum products, other hydrocarbons or other substances other than in the ordinary course of business consistent with past practice;

(p) implement or otherwise enter into any derivative security with respect to hydrocarbon production or marketing or enter into any Derivative Transaction other than in the ordinary course of business consistent with past practice;

(q) take any action that is intended or would reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied;

(r) enter into any transactions or Contracts with any Affiliate or other Person that would be required to be disclosed by MLP under Item 404 of Regulation S-K of the SEC other than, for the avoidance of doubt, reimbursements made by the MLP to MLP GP pursuant to Section 7.5 of the MLP Partnership Agreement and to any Lightfoot Entity pursuant to the Services Agreement, dated November 12, 2013, entered into by the MLP, MLP GP and LCP GP in connection with the MLP’s initial public offering; provided that solely for purposes of this Section 6.3(r), MLP shall not be deemed to be an Affiliate of any wholly owned Subsidiary of MLP, and no wholly owned Subsidiary of MLP shall be deemed to be an Affiliate of MLP or any other wholly owned Subsidiary of MLP;

(s) conduct the businesses of any MLP Group Entity in a manner that would cause any MLP Group Entity to become an “investment company” subject to registration under the Investment Company Act;

(t) fail to (i) make or cause to be made any capital call contemplated by Section 6.3(n) of the MLP Disclosure Letter (solely to the extent relating to Joliet Bulk, Barge & Rail LLC, as expressly set forth therein), or (ii) fund or cause to be funded any capital contributions requested to be funded by MLP or its Subsidiaries to Gulf LNG or Joliet pursuant to the terms of the Gulf LNG LLC Agreement or the Joliet LLC Agreement, respectively, or that is contemplated by Section 6.3(n) of the MLP Disclosure Letter (solely to the extent relating to Joliet Bulk, Barge & Rail LLC, as expressly set forth therein); or

(u) agree or commit to do anything prohibited by clauses (a) through (s) of this Section 6.3.

Section 6.4 No Solicitation or Withdrawal of Recommendation.

(a) No Solicitation.

(i) Except as set forth in Sections 6.4(a)(ii) and 6.4(a)(iii), the MLP Entities and the Lightfoot Entities agree for themselves that neither they nor any of their Subsidiaries, nor any of their respective officers, managers or directors (including the MLP GP Board) shall, and that they shall instruct and cause their respective controlled Affiliates, and use their reasonable best efforts to cause their respective non-controlled Affiliates and Representatives (collectively, the “MLP Non-Solicit Parties”), not to, directly or indirectly:

(A) initiate, solicit, knowingly facilitate or knowingly encourage any inquiries or discussions regarding, or the making or submission of, any proposal, request or offer that constitutes, or could reasonably be expected to lead to, any Alternative Proposal;

(B) approve, endorse, recommend or enter into any Contract or agreement in principle, whether written or oral, with any Person (other than Parent and Merger Sub) concerning an Alternative Proposal (other than negotiating and entering into a confidentiality and standstill agreement as described in Section 6.4(a)(iii)) (an “Alternative Acquisition Agreement”);

(C) terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar Contract entered into by one or more of the MLP Group Entities in respect of or in contemplation of an Alternative Proposal (other than to the extent the GP Conflicts Committee determines in good faith, after consultation with its outside financial and legal advisors, that failure to take any such actions under this Section 6.4(a)(i)(C) would constitute a breach of its duties under the MLP Partnership Agreement, including any duty to act in the best interests of MLP or the Public Unitholders thereunder);

(D) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding any Alternative Proposal;

(E) furnish any non-public information relating to any of the MLP Group Entities, or afford access to the books or records or Representatives of any of the MLP Group Entities, to any third party that, to the Knowledge of the MLP Entities, after consultation with its Representatives, is reasonably likely to make, or has made, an Alternative Proposal;

(F) take any action to make the provisions of any Takeover Laws inapplicable to any transactions contemplated by any Alternative Proposal; or

(G) resolve or publicly propose or announce to do any of the foregoing.

(ii) Notwithstanding anything to the contrary in this Agreement and subject to the conditions in Section 6.4(a)(iii) and solely in response to a Bona Fide Alternative Proposal made on or after the date of this Agreement and prior to obtaining MLP Unitholder Approval, the MLP Non-Solicit Parties may, with respect to the Person that has made such Bona Fide Alternative Proposal:

(A) in response to a request therefor by such Person, provide information or afford access to the books and records or Representatives of any of the MLP Group Entities; and

(B) engage or participate in any discussions or negotiations with such Person (and its Representatives) with respect to such Bona Fide Alternative Proposal. For the avoidance of doubt, the discussions and negotiations with such Person (or its Representatives) shall include discussions and negotiations of all of the Transactions (i.e., not only the Merger or GP Equity Transfer), and the appropriate MLP Non-Solicit Parties shall be entitled to participate in such discussions or negotiations.

(iii) The MLP Entities may not take the actions described in Section 6.4(a)(ii) unless, prior to taking any such action:

(A) the MLP Entities have (1) received from such Person an executed confidentiality and standstill agreement on terms that are no less restrictive than those contained in the Confidentiality Agreement (and compliant with the last sentence of Section 6.4(g)) and (2) disclosed to Parent GP (and, if applicable, substantially contemporaneously provided copies of) any non-public information to be provided to such Person and any books or records to which such Person will be afforded access, in each case, to the extent not previously provided to Parent GP;

(B) the MLP Entities have delivered to Parent GP written notice prior to taking any such action (1) stating that the MLP GP Board intends to take such action, (2) stating that the GP Conflicts Committee has made the determination set forth in Section 6.4(a)(iii)(C) and (3) including an unredacted copy of such Bona Fide Alternative Proposal (including any materials relating to such Person’s proposed equity and debt financing, if any) and an executed copy of the confidentiality agreement described in Section 6.4(a)(iii)(A); and

(C) the GP Conflicts Committee has determined in good faith, after consultation with its outside financial and legal advisors, that such Bona Fide Alternative Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and that failure to take such action would constitute a breach of its duties under the MLP Partnership Agreement, including any duty to act in the best interests of MLP or the Public Unitholders thereunder.

(b) No Withdrawal of Recommendation. Except as set forth in Section 6.4(c), no MLP Non-Solicit Party shall:

(i) withdraw, qualify or modify, in a manner adverse to Parent, Parent GP or Merger Sub, the Board Recommendation;

(ii) fail to announce publicly, within 10 Business Days after a tender offer or exchange offer relating to any securities of MLP has been commenced, that the MLP GP Board recommends rejection of such tender or exchange offer;

(iii) fail to include the Board Recommendation in the Proxy Statement distributed to the Unitholders in connection with the Transactions;

(iv) make any other public statement that is inconsistent with the Board Recommendation;

(v) approve, adopt or recommend any Alternative Proposal; or

(vi) resolve or publicly propose to do any of the foregoing (any such prohibited action described in clause 6.4(b)(i) through this clause 6.4(b)(vi) being referred to as a “Withdrawal of Recommendation”);

provided that the making of any determination of the MLP GP Board (or any committee thereof) to provide, or the provision of, a Superior Proposal Notice or an Intervening Event Notice in compliance with the terms of this Agreement shall not, in and of itself, be deemed a Withdrawal of Recommendation.

(c) Certain Permitted Withdrawals of Recommendation. Subject to Section 6.4(d), at any time prior to obtaining MLP Unitholder Approval, the GP Conflicts Committee may effect, or cause the MLP Entities to effect, as the case may be, a Withdrawal of Recommendation if: (i) the GP Conflicts Committee determines that (A) after complying with Section 6.4(d)(i), a Bona Fide Alternative Proposal constitutes a Superior Proposal or (B) after complying with Section 6.4(d)(ii), an Intervening Event has occurred and is continuing and (ii) the GP Conflicts Committee determines in good faith, after consultation with its outside financial and legal advisors, that approving the Merger would constitute a breach of its duties under the MLP Partnership Agreement, including any duty to act in the best interests of MLP or the Public Unitholders thereunder.

(d) Procedure Prior to Withdrawal of Recommendation.

(i) Superior Proposal. The GP Conflicts Committee shall be entitled to effect, or cause the MLP Entities to effect, a Withdrawal of Recommendation in connection with a Superior Proposal (to the extent permitted under Section 6.4(c)), only if (A) the GP Conflicts Committee shall have delivered to

Parent GP a written notice (a “Superior Proposal Notice”) (1) stating that the GP Conflicts Committee intends to take such actions pursuant to Section 6.4(c), (2) stating that the GP Conflicts Committee has made the determinations set forth in Sections 6.4(c)(i)(A) and 6.4(c)(ii) and (3) including an unredacted copy of such Superior Proposal and proposed an unredacted form of any Alternative Acquisition Agreement related to such Superior Proposal (including any materials relating to such Person’s proposed equity and debt financing, if any) and (B) the Negotiation Period shall have expired and the Superior Proposal remains a Superior Proposal at the end of the Negotiation Period. During the four Business Day period commencing on the date of Parent GP’s receipt of such Superior Proposal Notice (such period, as may be extended pursuant to this Section 6.4(d)(i), the “Negotiation Period”), the MLP Entities shall engage, and shall cause their Representatives to be available for the purpose of engaging, in good faith negotiations with Parent GP (to the extent Parent GP desires to negotiate) regarding an amendment of this Agreement so that the Alternative Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal. Each time the financial or other material terms or conditions of such Bona Fide Alternative Proposal (or terms or conditions related thereto, such as the proposed equity and debt financing) are amended or modified, the MLP Entities shall be required to deliver to Parent GP a new Superior Proposal Notice (including, as attachments thereto, amended forms of the written Alternative Acquisition Agreements relating to such Bona Fide Alternative Proposal) and the Negotiation Period shall be extended by an additional two Business Days from the date of Parent’s receipt of such new Superior Proposal Notice.

(ii) Intervening Event. The GP Conflicts Committee shall be entitled to effect, or cause the MLP Entities to effect, a Withdrawal of Recommendation in connection with, an Intervening Event (to the extent permitted under Section 6.4(c)), only if (A) the GP Conflicts Committee shall have delivered to Parent GP prior to obtaining MLP Unitholder Approval a written notice (an “Intervening Event Notice”) (1) stating that the GP Conflicts Committee intends to take such actions pursuant to Section 6.4(c), (2) stating that the GP Conflicts Committee has made the determinations set forth in Sections 6.4(c)(i)(B) and 6.4(c)(ii) and (3) including a summary, in all material respects, of the Intervening Event and (B) the Intervening Event Negotiation Period shall have expired. During the four Business Day period commencing on the date of Parent’s receipt of such Intervening Event Notice (such period, as may be extended pursuant to this Section 6.4(d)(ii), the “Intervening Event Negotiation Period”), the MLP Entities shall engage, and shall cause their Representatives to be available for the purpose of engaging, in good faith negotiations with Parent GP (to the extent Parent GP desires to negotiate) regarding an amendment of this Agreement so that the GP Conflicts Committee would no longer be permitted to take such actions pursuant to Section 6.4(c). Each time there is a material change to the facts or circumstances relating to the Intervening Event, the MLP Entities shall be required to deliver to Parent GP a new Intervening Event Notice (including, as attachments thereto, a summary of the changes to the facts and circumstances relating to the Intervening Event) and the Intervening Event Negotiation Period shall be extended by an additional two Business Days from the date of Parent’s receipt of such new Intervening Event Notice.

(e) Certain Permitted Disclosure. Nothing contained in this Section 6.4 shall be deemed to prohibit the MLP Entities from complying with their required disclosure obligations under applicable Law with regard to an Alternative Proposal or an Intervening Event; provided, however, that none of MLP, MLP GP or the MLP GP Board (or any committee thereof) shall effect any Withdrawal of Recommendation, except in accordance with Section 6.4(c) and Section 6.4(d); and provided, further, that in no event shall any (i) “Stop-Look-and-Listen” communication contemplated by Rule 14d-9(f) under the Exchange Act or (ii) public announcement or other public disclosure regarding any Alternative Proposal or Intervening Event that is required by applicable Law or the rules of any stock exchange on which the Common Units are then listed, and which does not expressly effect a Withdrawal of Recommendation, be deemed to be a Withdrawal of Recommendation or to violate this Section 6.4. Disclosure of the type described in this Section 6.4(e) (other than the type described in the second proviso of the foregoing sentence) that is not an express rejection of any Alternative Proposal or an express confirmation that the Board Recommendation remains in effect shall be deemed to be a Withdrawal of Recommendation.

(f) Existing Discussions. The MLP Entities and the Lightfoot Entities shall instruct, and shall cause their respective controlled Affiliates, Subsidiaries and their respective officers, managers and directors, and shall use their reasonable best efforts to instruct and cause their respective non-controlled Affiliates and Representatives and their respective officers, managers and directors, to immediately cease and cause to be terminated any discussions or negotiations with, or any solicitation or intentional assistance or encouragement of, any Person with respect to any Alternative Proposal (or that could reasonably be expected to lead to or result in an Alternative Proposal) which are ongoing as of the date of this Agreement and request that any such Person promptly return and destroy (and confirm destruction of) all confidential information concerning the MLP Group Entities. The MLP Entities and the Lightfoot Entities shall take the necessary steps to promptly inform, on the date of this Agreement, the individuals or entities referred to in the preceding sentence of this Section 6.4(f).

(g) Notice. Without limiting anything in this Section 6.4, the MLP Entities shall promptly (and, in any event, within 36 hours) notify Parent GP orally and in writing if any inquiries, proposals or offers with respect to an Alternative Proposal or requests for non-public information relating to any of the MLP Group Entities (other than requests for information in the ordinary course of business consistent with past practice and unrelated to an Alternative Proposal) are received by, or any discussions or negotiations with respect to an Alternative Proposal are sought to be initiated or continued with, any of the MLP Group Entities or the Lightfoot Entities or any of their respective Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of such discussions, proposals, offers or requests, and including in the written version of such notice, an unredacted copy of any written (including via electronic transmission) proposals, offers or requests, in each case, including any amendments or modifications thereto. The MLP Entities shall promptly (and, in any event, within 36 hours after any amendment or modification of, or development with respect to, any such, proposal, offer, request or Alternative Proposal, or at the reasonable request of Parent GP) notify Parent GP orally and in writing of the status of any such inquiries, proposals, offers or requests, including any material developments, notifications, amendments or modifications thereto and furnish to Parent GP copies of any written inquiries, correspondence and draft documentation in connection with such discussions, proposals, offers or requests. The MLP Entities and the Lightfoot Entities shall not, and shall cause their respective Subsidiaries and Representatives not to, enter into any Contract that would prohibit them from providing the information required to be provided to Parent GP pursuant to this Section 6.4(g).

Section 6.5 Regulatory, Financing and Other Authorizations.

(a) Cooperation. Subject to the terms and conditions of this Agreement, the Parent Entities, the MLP Entities and the Lightfoot Entities will cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Transactions as soon as practicable, including by (i) filing the Notification and Report Forms pursuant to the HSR Act within 10 Business Days after the date of this Agreement, (ii) using their respective reasonable best efforts (including complying with its obligations under Section 6.5(f)) to obtain as promptly as practicable all Antitrust Consents and Other Governmental Consents, and the termination or expiration, as applicable, of approvals or waiting periods required under all applicable Antitrust Laws in order to consummate the Transactions, (iii) cooperating with each other in connection with any review of, inquiry into, investigation of, or challenge to the Transactions under any Antitrust Law by a Governmental Authority and all activities with respect to any requests that may be made by, or any actions, Consents or undertakings that may be sought by or from, any Governmental Authority in respect of Antitrust Consents and Other Governmental Consents, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or Proceedings challenging, the consummation of the Transactions and (iv) offering, accepting or agreeing, or committing to agree to a Divestiture Condition with respect to any businesses or assets acquired after the date hereof in order to obtain any Antitrust Consent or Other Governmental Consent, in each case with such Divestiture Condition contingent upon the occurrence of the Closing; provided that nothing in this Agreement will require any of the Parent Entities, the MLP Entities, the Lightfoot Entities or any of their respective Affiliates to offer, accept or agree, or commit to agree, to, a Divestiture Condition with respect to any businesses or assets owned as of the date hereof in order to obtain any Antitrust Consent or Other Governmental Consent; and provided, further, that none of the MLP Entities or the Lightfoot Entities will, without Parent GP’s prior written consent, offer, accept or agree, or commit to agree, to, any Divestiture Condition. Nothing in this Section 6.5 will limit any applicable rights a Party may have to terminate this Agreement pursuant to Section 8.1 in a case where Section 8.1 permits such termination. In exercising the foregoing rights, each of the Parties will act reasonably and as promptly as practicable. Notwithstanding anything in this Agreement to the contrary, the Parent Entities will have the absolute right (but not the obligation) to contest, at their cost and expense, any challenge to this Agreement by any Governmental Authority, including contesting through a Proceeding initiated by the U.S. Department of Justice or the Federal Trade Commission to enjoin any of the Transactions, provided that (i) such actions do not prevent the Closing from occurring on or before the Outside Date and (ii) the Parent Entities afford the MLP Entities, the Lightfoot Entities and their respective Representatives an opportunity to participate in all associated Proceedings, provided that the Parent Entities will retain final discretion and authority with respect to such litigation.

(b) Financing.

(i) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done all things necessary to arrange, obtain and consummate the Financing on the terms and conditions described in the Commitment Letters (including the exercise of so-called “flex” provisions in the related fee letter) as promptly as practicable (taking into account the timing of the Marketing Period), including using reasonable best efforts to (i) maintain in full force and effect the Commitment Letters until consummation of the Transactions (except that Parent may agree to any modification or amendment of the Commitment Letters solely as permitted pursuant to Section 6.5(b)(iii)) and to negotiate and execute definitive agreements with respect to the Financing on the terms contained in the Commitment Letters (including any “flex” provisions applicable thereto) or on terms that are no less favorable, in any material respect, to Parent than the terms contained in the Commitment Letters (including any “flex” provisions applicable thereto), in each case which terms shall not in any adverse respect change, expand or impose new conditions to the funding of the Financing at the Closing or reduce the aggregate amount of the Financing available to be funded on the Closing Date or materially affect the timing of the Closing Date (the “Financing Agreements”), (ii) satisfy on a timely basis (taking into account the timing of the Marketing Period) all conditions in the Commitment Letters and such Financing Agreements which are in their control and to consummate the Financing at or prior to the Closing, (iii) enforce their rights under the Commitment Letters and the Financing Agreements including by taking enforcement action to cause the Financing Sources, lenders and other Persons committing to provide the Financing to comply with their obligations under the Commitment Letters and the Financing Agreements and to fund such Financing at Closing; provided, however, that Parent shall not be required to take any such enforcement action unless all conditions precedent set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing) and (iv) comply with their obligations in all material respects under the Commitment Letters and the Financing Agreements. Parent shall keep the MLP Entities and the Lightfoot Entities reasonably informed with respect to any material developments concerning the status of the Financing. Parent shall provide the MLP Entities and the Lightfoot Entities, upon reasonable request, with copies of any primary material Financing Agreements and such other material information and documentation regarding the Financing as shall be reasonably necessary to allow the MLP Entities and the Lightfoot Entities to monitor the progress of such financing activities.

(ii) Parent shall promptly (and in any event no later than three (3) Business Days after becoming aware thereof) notify the MLP Entities and the Lightfoot Entities in writing (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Commitment Letters or Financing Agreements of which the Parent Entities become aware, (ii) of the receipt by the Parent Entities or any of their controlled Affiliates or Representatives of any written notice or other written communication from any Financing Source, any lender or any other Person with respect to any (A) actual, threatened or alleged breach, default, termination or repudiation by any party to the Commitment Letters or any Financing Agreement (including any proposal by any Financing Source, lender or other Person to withdraw, terminate or reduce the amount of the Financing below the amount contemplated by the Commitment Letters) or (B) material dispute or disagreement between or among any parties to the Commitment Letters or any Financing Agreement (other than ordinary course negotiations), (iii) if for any reason Parent believe in good faith that it will not be able to obtain all or any portion of the Financing on the terms contemplated by the Commitment Letters or the Financing Agreements and (iv) of the termination or expiration of the Commitment Letters or any Financing Agreement. As soon as reasonably practicable, after the MLP Entities or the Lightfoot Entities deliver to Parent a written request, Parent shall provide any information reasonably requested by the MLP Entities or the Lightfoot Entities relating to any of the circumstances referred to in this Section 6.5(b)(ii).

(iii) Parent shall not permit or consent to any amendment, supplement, modification or waiver to be made to the Commitment Letters if such amendment, supplement, modification or waiver would (A) change, expand or impose new conditions precedent to the funding of the Financing from those set forth therein on the date hereof, (B) materially delay the funding of the Financing thereunder or reasonably be expected to materially impair, delay or prevent the availability of all or a portion of the Financing or the consummation of the Transaction, (C) reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Financing (except as set forth in any flex provisions existing on the date hereof)) unless additional sources are then made available to finance such increase in fees or original issue discount or (D) otherwise adversely affect the ability of the Parent Entities to consummate the Transactions or materially delay the timing of the Closing (collectively, the “Restricted Commitment Letter Amendments”) (except that subject to the limitations set forth in this Section 6.5(b)(iii), Parent may replace, modify, supplement or amend the Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letters as of the date hereof, so long as such replacement, modification, supplement or amendment would not result in the occurrence of a Restricted Commitment Letter Amendment). For purposes of this Agreement, references to the “Commitment Letters” shall include such documents as permitted or required by this Section 6.5(b)(iii) to be amended, modified or waived, in each case from and after such amendment, modification or waiver.

(c) Alternative Financing.

(i) In the event that any portion of the aggregate amount of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, other than as a result of a termination of this Agreement in accordance with its terms, Parent shall (i) promptly notify the MLP Entities and the Lightfoot Entities of such unavailability and, to the knowledge of Parent, the reason therefor and (ii) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, any alternative financing arrangement, including from alternative sources, on terms no less favorable to Parent than the terms of the Debt Commitment Letter and in an amount sufficient to enable the Transactions to be consummated (such arrangement, an “Alternative Financing”; in such event, the terms “Debt Commitment Letter” and “Commitment Letters” shall be deemed to refer to such new commitment letters entered into in connection with such Alternative Financing and the terms “Debt Financing” and “Financing” shall be deemed to refer to the Alternative Financing contemplated thereby).

(ii) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.5 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require Parent to pay fees or interest rates (taken as a whole) applicable to the Debt Financing in excess, other than by a de minimis amount, of those contemplated by the Debt Financing Commitment Letter (including the market flex provisions), or agree to market flex terms (taken as a whole) less favorable, other than in a de minimis respect, to Parent or the Company than such corresponding market flex term contained in or contemplated by the Debt Financing Commitment Letter (in either case, whether to secure waiver of any conditions contained therein or otherwise).

(iii) In the event the Debt Commitment Letter is replaced in accordance with clause (i) above, Parent shall provide the MLP Entities and the Lightfoot Entities executed copies of the material documentation relating to any replacement commitment (including any fee letter with respect thereto, redacted in customary form).

(d) Financing Cooperation. Prior to the Closing, the MLP Entities shall, and shall cause their respective officers, employees, advisors and other representatives to use their reasonable best efforts to, cooperate, at Parent’s expense, with Parent, Parent GP, Holdings and their advisors in connection with the arrangement of the Debt Financing or Alternative Financing as may be reasonably requested by Parent, Parent GP or Holdings, including using reasonable best efforts in (i) participating in a reasonable number of meetings, drafting sessions, presentations, road shows, rating agency and due diligence sessions, sessions with prospective Debt Financing Sources and investors; (ii) furnishing Parent, Parent GP, Holdings and the Debt Financing Sources as promptly as practicable with the Required Financial Information, and other customary documents (in the case of such other documents, to the extent reasonably requested by Parent GP), to consummate the Debt Financing or the Alternative Financing at the time the Debt Financing or the Alternative Financing is to be consummated; (iii) reasonably assisting Parent, Parent GP, Holdings and the Debt Financing Sources in the preparation prior to commencement of the Marketing Period of (A) offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing or the Alternative Financing and (B) materials for rating agency presentations; (iv) reasonably cooperating with, and providing access to the Parent Entities’ counsel to, MLP’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing or Alternative Financing; (v) assisting in the preparation of and executing and delivering any necessary pledge and security documents (including all schedules thereto and any customary perfection certificates reasonably requested by Parent GP) and otherwise reasonably cooperating with Parent, Parent GP and Holdings in facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates or documents as may be reasonably requested by Parent GP; (vi) obtaining customary authorization letters of a member of MLP GP’s management with respect to the bank information memoranda and using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing or Alternative Financing; (vii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent GP necessary to permit the consummation of such Debt Financing or Alternative Financing; (viii) providing unaudited consolidated quarterly financial statements of MLP and its Subsidiaries (excluding footnotes) for each quarter ended at least 45 days before the Closing, consisting of a balance sheet, income statement and statement of cash flows; (ix) assisting Parent and Parent GP in obtaining legal opinions, surveys and title insurance as reasonably requested by Parent GP; and (x) providing Parent, Parent GP and Holdings with all documentation and other information with respect to MLP and its Subsidiaries as shall have been reasonably requested in writing by Parent GP at least eight Business Days prior to the Closing Date and that is required in connection with the Debt Financing and Alternative Financing by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case no later than three Business Days prior to the Closing Date. Notwithstanding the foregoing, the MLP Entities shall not be required to provide any cooperation or assistance under this Section 6.5 to the extent doing so would (i) unreasonably interfere with the ongoing business or operations of MLP or any of its Subsidiaries, (ii) require MLP or any of its Subsidiaries to take any action that would conflict with or violate any law or subject any director, manager, officer or employee of MLP or any of its Subsidiaries to any actual personal liability, (iii) require providing access to or disclose information that MLP reasonably determines could jeopardize any attorney client privilege of, or conflict with any confidentiality requirements (not created in contemplation hereof) applicable to, MLP or any of its Subsidiaries, (iv) require any of the MLP Group Entities to take any action that would reasonably be expected to result in a breach of any Contract or subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs that are reimbursed by Parent) or incur any other liability of any kind or provide or agree to provide any indemnity, (v) other than in connection with the customary authorization letter referred to in clause (vii) above, require any of the MLP Group Entities to execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents or (vi) require MLP GP Board in place prior to Closing to enter into any resolutions or take similar action. MLP hereby consents to the use of its logos and logos of its Subsidiaries in connection with the Debt Financing or Alternative Financing. Parent shall indemnify, defend and hold harmless the MLP Entities and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties suffered or incurred and amounts paid by any of them in connection with the Debt Financing or Alternative Financing, including any action taken in accordance with this Section 6.5(d) and any information utilized in connection therewith (other than historical financial information relating to the MLP and its Subsidiaries provided in writing by the MLP or its Subsidiaries expressly for use in connection with the Debt Financing or Alternative Financing) or except to the extent such losses result from actual fraud of any of the MLP Entities or their respective Representatives. Parent shall, promptly upon request by MLP, reimburse the MLP Entities for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by the MLP Entities in connection with this Section 6.5(d).

(e) Information. Subject to applicable Law, each Party will, upon request by the any other Party, furnish the other with all information concerning itself, its Subsidiaries, directors, officers, members, managers, general partners and stockholders and such other matters as may be necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of any Party to any Governmental Authority or other Person in connection with the Parties’ respective obligations under Section 6.5(a).

(f) Fees and Other Costs of Governmental Consents. Each of the Parties will be responsible for its own respective fees, costs and expenses, including costs and expenses of any necessary experts or consultants, incurred by such Party, as applicable, in connection with any review of, inquiry into, investigation of, or challenge to any of the Transactions; provided that Parent will be responsible for paying the filing fee under the HSR Act and any filing fee associated with any other applicable Antitrust Laws.

(g) Notification Requirements. Each Party will promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement; provided that such notice must be delivered within 36 hours if the communication is a Divestiture Request. The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing. The Parties will provide each other with copies of all filings and all material correspondence or communications between them or any of their

Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. The Parties will use reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

(h) Third Party Approvals. Subject to the terms and conditions of this Agreement (including Section 6.5(f)), each of the Parties will cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary to consummate the Transactions and to comply with the terms and conditions of all material permits, consents, approvals and authorizations and to cause the Transactions to be consummated as expeditiously as practicable. Each of the Parties has the right to review in advance, and to the extent practicable each will consult with the other Parties, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and promptly. Each Party hereto agrees that it will consult with the other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other Parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

Section 6.6 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent GP and MLP GP. Parent GP and MLP GP will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the Parties; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s capital stock is traded, provided such Party affords the other Parties a reasonable opportunity to first review the content of the proposed disclosure and provide reasonable and timely comment regarding same; provided, however, that this Section 6.6 shall not be deemed to restrict in any manner MLP’s ability to communicate with its employees and that MLP shall not be required by this Section 6.6 to consult with any other Party with respect to a public announcement in connection with the receipt and existence of a Bona Fide Alternative Proposal and matters related thereto or a Withdrawal of Recommendation, subject to the obligations set forth in Section 6.4.

Section 6.7 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the MLP Entities and the Lightfoot Entities will (i) afford Parent GP and its Representatives reasonable access (and, with respect to books and records, the right to copy), during normal business hours, to their respective officers, employees, agents, properties, assets, books, offices, facilities, Contracts, Tax Returns, Permits and records and other information reasonably requested by Parent (in each case, whether in physical or electronic form), (ii) furnish promptly during normal business hours such information concerning the business, properties, offices, facilities, Contracts, Tax Returns, Permits, assets and liabilities of the MLP Group Entities as Parent GP or its Representatives reasonably request, (iii) reasonably cooperate with Parent GP and its Representatives to organize and facilitate meetings among Parent GP and its Representatives and the MLP Entities and their respective Representatives to be located at the offices and facilities of the MLP Group Entities at such times as Parent GP may reasonably request, (iv) use reasonable best efforts to furnish or produce information related to the financial or Tax records of the MLP Group Entities if reasonably requested by Parent GP (which, for purposes of this Section 6.7, will be deemed to be furnished or produced upon MLP entering into an engagement with its regular external advisors to furnish such information to Parent GP) and (v) reasonably cooperate with Parent GP and its Representatives with respect to communications to, and to organize and facilitate meetings with, customers, suppliers and other key business relations of the MLP Group Entities as Parent GP may reasonably request; provided, however, that such access shall be provided on a basis that minimizes the disruption to the operations of the MLP Entities and in no event shall include invasive sampling or testing of the Environment; and provided further, that the foregoing will not require the MLP Entities (i) to permit any inspection, or to disclose any information, that in the reasonable judgement of the MLP Entities (after consultation with its outside legal counsel) would (A) result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the MLP Entities have used reasonable best efforts to obtain the Consent of such third party to such inspection or disclosure or (B) result in a violation of any Antitrust Laws, (ii) to disclose any privileged information of the MLP Group Entities to the extent such disclosure would result in the loss of such privilege (in each case, it being agreed that the MLP Entities shall give notice to Parent of the fact that it is withholding such access or information and thereafter the MLP Entities shall use their respective reasonable best efforts to cause such access or information, as applicable, to be provided, or made available, in a manner that would not reasonably be expected to cause such a disclosure, violation or waiver) or (iii) to disclose any information relating to the MLP Entities’ consideration of the Transactions, including the minutes of the GP Conflicts Committee.

(b) The MLP Entities and the Lightfoot Entities will furnish promptly to the Parent Entities, and the Parent Entities will furnish promptly to the MLP Entities and the Lightfoot Entities (i) a copy of each report, schedule and other document filed or submitted by any of them pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by any of them from the SEC concerning compliance with securities Laws and (ii) all other information concerning their and their respective Subsidiaries’ business, properties and personnel as the Parent Entities or the MLP Entities and the Lightfoot Entities, as the case may be, may reasonably request; provided, however, that, notwithstanding anything to the contrary herein and notwithstanding any right to information under Law (to the extent such right under Law can be waived), except as specifically provided in Section 6.18(d), none of the MLP Group Entities, the Lightfoot Entities or their respective Affiliates or holders of their Equity Interests shall have the right at any time to examine the Tax Returns, Tax work papers, financial statements or books and records of the Parent, Merger Sub or their respective Affiliates for any purpose.

(c) Except for disclosures permitted by the terms of the Confidentiality Agreement, Parent GP and its Representatives will hold all information received from the MLP Entities pursuant to this Section 6.7 in confidence in accordance with the terms of the Confidentiality Agreement.

(d) Prior to and after the Closing, the Lightfoot Entities and their Affiliates shall provide Parent and Parent GP access to the personnel, books, work papers and records of the Lightfoot Entities and their Affiliates relating to any of the MLP Group Entities to the extent reasonably necessary to enable Parent and Parent GP to prepare financial statements of the MLP Group Entities in such form and covering such periods as may be required by any applicable securities Laws to be filed with the SEC. Furthermore, the Lightfoot Entities and their Affiliates shall use their commercially reasonable efforts to cause the independent public accountants of the MLP Group Entities to provide any consent necessary to the filing of such financial statements with the SEC and to provide such customary representation letters as are necessary in connection therewith. All of the financial statements, reports, opinions and related activities to be prepared, provided, delivered, made available or undertaken pursuant to this Section 6.7(d) shall be prepared, provided, delivered, made available and undertaken at the sole cost and expense of Parent.

(e) For a period of three years following the Closing, the Lightfoot Entities and their Affiliates shall retain all books, records, information and documents in possession of the Lightfoot Entities and their Affiliates that are necessary to prepare and audit financial statements with respect to the assets and liabilities of, or otherwise relating to, the MLP Group Entities, except to the extent originals or copies thereof are transferred to Parent and Parent GP in connection with Closing.

(f) No investigation, or information received, pursuant to this Section 6.7 will modify any of the representations and warranties of the Parties.

Section 6.8 Notification of Certain Matters. The MLP Entities and the Lightfoot Entities will give prompt notice to Parent GP, and Parent GP will give prompt notice to the MLP Entities and the Lightfoot Entities, of (a) any notice or other communication received by such Party (or its Subsidiaries, Affiliates or Representatives) from any Governmental Authority in connection with the Transactions or from any Person alleging that the obtaining or making of Consent from or with such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such Party to obtain such Consent is reasonably likely to be material to any of the Parties, (b) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VII and (c) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VII; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice; provided, further, that in the case of clauses (b) and (c), the failure to comply with this Section 6.8 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VII, or give rise to any right to terminate this Agreement under Article VIII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 6.9 Indemnification and Insurance.

(a) From and after the Effective Time, Parent and the Surviving Entity shall indemnify, defend and hold harmless to the fullest extent permitted under Applicable Law each Indemnified Person against all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, fines, penalties suffered or incurred and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by any Indemnified Person in such Indemnified Person’s capacity as such, whether commenced, asserted or claimed before or after the Effective Time to the extent such Indemnified Person would be entitled to be indemnified in respect of liabilities for such acts or omissions under the MLP GP LLC Agreement or the MLP Partnership Agreement (or in the comparable governing documents of any Subsidiary of MLP) or under applicable Law. In the event of any Proceeding in respect of any act or omission by an Indemnified Person that is subject to indemnification pursuant to the immediately preceding sentence, (i) Parent and the Surviving Entity shall pay, as incurred, the fees and expenses of counsel selected by the Indemnified Person, which counsel shall be reasonably acceptable to Parent and the Surviving Entity, in advance of the final disposition of any such Proceeding to the fullest extent permitted by Applicable Law and, if required, upon receipt of any undertaking required by Applicable Law to repay the amounts so advanced to the extent it is ultimately determined that such Indemnified Party is not entitled to indemnification, and (ii) Parent and the Surviving Entity will cooperate in the defense of any such matter; provided, however, Parent and the Surviving Entity shall not be liable for any settlement effected without their written consent (which consent shall not be unreasonably withheld or delayed), and provided further, that Parent and the Surviving Entity shall not be obligated pursuant to this Section 6.9(a) to pay the fees and disbursements of more than one counsel for all Indemnified Persons in any single Proceeding, unless, in the good faith judgment of any of the Indemnified Persons, there is or may be a conflict of interests between two or more of such Indemnified Persons, in which case there may be separate counsel for each similarly situated group.

(b) All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Person as provided in the MLP GP LLC Agreement, the MLP Partnership Agreement (or in the comparable governing documents of any Subsidiary of MLP) or under applicable Law, shall continue in full force and effect in accordance with their terms from and after the Effective Time, irrespective of any subsequent amendment, modification or revocation thereof.

(c) Prior to the Effective Time, the MLP Entities will purchase a single-premium pre-paid “tail policy” for a period of six years from the Closing Date with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by Indemnified Persons in their capacity as such and having coverage terms, benefits, levels of coverage (including limits, self-insured retentions and deductibles) and other terms and conditions which are in the aggregate not less advantageous to the Indemnified Persons as those in effect under the director and officer insurance policies of the MLP Group Entities on the date of this Agreement; provided that neither the Parent Entities nor any MLP Entity shall be required to expend in the aggregate for such six year period more than 300% of the last annual premiums paid prior to the date of this Agreement to maintain or procure such director and officer insurance policies of the MLP Group Entities and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 6.9(c) would cost in excess of that amount.

(d) The rights of any Indemnified Person under this Section 6.9 will be in addition to any other rights such Indemnified Person may have under the MLP Charter Documents or the DRULPA. The provisions of this Section 6.9 will survive the Closing Date for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs, successors, assigns, executors and administrators; provided, however, that in the event that any claim or claims for indemnification set forth in this Section 6.9 are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until disposition of all such claims. If Parent, Parent GP, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent, Parent GP or the Surviving Entity, as the case may be, shall assume the obligations of Parent, Parent GP and the Surviving Entity set forth in this Section 6.9.

Section 6.10 Transaction Litigation. The MLP Entities and the Lightfoot Entities will give the Parent Entities prompt notice of any Proceeding commenced or, to the Knowledge of the MLP Entities, threatened, against any of them or their respective directors, officers, managers, partners or Affiliates relating to this Agreement or the Transactions (collectively, “Transaction Litigation”) and shall keep the Parent Entities informed on a substantially current basis with respect to the status thereof (including by promptly furnishing to Parent GP and its Representatives such information relating to such Proceeding as may be reasonably requested). The MLP Entities and the Lightfoot Entities shall consult with the Parent Entities regarding the defense or settlement of any Transaction Litigation and shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same, without the prior written consent of Parent GP (which consent shall not be unreasonably withheld, conditioned or delayed). In connection with any Transaction Litigation and the Parties’ performance of their obligations under this Section 6.10, the Parties shall enter into a customary common interest or joint defense agreement or implement such other techniques as reasonably required to preserve any attorney-client privilege or other applicable legal privilege; provided, however, that the MLP Entities shall not be required to provide information if doing so, in the opinion of such MLP Entity’s legal counsel, would cause the loss of any attorney-client privilege or other applicable legal privilege; provided, that, if any information is withheld pursuant to the foregoing proviso, the MLP Entities shall inform Parent GP as to the general nature of what is being withheld and the Parties shall use reasonable best efforts to enable the MLP Entities to provide such information without causing the loss of any attorney-client or other applicable legal privilege.

Section 6.11 Cooperation Regarding MLP Debt. If requested by Parent GP at any time after the date hereof, the MLP Entities shall, and shall cause MLP’s Subsidiaries to, reasonably cooperate with, and use commercially reasonable efforts to assist, the Parent Entities in taking all actions necessary to, contemporaneously with the Closing and on behalf of MLP and its Subsidiaries, (a) repay or cause to be repaid all Indebtedness, liabilities and other obligations outstanding under the Existing MLP Credit Facility or secured by the collateral therefor with the proceeds of the Financing, (b) terminate or cause to be terminated all commitments of the lenders to lend under the Existing MLP Credit Facility and (c) terminate or release or cause to be terminated and released any and all guarantees of, and Liens securing, such Indebtedness, liabilities and obligations, in each case, including obtaining customary payoff letters and causing the filing of any UCC-3 termination statements, mortgage releases or similar documents evidencing termination or release of such Liens. The Parties shall, and the MLP Entities shall cause the other MLP Group Entities to, reasonably cooperate with the other Parties in the preparation, execution, delivery and filing of the necessary and appropriate documentation in connection with any actions reasonably requested by Parent GP pursuant to this Section 6.11.

Section 6.12 Fees and Expenses. Parent or its designee shall pay all charges and expenses of the Paying Agent in connection with the provisions set forth in Article II. Subject to Section 6.3(d) of the MLP Disclosure Letter, all fees and expenses incurred in connection with the Transactions including all legal, accounting, financial advisory, consulting and all other fees and expenses of third Parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, will be the obligation of the respective Party incurring such fees and expenses.

Section 6.13 Employee Benefits.

(a) Compensation; Benefit Plans.

(i) For a period of 12 months following the Closing Date (or until April 30, 2019, with respect to those Employees covered by a collective bargaining agreement with the Petroleum Trades Employees Union, an affiliate of Atlantic Independent Union, affiliated with teamsters Local #312), Parent GP shall (or shall cause one of its Affiliates to) (A) provide to each employee of the Surviving Entity, its Subsidiaries and MLP GP (collectively, the “Employees”) a base salary or hourly wage that is no less than the base salary or hourly wage provided to such Employee as of immediately prior to the Closing Date and (B) continue in effect the hourly pay practices that are applicable to the Employees as of the Closing Date and are set forth on Section 6.13(a)(i) of the MLP Disclosure Letter.

(ii) For a period of 12 months following the Closing Date (or until April 30, 2019, with respect to those Employees covered by a collective bargaining agreement with the Petroleum Trades Employees Union, an affiliate of Atlantic Independent Union, affiliated with teamsters Local #312), Parent GP shall (or shall cause one of its Affiliates to) provide each Employee with employee benefits (including, health, welfare and retirement benefits, but expressly excluding fringe benefits, equity-based incentives, defined benefit pension plan benefits, retiree medical benefits and nonqualified deferred compensation plan benefits) that are no less favorable, in the aggregate, to those provided to such Employees immediately prior to the Effective Time.

(b) Continuation of Benefit Plans. For purposes of eligibility, participation, benefit accruals and vesting (but not benefit accruals under defined benefit pension plans) under Parent Benefit Plans providing employee benefits to Employees after the Closing Date, each Employee shall be credited with his or her years of service with the MLP Group Entities (and their predecessors) prior to the Closing Date to the same extent as such Employee was entitled, before the Closing Date, to credit for such service under MLP Benefit Plans, except to the extent providing such credit would result in any duplication of benefits. In addition, Parent GP shall (or shall cause an Affiliate of Parent GP to) use commercially reasonable efforts to cause (i) each Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans to the extent such Employee would have been then-eligible to participate in a comparable MLP Benefit Plan; (ii) each Parent Benefit Plan providing medical, dental, hospital, pharmaceutical or vision benefits to any employee, to waive all pre-existing condition exclusions and actively at work requirements (to the extent permissible under any applicable insurance contracts) of such Parent Benefit Plan for such Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the Employee under comparable MLP Benefit Plans); and (iii) any deductibles and other eligible expenses (including co-payments) incurred by such Employee and/or his or her covered dependents during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year of each comparable Parent Benefit Plan (to the extent such credit would have been given under comparable MLP Benefit Plans prior to the Effective Time).

(c) Vacation. For purposes of determining the number of vacation days and other paid time off to which each Employee is entitled during the calendar year in which the Effective Time occurs, Parent will assume and honor all vacation and other paid time off days accrued or earned but not yet taken by such Employee as of the Effective Time.

(d) No Employee Third Party Beneficiaries. Without limiting the generality of Section 9.7, the provisions of this Section 6.13 are for the sole benefit of the Parties to this Agreement and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including any current or former employee of any MLP Entity or any of their respective Affiliates) other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.13) under or by reason of any provision of this Agreement. Nothing in this Section 6.13 amends, or will be deemed to amend (or prevent the amendment or termination of) any MLP Benefit Plan or any employee benefit plans sponsored, maintained or contributed to by Parent. Parent has no obligation to continue to employ or retain the services of any Employee for any period of time following the Effective Time and, except as specifically provided in this Section 6.13, Parent will be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such Employees in its absolute discretion.

Section 6.14 Termination of Trading and Deregistration. The MLP Entities and the Lightfoot Entities will cooperate with the Parent Entities and use reasonable best efforts to take, or cause to be taken, all actions and all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause (a) the delisting of the Common Units from the NYSE and the termination of trading of the Common Units on the Closing Date and prior to the Effective Time and (b) the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date.

Section 6.15 Takeover Laws. If any Takeover Law is or may become applicable to the Transactions, the MLP Entities and their respective boards of directors or managers and/or the Parent Entities and their respective boards of directors or managers, as applicable, will grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Parties will otherwise act to eliminate or minimize the effects of such Takeover Law on the Merger.

Section 6.16 Section 16 Matters. Prior to the Effective Time, to the extent reasonably necessary, the MLP Entities will take all such steps as may be necessary or appropriate to cause any dispositions of Common Units and Phantom Units resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the MLP Entities to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.17 FIRPTA Certificate. At the Closing, each Lightfoot Entity shall deliver to Parent a certificate, dated as of the Closing Date, which satisfies the requirements set forth in Treasury Regulation Section 1.1445-2(b)(2).

Section 6.18 Tax Matters.

(a) Unitholders will be allocated all items of income, gain, loss, deduction and credit of MLP for income Tax purposes through and including the Closing Date.

(b) MLP will be responsible for (i) the preparation, filing and delivery of all MLP Income Tax Returns required to be filed or delivered on or prior to the Closing Date and (ii) the filing of all MLP Income Tax Returns required to be filed on or after the Closing Date.

(c) The Lightfoot Entities will be responsible for the preparation of all MLP Income Tax Returns with respect to all taxable periods ending on or before the Closing Date that are required to be filed or delivered after the Closing Date, which MLP Income Tax Returns shall be prepared in a manner consistent with the past practices of the MLP unless otherwise required by applicable Law; provided, that any out-of-pocket, third party costs, fees or expenses incurred with respect to the foregoing shall be borne by MLP. The Lightfoot Entities will provide to Parent GP copies of all such MLP Income Tax Returns at least 30 days prior to the date on which such MLP Income Tax Return is required to be filed or delivered for Parent’s review and comment, and any reasonable comments of Parent shall be considered in good faith for incorporation into such MLP Income Tax Return by the Lightfoot Entities prior to filing by MLP or delivery by the Lightfoot Entities, as applicable.

(d) Following the Closing, the Parties shall, and shall cause their respective Affiliates (and their respective officers, directors, employees or agents) to, cooperate with the other Parties regarding the preparation and filing of all MLP Income Tax Returns, including providing the other Parties with reasonable access, during normal business hours, to their respective offices, employees, outside accountants, books, records and Tax Returns, subject to the proviso in Section 6.7(b).

(e) The Lightfoot Entities shall cause all MLP Income Tax Returns prepared by it to reflect properly for Tax purposes any transactions undertaken by the Parent Entities or any Unitholder, whether at or prior to the Closing.

(f) Following the Closing, Parent GP shall not, and shall cause its Affiliates (including MLP) not to, amend, refile or otherwise modify any MLP Income Tax Returns filed prior to the Closing Date, except with the consent of the Lightfoot Entities (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law.

(g) The Parties shall cause MLP and each other MLP Group Entity that is treated as a partnership for U.S. federal income tax purposes to have a valid election in effect under Section 754 of the Code for any taxable period which includes the Closing Date and shall not revoke such election without the consent of Parent GP.

(h) The Parties agree that the GP Purchase Price and the Merger Consideration (plus any applicable liabilities for federal income tax purposes) will be allocated among the underlying assets of MLP (and, to the extent applicable, the Subsidiaries of MLP) for purposes of Sections 1060 and 751 of the Code and the statements required to be filed under Treasury Regulations Section 1.751-1(a)(3) (and any similar provision of state, local or foreign Legal Requirement, as applicable) (the “Merger Consideration Allocation”). Within 45 days after the Closing Date, Parent GP shall provide the Lightfoot Entities with a proposed Merger Consideration Allocation. Within 30 days after the date of the delivery of such proposed allocation to the Lightfoot Entities, the Lightfoot Entities (on behalf of the Unitholders) shall propose to Parent GP any changes to such allocation in writing or otherwise shall be deemed to have agreed with such allocation upon the expiration of such 30 day period. The Lightfoot Entities and Parent GP shall cooperate in good faith to mutually agree to such allocation and shall reduce such agreement to writing. In the event the Lightfoot Entities and Parent GP are unable to agree as to the Merger Consideration Allocation, the Lightfoot Entities and Parent GP shall, within 30 calendar days following the delivery of any changes to the Merger Consideration Allocation to Parent GP by the Lightfoot Entities (the “Resolution Period”), use commercially reasonably efforts to attempt to resolve in writing their differences with respect to the Merger Consideration Allocation, and any such resolution shall be final, conclusive and binding on the Lightfoot Entities and Parent GP. If, at the conclusion of the Resolution Period, the Merger Consideration Allocation remains in dispute, then the Lightfoot Entities and Parent GP shall submit all items remaining in dispute to BDO USA, LLP (“BDO”) for resolution by delivering within 10 calendar days after the expiration of the Resolution Period to BDO their written position with respect to such items remaining in dispute. The fees and expenses of BDO pursuant to this Section 6.18(h) shall be divided equally between the Lightfoot Entities and Parent. BDO shall determine, based solely on the submissions by the Lightfoot Entities and Parent GP, and not by independent review, only those issues related to the determination of the Merger Consideration Allocation that remains in dispute. The Lightfoot Entities and Parent GP shall request that BDO make a decision with respect to all disputed items within 30 calendar days after the submissions of the Lightfoot Entities and Parent GP, as provided above, and in any event as promptly as practicable. The final determination of the Merger Consideration Allocation shall be set forth in a written statement by BDO delivered to the Lightfoot Entities and Parent GP and shall be final, conclusive and binding on the Lightfoot Entities and Parent GP. The Lightfoot Entities and Parent GP shall promptly execute any reasonable engagement letter requested by BDO and shall each cooperate fully with BDO, including, without limitation, by providing the information, data and work papers used by the Lightfoot Parties or Parent, as applicable, to prepare and/or calculate the Merger Consideration Allocation, making its personnel and accountants available to explain any such information, data or work papers, so as to enable BDO to make such determination as quickly and as accurately as practicable. The Parties shall file timely any forms and statements required under U.S. federal or state income Laws with respect to Taxes consistent with such Merger Consideration Allocation as finally determined in accordance with this Section 6.18(h). The Parties shall not file any Tax Return or otherwise take any position with respect to Taxes which is inconsistent with such Merger Consideration Allocation, except as required by a final “determination” within the meaning of Section 1313 of the Code or any similar state Law.

Section 6.19 Related Party Transactions. Prior to the Closing, each MLP Entity and the Lightfoot Entities will, and will cause the MLP Group Entities to, take such actions as are necessary or required to (i) terminate, effective at or prior to the Closing at no additional cost or liability to any MLP Group Entity, (A) each Contract that is listed in Section 6.19 of the MLP Disclosure Letter or (B) at Parent’s request, any Contract that is not disclosed in Section 3.22 of the MLP Disclosure Letter where the failure of such Contract to be so disclosed would cause the representations and warranties contained in Section 3.22 not to be true and correct and (ii) ensure that the MLP Group Entities have no further liabilities or obligations thereunder from and after the Closing.

Section 6.20 GP Conflicts Committee. Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, none of the MLP Entities shall, and the Lightfoot Entities shall not permit any MLP Entities to, without the consent of the GP Conflicts Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any director of the MLP GP Board that is a member of the GP Conflicts Committee either as a member of such board or member of such committee without the affirmative vote of the members of the MLP GP Board, including the affirmative vote of each of the other members of the GP Conflicts Committee. For the avoidance of doubt, this Section 6.20 shall not apply to the filling in accordance with the provisions of the applicable governing documents of the MLP GP of any vacancies caused by the death, incapacity or resignation of any such director.

Section 6.21 Change of Control Bonuses. Prior to or contemporaneously with the Closing, the Lightfoot Entities shall contribute or pay, or cause to be contributed or paid, to the MLP cash in an amount equal $185,000 for each month (or, for any partial month, a pro-rated amount thereof), commencing on January 1, 2017 and ending on the Effective Time; provided, however, that the aggregate amount to be contributed or paid by the Lightfoot Entities to the MLP pursuant to this Section 6.21 shall be reduced, dollar-for-dollar, by (i) any outstanding amounts owed to the Lightfoot Entities for the monthly overhead allocation (which, for the avoidance of doubt, does not include the Other Reimbursable Expenses, as defined below) charged by the Lightfoot Entities to the MLP pursuant to the terms and conditions of the Services Agreement, dated November 12, 2013, between LCP GP, the MLP and MLP GP, and (ii) the total amount of bonuses actually paid by the Lightfoot Entities on behalf of any of the MLP Entities in accordance with any change of control agreement to which any of the MLP Entities is a party on the date hereof (without giving effect to any amendments thereto entered into after the date hereof) at any time prior to the Effective Time to any officer of employee of LCP GP or MLP GP (solely to the extent such bonuses relate to the services performed by such officer or employee for the period from and after January 1, 2017). For purposes of this Section 6.21, “Other Reimbursable Expenses” means expenses incurred by the Lightfoot Entities in accordance with past practices for the benefit, or in connection with the activities, of the MLP Entities in respect of travel, meals and entertainment, professional and advisory services, industry conferences, customer appreciation events, and other direct expenses of the MLP Entities relating its operations and business activities that are paid, initially, by the Lightfoot Entities on behalf of the MLP Entities.

Section 6.22 MLP Financial Advisor. The Lightfoot Entities shall indemnify, defend and hold harmless the Parent Entities and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties suffered or incurred and amounts paid or payable by MLP in connection with any fees or expenses owed by MLP or any other MLP Entity or Lightfoot Entity to the MLP Financial Advisor.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each Party hereto to effect the Transactions will be subject to the satisfaction (or waiver by all Parties, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) MLP Approvals. The MLP Unitholder Approval shall have been obtained in accordance with applicable Law and the MLP Charter Documents.

(b) Regulatory Approval. (i) Any waiting period (and any extensions thereof) under the HSR Act applicable to the Transactions shall have expired or been terminated and (ii) the other Antitrust Consents set forth in Section 7.1(b)(ii) of the MLP Disclosure Letter, and any other Consent of any Governmental Authority pertaining to an asset or right, the absence of which or imposition of a limitation upon could reasonably be expected to materially impair the operation of the MLP Group Entities’ facilities or the business of the MLP Group Entities as currently conducted or Parent’s control thereof, shall have been obtained and shall be in effect and, if applicable, the waiting period (and any extension thereof) or mandated filings thereunder shall have expired, been terminated or been made, as applicable.

(c) No Injunctions or Restraints. No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be pending or in effect enjoining, restraining, preventing or prohibiting consummation of any of the Transactions or making the consummation of any of the Transactions illegal.

(d) Sale and Purchase of Joliet. The Joliet Purchase shall have been consummated or shall be, contemporaneously with effecting the Transactions, consummated, in either case, in accordance with the terms of the Joliet Purchase Agreement (including the satisfaction or, if permissible under applicable Law, by each applicable Person entitled to waive such conditions, waiver of all conditions set forth in the Joliet Purchase Agreement).

(e) Sale and Purchase of Gulf LNG Interest. The First Closing (as defined in the Gulf LNG Purchase Agreement) whether in a Separate Closing or as part of a Dual Closing (each as defined in the Gulf LNG Purchase Agreement), shall have been consummated or shall be, contemporaneously with effecting the Transactions, consummated, in either case, in accordance with the terms of the Gulf LNG Purchase Agreement (including the satisfaction or, if permissible under applicable Law, by each applicable Person entitled to waive such conditions, waiver of all conditions to such First Closing set forth in the Gulf LNG Purchase Agreement).

Section 7.2 Conditions to Obligations of the Parent Entities to Effect the Transactions. The obligations of the Parent Entities to effect the Transactions are further subject to the satisfaction (or waiver by Parent GP, if permissible under applicable Law) on or prior to the Closing Date of the following conditions (it being agreed that for purposes of determining whether any condition set forth in this Section 7.2 has been satisfied, the provisions of Section 9.12(b) shall be given effect):

(a) Representations and Warranties.

(i) The representations and warranties (A) of the MLP Entities contained in Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.3 (Authorization) and Section 3.4 (Noncontravention) and (B) of the Lightfoot Entities contained in Article IV (Representations and Warranties of the Lightfoot Entities) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any de minimis inaccuracies.

(ii) The representations and warranties of the MLP Entities contained in Section 3.25 (Takeover Laws) and Section 3.27 (Brokers) are true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made as of such time.

(iii) The representations and warranties of the MLP Entities contained in Section 3.10 (Prohibited Payments), Section 3.11 (Export Controls) and Section 3.12 (Antitrust Laws) (A) are true and correct, to the Knowledge of the MLP Entities, in all respects as of the date of this Agreement and (B) are true and correct in all respects as of the Closing Date, as if made as of such time, except, in the case of this clause (B), as has not resulted in, and would not reasonably be expected to result in, (x) a Criminal Penalty or (y) an MLP Material Adverse Effect (without giving effect to any limitation as to “materiality” or “MLP Material Adverse Effect” set forth in any individual such representation or warranty).

(iv) The other representations and warranties of the MLP Entities and the Lightfoot Entities contained in this Agreement are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “MLP Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

(b) Performance of Obligations of the MLP Entities and the Lightfoot Entities. The MLP Entities and the Lightfoot Entities shall have performed all obligations that are required to be performed by them under this Agreement at or prior to the Closing Date (i) in all respects for obligations with respect to which performance of them is qualified by “materiality” and (ii) in all material respects for all other obligations.

(c) No MLP Material Adverse Effect. Since the date of this Agreement and except to the extent arising out of any of the events, changes, effects, occurrences or state of facts described in Section 3.7(a) of the MLP Disclosure Letter, there shall not have occurred, arisen, come into existence or become known any event, change, effect, occurrence or state of facts that, individually or in the aggregate with all other events, changes, effects, occurrences or states of facts, has had, or would reasonably be expected to have, an MLP Material Adverse Effect.

(d) Certificates. The Parent Entities shall have received at the Closing (i) a certificate signed on behalf of the MLP Entities by a senior executive officer of each MLP Entity to the effect that the conditions set forth in Sections 7.2(a) through Section 7.2(c) (inclusive), to the extent applicable to the MLP Entities, have been satisfied and (ii) a certificate signed on behalf of the Lightfoot Entities by an authorized representative of the Lightfoot Entities to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) (inclusive), to the extent applicable to the Lightfoot Entities, have been satisfied.

(e) Certain Orders. There shall not be any Order that would reasonably be expected, individually or in the aggregate, to result, directly or indirectly, in (i) the consummation of any of the Transactions being made illegal, restrained, prohibited or materially limited, (ii) as a result of or in connection with any of the Transactions, the ownership or operation by (A) Parent, MLP or any of their respective Subsidiaries of all or any material portion of the business or assets of Parent, MLP or any of their respective Subsidiaries or (B) Holdings or MLP GP of all or any material portion of the business or assets of MLP GP, in each case, being made illegal, restrained, prohibited or materially limited, (iii) the ability of the Parent Entities, as applicable, to effectively acquire, hold or exercise full rights of ownership of the Common Units or the GP Equity Interest being made illegal, restrained, prohibited or having material limitations placed on any such ability or (iv) an MLP Material Adverse Effect.

(f) Tax Opinion. MLP shall have received (with a copy to Parent) an opinion of Vinson & Elkins L.L.P. (or another nationally recognized tax counsel reasonably acceptable to Parent GP), dated as of the Closing Date, to the effect that for U.S. federal income Tax purposes at least 90% of the gross income of MLP for the most recent full calendar year and for the complete calendar quarters ending before the Closing Date for which audited financial statements are available should be treated as income that is “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of MLP and any of their respective Affiliates as to such matters as such counsel may reasonably request.

(g) Resignations. Holdings shall have received the written resignation of each member of the MLP GP Board and each officer of MLP GP, dated to be effective as of the Effective Time.

(h) Amendment of Joliet LLC Agreement. The Joliet LLC Agreement shall have been amended in substantially the form attached as an exhibit to the Joliet Purchase Agreement.

(i) Transition Services Agreement. Parent GP shall have received at the Closing the Transition Services Agreement, duly executed by Lightfoot GP.

Section 7.3 Conditions to Obligations of the MLP Entities and the Lightfoot Entities to Effect the Transactions. The obligation of each of the MLP Entities and the Lightfoot Entities to effect the Transactions is further subject to the satisfaction (or waiver by each of MLP GP and LCP GP, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Parent Entities contained in Sections 5.1 and 5.2 are true and correct, except for any de minimis inaccuracies and (ii) the other representations and warranties of Parent and Merger Sub contained in this Agreement are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of the Parent Entities. The Parent Entities shall have performed all obligations that are required to be performed by them under this Agreement at or prior to the Closing Date (i) in all respects for obligations with respect to which performance of them is qualified by “materiality” and (ii) in all material respects for all other obligations.

(c) Certificate. MLP shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied, if such Party’s failure to perform any material obligation required pursuant to this Agreement to be performed by it has been the primary cause of, or primarily results in, such failure.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of MLP GP and Parent GP duly authorized by each of the MLP GP Board and Parent GP, respectively.

(b) by either of MLP GP or Parent GP:

(i) by written notice to the other Party at any time after the Outside Date, if the Closing has not been consummated on or before the Outside Date; provided that, if on the Outside Date the conditions to Closing set forth in Sections 7.1(b) (Regulatory Approval) or Section 7.1(c) (No Injunctions or Restraints) (but for purposes of Section 7.1(c), only if such Restraint is attributable to Antitrust Laws) have not been satisfied, but all other conditions to Closing in Article VII have been satisfied or are capable of being satisfied, then the Outside Date may be extended on one or more occasions to a date not later than March 1, 2018 at the option of Parent GP by providing written notice to the other Parties at or before 11:59 p.m. Houston, Texas time on the Outside Date; and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) will not be available (x) to a Party if the inability to satisfy such conditions was due primarily to the failure of such Party to perform any of its obligations under this Agreement or (y) to a Party if the other Party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9;

(ii) if any Restraint having the effect set forth in Section 7.1(c) (No Injunctions or Restraints) is in effect and has become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) will not be available to a Party if such Restraint was enacted primarily due to the failure of such Party or its Affiliates to perform any of its obligations under this Agreement; or

(iii) if, after the final adjournment of the MLP Unitholder Meeting at which a vote of the Unitholders has been taken in accordance with this Agreement, the MLP Unitholder Approval has not been obtained.

(c) by Parent GP:

(i) if any MLP Entity or any Lightfoot Entity has breached any of its respective obligations under Section 6.4 (No Solicitation or Withdrawal of Recommendation), excluding any such breaches that do not adversely affect the Parent Entities or the Transactions in any material respect;

(ii) if any MLP Entity or any Lightfoot Entity has breached any of its respective representations or warranties set forth in this Agreement (or if any such representations or warranties fail to be true) or any MLP Entity or any Lightfoot Entity has failed to perform any of its respective covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (B) is incapable of being cured, or is not cured by the applicable MLP Entity or Lightfoot Entity by the earlier of (x) the Outside Date and (y) 30 days following receipt of written notice from Parent of such breach or failure; or

(iii) if the GP Conflicts Committee has made a Withdrawal of Recommendation (whether or not in compliance with Section 6.4(c) (Certain Permitted Withdrawals of Recommendation)); provided, that Parent GP may only terminate the Agreement pursuant to this clause (iii) prior to the final adjournment of the MLP Unitholder Meeting at which a vote of the Unitholders is taken in accordance with this Agreement.

(d) by MLP GP:

(i) if any Parent Entity has breached any of its respective representations or warranties set forth in this Agreement (or if any such representations or warranties fail to be true) or any Parent Entity has failed to perform its respective covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (B) is incapable of being cured, or is not cured, by the Parent Entities by the earlier of (1) the Outside Date and (2) 30 days following receipt of written notice from MLP of such breach or failure; provided that MLP GP will not have the right to terminate this Agreement pursuant to this Section 8.1(d) if any of the MLP Entities or Lightfoot Entities are then in breach of Section 6.4 (No Solicitation or Withdrawal of Recommendation), excluding any such breaches that do not adversely affect the Parent Entities or the Transactions in any material respect;

(ii) if the GP Conflicts Committee has made a Withdrawal of Recommendation with respect to a Superior Proposal in compliance with Section 6.4(c) and Section 6.4(d) and the MLP GP Board authorizes the MLP Entities, to the extent permitted by and subject to complying with the terms of Section 6.4(c) and Section 6.4(d), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and, concurrently with the termination of this Agreement, the MLP Entities, subject to complying with the terms of Section 6.4(c) and Section 6.4(d), enter into an Alternative Acquisition Agreement providing for a Superior Proposal; provided that prior to, and as a condition of, any termination of this Agreement by MLP GP pursuant to this Section 8.1(d)(ii), MLP shall have paid the MLP Termination Fee to Parent pursuant to Section 8.2(b); or

(iii) if (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) and the Closing has not occurred by the time required under Section 1.3, (B) MLP GP has confirmed by irrevocable written notice delivered to Parent GP that (x) all conditions set forth in Section 7.3 have been and remain satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) or that it has irrevocably waived any unsatisfied conditions in Section 7.3 and (y) each of the MLP Entities stands ready, willing and able to consummate the transactions contemplated hereby (including the Closing) on the date of such notice and at all times during the five Business Day period immediately thereafter (such notice, a “Closing Failure Notice”), and (C) the Parent Entities fail to consummate the transactions contemplated hereby (including the Closing) within such five Business Day period after the date of the delivery of Closing Failure Notice.

Section 8.2 Effect of Termination.

(a) Generally. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof will be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will become null and void (other than the provisions in Section 6.12 (Fees and Expenses), this Section 8.2 and Section 6.7(c) (Confidentiality), and the provisions in Article IX (Miscellaneous), all of which will survive termination of this Agreement). Upon termination pursuant to this Article VIII, there will be no liability on the part of any Party or their respective directors, managers, officers and Affiliates; provided that, upon the termination of this Agreement and except as provided in Section 8.2(f), nothing will be deemed to release any Party from any liability to any other Party for any breach by such Party of this Agreement prior to such termination; provided further, that, in no event shall any Party or any of its Affiliates seek or be entitled to any consequential, indirect, punitive or incidental damages or damages based on a multiple of earnings or similar valuation, including in the case of a willful and material breach, for, or with respect to, this Agreement, the Commitment Letters or the Limited Guarantee or the transactions contemplated hereby and thereby (including for any breach by any of the Parent Entities, the Financing Sources or the Guarantors), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any Proceeding under applicable Laws arising out of any such breach, termination or failure.

(b) MLP Termination Fee.

(i) In the event that this Agreement is terminated by Parent GP pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii), then MLP shall pay to Parent a termination fee of $11,487,696 (the “MLP Termination Fee”) promptly (but in no event later than two Business Days) after such termination, by wire transfer of immediately available funds.

(ii) In the event that this Agreement is terminated by MLP GP pursuant to Section 8.1(d)(ii), then MLP shall pay Parent the MLP Termination Fee prior to, and as a condition of, such termination.

(iii) In the event that this Agreement is terminated (A) (1) by Parent GP pursuant to Section 8.1(c)(ii), if due to any Lightfoot Entity or any MLP Entity’s failure to perform any covenant or agreement set forth in this Agreement or the failure of any of the representations and warranties set forth in this Agreement made by any Lightfoot Entity or any MLP Entity to be true and correct as of the date of this Agreement, (2) by Parent GP or MLP GP pursuant to Section 8.1(b)(i) at a time when this Agreement was terminable by Parent GP pursuant to Section 8.1(c)(ii), if due to any MLP Entity’s or any Lightfoot Entity’s failure to perform any covenant or agreement set forth in this Agreement or the failure of any of the representations and warranties set forth in this Agreement made by any Lightfoot Entity or MLP Entity to be true and correct as of the date of this Agreement or (3) by MLP GP or Parent GP pursuant to Section 8.1(b)(iii), and (B) within 12 months after any such termination (1) any MLP Group Entity or any Lightfoot Entity or any of their respective Affiliates shall have entered into an Alternative Acquisition Agreement with respect to, or shall have approved or recommended to MLP’s Limited Partners or otherwise not opposed, any Alternative Proposal or (2) there shall have been consummated an Alternative Proposal, then MLP shall pay the MLP Termination Fee to Parent upon the earlier of (x) the consummation of such Alternative Proposal and (y) entry into such Alternative Acquisition Agreement, by wire transfer of immediately available funds; provided that the MLP Termination Fee payable pursuant to this Section 8.2(b)(iii) shall be reduced by the Parent Expense Reimbursement, if any, actually paid to Parent pursuant to Section 8.2(d)(i) and for purposes of this Section 8.2(b)(iii), the references to “20% or more” in the definition of Alternative Proposal shall be deemed to be references to “more than 30%.”

(iv) In no event shall MLP be required to pay the MLP Termination Fee on more than one occasion.

(c) Parent Termination Fee. In the event that this Agreement is terminated by MLP GP pursuant to Section 8.1(d)(iii), then Parent shall pay to MLP a termination fee of $24,616,491 (the “Parent Termination Fee”) promptly (but in no event later than two Business Days) after such termination, by wire transfer of immediately available funds; provided, that the Parent Termination Fee payable pursuant to this Section 8.2(c) shall be reduced by the MLP Expense Reimbursement, if any, actually paid to MLP pursuant to Section 8.2(d)(ii). In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(d) Expense Reimbursement.

(i) In the event that this Agreement is terminated, (i) by Parent GP pursuant to Section 8.1(c)(ii) due to any MLP Entity’s or any Lightfoot Entity’s failure to perform any covenant or agreement set forth in this Agreement, or (ii) by Parent GP or MLP GP pursuant to Section 8.1(b)(i) at a time when this Agreement was terminable by Parent GP pursuant to Section 8.1(c)(ii) due to any MLP Entity’s or any Lightfoot Entity’s failure to perform any covenant or agreement set forth in this Agreement or the failure of any of the representations and warranties set forth in this Agreement made by any Lightfoot Entity or MLP Entity to be true and correct as of the date of this Agreement, then MLP shall pay to Parent its and its Affiliates’ reasonable out-of-pocket costs, fees and expenses incurred in connection with their investigation, consideration, documentation, diligence and negotiation of this Agreement and the Transactions, including all fees and expenses of such Party’s and its Affiliates’ Representatives (the “Parent Expense Reimbursement”), by wire transfer of immediately available funds; provided that the Parent Expense Reimbursement shall not exceed $1,500,000. For the avoidance of doubt, the Parent Expense Reimbursement shall not be the sole and exclusive remedy of the Parent Entities against the MLP Entities or the Lightfoot Entities.

(ii) In the event that this Agreement is terminated, (i) by MLP GP pursuant to Section 8.1(d)(i) due to any Parent Entity’s failure to perform any covenant or agreement set forth in this Agreement, or (ii) by Parent GP or MLP GP pursuant to Section 8.1(b)(i) at a time when this Agreement was terminable by MLP GP pursuant to Section 8.1(d)(i) due to any Parent Entity’s failure to perform any covenant or agreement set forth in this Agreement or the failure of any of the representations and warranties set forth in this Agreement made by any Parent Entity to be true and correct as of the date of this Agreement, then Parent shall pay to MLP its and its Affiliates’ reasonable out-of-pocket costs, fees and expenses incurred in connection with their investigation, consideration, documentation, diligence and negotiation of this Agreement and the Transactions, including all fees and expenses of such Party’s and its Affiliates’ Representatives (the “MLP Expense Reimbursement”), by wire transfer of immediately available funds; provided that the MLP Expense Reimbursement shall not exceed $1,500,000. For the avoidance of doubt, the MLP Expense Reimbursement shall not be the sole and exclusive remedy of the MLP Entities against the Parent Entities.

(e) Collection Fees and Expenses. Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the Merger and the other Transactions, and that, without these agreements, no Party would enter into this Agreement. Accordingly, if MLP or Parent, as applicable, fails to promptly pay any amount due under this Section 8.2, and, in order to obtain such payment, the payee Party commences a Proceeding that results in an Order against the payor Party, the payor Party shall pay to the payee Party the costs and expenses (including attorney’s fees and expenses) in connection with such Proceeding and shall pay interest on the amount payable pursuant to such Order, compounded quarterly, at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid (but for such Proceeding) until the date of actual payment.

(f) Limitation of Liability.

(i) For the avoidance of doubt, (A) under no circumstances shall the aggregate amount of damages payable by any of the Parent Entities or any of their Affiliates, in respect of breaches under this Agreement (including pursuant to the Limited Guarantee) exceed $24,616,491 for all such breaches in the aggregate

(the “Parent Liability Limitation”) and (B) while MLP GP may pursue specific performance in accordance with, and subject to the terms and conditions of, Section 9.9, under no circumstances shall the MLP Entities be permitted or entitled to receive both specific performance of the type contemplated by Section 9.9 and the Parent Termination Fee (or other money damages). In no event shall the MLP Group Entities and any of their respective former, current or future officers, directors, partners, equityholders, managers, members or Affiliates (collectively, “MLP Related Parties”) seek or obtain, nor shall they permit any of their respective Representatives or any other Person on their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against any of the Parent Entities, the Financing Sources or any of their respective former, current or future general or limited partners, shareholders, financing sources, managers, members, employees, agents, directors, officers or Affiliates (collectively, the “Parent Related Parties”), including consequential, indirect, punitive or incidental damages or damages based on a multiple of earnings or similar valuation for, or with respect to, any breach of this Agreement, the Commitment Letters or the Limited Guarantee or the transactions contemplated hereby and thereby (including for any breach by any of the Parent Entities, the Financing Sources or the Guarantors), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any Proceeding under applicable Laws arising out of any such breach, termination or failure.

(ii) Notwithstanding anything to the contrary in this Agreement, (A) in no event shall any Parent Related Party (which excludes, for the avoidance of doubt, each of the Parent Entities) have any liability for monetary damages to any of the MLP Group Entities or any of the MLP Related Parties relating to or arising out of this Agreement or the transactions contemplated hereby, other than such Person’s obligations, if any, under the Limited Guarantee or the Commitment Letters and other than the obligations of the Parent Entities to the extent expressly provided herein and (B) under no circumstances shall the MLP Related Parties (which excludes, for the avoidance of doubt, the MLP Entities) have any liability to any Parent Related Party for monetary damages to any of the Parent Related Parties relating or arising out of this Agreement or the transactions contemplated hereby, other than such Person’s obligations to the extent expressly provided herein or in the other Transaction Documents. In no event shall MLP GP or any of the MLP Group Entities or MLP Related Parties seek or obtain, nor shall they permit any of their respective Representatives to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Parent Related Party with respect to this Agreement, the Commitment Letters or the Limited Guarantee or the transactions contemplated hereby and thereby (including any breach by any of the Parent Entities or the Financing Sources), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, other than from any of the Parent Entities to the extent expressly provided for in this Agreement and from the applicable Parent Related Party to the extent expressly provided for in the Limited Guarantee or the Commitment Letters, as applicable.

(iii) For the avoidance of doubt, (A) under no circumstances shall the aggregate amount of damages payable by the MLP Entities or their officers or directors in respect of breaches under this Agreement or any claim arising out of or related to this Agreement exceed the $24,616,491 (the “MLP Liability Limitation”) and (B) while the Parent Entities may pursue specific performance in accordance with, and subject to the terms and conditions of, Section 9.9, under no circumstances shall the Parent Entities be permitted or entitled to receive both specific performance of the type contemplated by Section 9.9 and the MLP Termination Fee (or other money damages). In no event shall the Parent Related Parties seek or obtain, nor shall they permit any of their respective Representatives or any other Person on their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award in excess of the MLP Liability Limitation against any of the MLP Related Parties, including consequential, indirect, punitive or incidental damages or damages based on a multiple of earnings or similar valuation for, or with respect to, any breach of this Agreement or the transactions contemplated hereby and thereby (including for any breach by any of the MLP Entities), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any Proceeding under applicable Laws arising out of any such breach, termination or failure.

(iv) In the event that Parent or its designee receives the MLP Termination Fee pursuant to Section 8.2(b), the Parent Expense Reimbursement pursuant to Section 8.2(d) and/or the expenses referred to in Section 8.2(e), such amounts shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Parent Entities and their respective Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent Entities or their respective Affiliates shall be entitled to bring or maintain any Proceeding against the MLP Entities or any of their respective Affiliates with respect to the foregoing. In the event that MLP receives the Parent Termination Fee pursuant to Section 8.2(c) and/or the expenses referred to in Section 8.2(e), such amounts shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the MLP Group Entities and their respective Affiliates in connection with this Agreement, the Commitment Letters or the Limited Guarantee (and the termination hereof), the transactions contemplated hereby and thereby (and the abandonment or termination hereof) or any matter forming the basis for such termination, and none of the MLP Group Entities or MLP Related Parties or any of their respective Representatives shall be entitled to bring or maintain any Proceeding against any Parent Entity or any other Parent Related Party with respect to the foregoing. Nothing in this Section 8.2(f)(iii) shall limit (x) the rights of any party hereto under Section 9.9 (subject to the limitations and conditions set forth therein) prior to the termination of this Agreement or (y) the rights of the Parent Entities under the Support Agreements.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival, Etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each Party hereto will remain operative and in full force and effect regardless of any investigation made by or on behalf of any other Party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement will terminate at the Effective Time or, except as otherwise provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (x) the agreements set forth in Articles II and IX and Sections 6.9, 6.12, Section 6.13, Section 6.14 and 6.18 and any other agreement in this Agreement that contemplates performance after the Effective Time will survive the Effective Time and (y) those set forth in Sections 6.7(c), 6.12 and 8.2, and this Article IX will survive termination of this Agreement. The Confidentiality Agreement will (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 9.2 Amendment or Modification. At any time prior to the Effective Time, this Agreement may be amended or modified in any and all respects, whether before or after receipt of the MLP Unitholder Approval, only by written agreement of the Parties, by action taken or authorized by the MLP GP Board, the GP Conflicts Committee and Parent GP; provided, however, that following approval of the Merger by the Unitholders, there will be no amendment or change to the provisions of this Agreement which by Law would require further approval by the Unitholders without such approval; provided, further, that this Section 9.2, Section 9.7, Section 9.8 and Section 9.13 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) will not be amended in a manner adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source. Furthermore, no other Transaction Document shall be materially amended or modified without authorization by the MLP GP Board and the GP Conflicts Committee.

Section 9.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto or (c) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by any MLP Entity or any Parent Entity in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. Notwithstanding the foregoing, in addition to any approvals required by MLP or MLP GP’s governing documents or under this Agreement or any Transaction Document, any determination, discussion, approval, consent or agreement of any MLP Entity or the MLP GP Board required to be made pursuant to this Agreement or any Transaction Document (including with respect to

Section 1.3), and any decision or determination by any MLP Entity or the MLP GP Board to (x) terminate this Agreement pursuant to Section 8.1 or (y) enforce this Agreement (including pursuant to Section 9.9), must be made or approved, as applicable, by both the MLP GP Board and the GP Conflicts Committee, and such action shall not require approval of the Unitholders.

Section 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that (a) Parent, Parent GP, Holdings and Merger Sub may assign, in their respective sole discretion, any or all of their respective rights, interests and obligations under this Agreement (i) to one or more Affiliates of such Party, or (ii) to any of their financing sources as collateral security, but no such assignment will relieve Parent, Parent GP, Holdings or Merger Sub of any of its obligations hereunder, and (b) MLP may assign, in its sole discretion, its right to receive the Parent Termination Fee pursuant to Section 8.2(c) to one or more of its Subsidiaries, but no such assignment will relieve MLP of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 will be null and void.

Section 9.5 Counterparts. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 9.6 Entire Agreement. This Agreement, the Joliet Purchase Agreement, the Gulf LNG Purchase Agreement, the MLP Disclosure Letter, the Transition Services Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior Contracts, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof. In the event of a conflict between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will control.

Section 9.7 No Third-Party Beneficiaries. Except for (a) Section 6.9 and Section 9.13, which will inure to the benefit of the Persons benefiting therefrom, who are expressly intended to be third party beneficiaries thereof, (b) if the Closing occurs, the right of Unitholders to receive the Merger Consideration and (c) if the Closing occurs, the right of holders of Phantom Units to receive the Phantom Unit Consideration, this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing and anything in this Agreement to the contrary, Section 9.1, Section 9.2, Section 9.7, Section 9.8 and Section 9.13 are intended for the benefit of, and shall be enforceable by, the Debt Financing Sources. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties, and consequently, may not accurately characterize actual facts or circumstances.

Section 9.8 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State.

(b) By execution and delivery of this Agreement, each Party irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the Proceeding in such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything in this Agreement to the contrary, each of the Parties (on behalf of themselves and, with respect to MLP, on behalf of the MLP Related Parties) agrees: (a) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the Transactions, including the Merger and the Debt Financing, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than federal and New York state courts located in the Borough of Manhattan within the City of New York; and (b) that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

(c) EACH PARTY (INCLUDING EACH MLP RELATED PARTY) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8(c).

Section 9.9 Specific Enforcement.

(a) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (x) any Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. For the avoidance of doubt, under no circumstances shall the Parent Entities, on the one hand, and the MLP Group Entities and the Lightfoot Entities, on the other hand, be permitted or entitled to receive both a grant of specific performance in accordance with this Section 9.9 and the MLP Termination Fee or the Parent Termination Fee, as applicable, in respect of the same underlying claim.

(b) Notwithstanding anything to the contrary in this Agreement, and without limiting the generality of Section 9.9(a) with respect to obligations not specifically addressed in this Section 9(b), it is explicitly agreed that MLP and MLP GP shall be entitled to seek specific performance of the Parent Entities’ obligation to cause the Equity Financing to be funded and to consummate the Merger and the other transactions contemplated by this Agreement, including to effect the Closing in accordance with Section 1.3, on the terms and subject to the conditions in this Agreement, if, and only if, (i) all conditions in Section 7.1 and Section 7.2 (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) have been satisfied at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, (ii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.3, (iii) the Debt Financing Sources have confirmed in writing that the Debt Financing has been funded or will be funded at the Closing on the terms, and subject to the conditions, set forth in the Debt Commitment Letter if the Equity Financing is funded at the Closing, (iv) MLP has irrevocably confirmed in a written notice to Parent GP that if specific performance or other equitable remedies are granted and the Equity Financing and Debt Financing are funded (on the terms set forth therein), then the Closing will occur on the terms contemplated by this Agreement, and (v) MLP GP shall have delivered to Parent GP a Closing Failure Notice and the five Business Day period following the delivery of such Closing Failure Notice shall have expired. For the avoidance of doubt, under no circumstances will MLP GP (collectively with all of its Affiliates) be entitled to both a grant of specific performance or other equitable remedies of the sort described in the preceding sentence and any monetary damages, including all or any portion of Parent Termination Fee, the Parent Expense Reimbursement pursuant to Section 8.2(d) and/or the expenses referred to in Section 8.2(e).

Section 9.10 Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by facsimile (which is confirmed) or electronic mail (provided that no electronic notice of non-delivery is received by the sender), (b) when delivered, if delivered personally to the intended recipient and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party:

If to Parent, Parent GP, Holdings or Merger Sub, to:

c/o Zenith Energy U.S., L.P.

3900 Essex Lane, Suite 950

Houston, Texas 77027

Attn: General Counsel

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attn: Adam Larson, P.C.

Kim Hicks

If to the Lightfoot Entities:

c/o Lightfoot Capital Partners, LP

725 Fifth Avenue, 19th Floor

New York, New York

Facsimile: (212) 993-1299

Attn: Vince Cubbage

Steven Schnitzer

with a copy (which will not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

Facsimile: (917) 849-5367

Attn: Michael Swidler

Brenda Lenahan

If to MLP or MLP GP:

c/o Arc Logistics Partners LP

725 Fifth Avenue, 19th Floor

New York, New York

Facsimile: (212) 993-1299

Attn: Vince Cubbage

Steven Schnitzer

with a copy (which will not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

Facsimile: (917) 849-5367

Attn: Michael Swidler

Brenda Lenahan

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Facsimile: (713) 229-2727

Attn: Joshua Davidson

Jeremy Moore

or to such other address as will be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 9.10.

Section 9.11 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 9.12 Construction.

(a) Generally. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the MLP Disclosure Letter will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any Contract, document, or instrument means such Contract, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement or the MLP Disclosure Letter will be deemed to be followed by the words “without limitation”. The use of the word “covenant” will mean “covenant and agreement”. The use of the words “or,” “either” or “any” will not be exclusive. Days means calendar days unless specific as Business Days. References in this Agreement to specific Laws or to specific provisions of Laws will include all rules and regulations promulgated thereunder, and any statute defined or referred to herein will mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. All terms defined in this Agreement will have the defined meanings set forth herein when used in any certificate or other document made or delivered by a Party pursuant hereto unless otherwise defined therein. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any Ancillary Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

The phrase “made available” shall mean that the documents or information referred to have been posted prior to the date of this Agreement to the electronic data site hosted by Citrix Sharefile and established by MLP for the purpose of providing due diligence materials and information to Parent and its Representatives.

(b) Certain Matters Relating to Gulf LNG Arbitration. The Parties agree that in no event shall the arbitration panel’s decision in (or the settlement of) the Gulf LNG Arbitration or the impact of such decision (or such settlement) upon Gulf LNG or its business, assets, liabilities or condition (financial or otherwise), or any of the other matters described in clause (ix) of the term “Excluded Matter” included in the definition of MLP Material Adverse Effect (including, for the avoidance of doubt, the resulting impact of such decision (or settlement) upon the MLP or its business, assets, liabilities or condition (financial or otherwise)) (i) be given effect to or taken into account, directly or indirectly, for purposes of determining whether (A) any MLP Entity or a Lightfoot Entity has satisfied any condition precedent to the obligations of the Parent Entities to consummate the Transactions as set forth in Section 7.2 or (B) any Parent Entity has any obligation to pay any termination fee pursuant to Section 8.2 hereof or (ii) afford any Party the right to terminate this Agreement pursuant to Article VIII hereof.

Section 9.13 Non-Recourse. Except for any claim or cause of action arising under or related to any Support Agreement, Letter of Transmittal, Phantom Unitholder Acknowledgement or documentation delivered in connection with payment of Merger Consideration through DTC, any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein. Except for any liability or obligation arising under or related to any Support Agreement, Letter of Transmittal, Phantom Unitholder Acknowledgement or documentation delivered in connection with payment of Merger Consideration through DTC, no former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of the Parties (except permitted assignees under Section 9.4) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, Affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the Parties) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or for any Proceeding based on, in respect of, or by reason of, the Transactions (including the breach, termination or failure to consummate any of the Transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party hereto or another Person or otherwise. Notwithstanding anything to the contrary contained herein, none of MLP GP, or any of the MLP Group Entities or MLP Related Parties shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against MLP GP, or any of the MLP Group Entities or MLP Related Parties in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise;

provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto. Notwithstanding any other provision herein, no Debt Financing Source nor any Affiliate of any Debt Financing Source, nor any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with the Financing, the Transactions, or with respect to any activities related to the Financing, including the preparation of the Commitment Letters and the Fee Letters.

Section 9.14 Obligations of Parent and of MLP. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of MLP to take any action, such requirement will be deemed to include an undertaking on the part of MLP to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Entity to cause such Subsidiary to take such action. Whenever this Agreement requires MLP to take any action, such requirement will be deemed to include an undertaking on the part of the Lightfoot Entities and MLP GP to cause MLP to take such action. All restrictions imposed by this Agreement on MLP or its actions will be deemed to include any actions that may be taken directly by MLP or otherwise effected directly or indirectly by the Lightfoot Entities or MLP GP. Whenever this Agreement requires Parent to take any action, such requirement will be deemed to include an undertaking on the part of Parent GP to cause Parent to take such action. All restrictions imposed by this Agreement on Parent or its actions will be deemed to include any actions that may be taken directly by Parent or otherwise effected directly or indirectly by Parent GP.

Section 9.15 Tax Treatment. The Parties agree that (a) the Transactions will cause a “termination” of MLP pursuant to Section 708(b)(1)(A) of the Code as of Closing and (b) the GP Equity Transfer constitutes an acquisition of all of the outstanding General Partner Interest for U.S. federal income tax purposes and the Merger constitutes an acquisition by Parent of all the outstanding Common Units in MLP, and the tax treatment of such acquisitions is governed by Revenue Ruling 99-6, 1999-1 C.B.432.

Section 9.16 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Alternative Proposal” means any proposal or offer made by a Person or “group” (as defined in Section 13(d) of the Exchange Act) other than Parent, Parent GP, Holdings or Merger Sub relating to or concerning any (a) direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (i) 20% or more of the consolidated total assets of the MLP Group Entities, taken as a whole, or (ii) 20% or more of any class of outstanding Equity Interests of the MLP Entities, (b) tender offer or exchange offer that if consummated would result in any Person beneficially owning, directly or indirectly, 20% or more of any class of outstanding Equity Interests of the MLP Entities, (c) merger, consolidation, exclusive license, business combination, joint venture, partnership, share exchange, recapitalization, liquidation, dissolution or other transaction involving the MLP Entities pursuant to which any Person or its holders of Equity Interests would beneficially own, directly or indirectly, 20% or more of any class of outstanding Equity Interests of the MLP Entities or the surviving entity resulting, directly or indirectly, from any such transaction, in each case, other than the Transactions (including the Joliet Purchase and the Gulf LNG Purchase).

“Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the MLP Group Entities, including the FCPA and all other Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914, Council Regulation (EC) No. 139/2004 of 20th January 2004 on the control of concentrations between undertakings, and all other supranational, national, federal, state, county, provincial, municipal, local, foreign statutes and other statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and all other Laws designed or intended to require advance notification or approval of, or otherwise prohibit, restrict or regulate, a merger or other transaction that may be deemed to have the purpose or effect of monopolizing or restraining trade or lessening competition through merger or acquisition.

“Bona Fide Alternative Proposal” means an unsolicited written bona fide Alternative Proposal that was not received or obtained in material violation of Section 6.4.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, New York are authorized or required by Law to be closed.

“Common Unit” means an equity interest in MLP representing limited partner interests of MLP and having the rights and obligations specified with respect to Common Units in the MLP Partnership Agreement.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of May 9, 2017, by and between Zenith Energy, L.P. and MLP.

“Consents” means notices, reports, declarations, submissions or other filings that are required to be made with, or any waivers required to be obtained from any Governmental Authority or third party or any applications required to be submitted to any Governmental Authority or third party.

“Contract” means any agreement, commitment, understanding, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of indebtedness, settlement agreement, franchise agreement, undertaking, covenant not to compete, license, instrument or other legally binding arrangement, whether oral or written.

“Criminal Penalty” means any criminal penalty, criminal fine or other criminal liability, in each case, imposed upon, or that would reasonably be expected to be imposed upon, any MLP Group Entity or any of their respective directors, managers, officers or employees (in his or her capacity as such) involving (a) a criminal offense where the maximum statutory fine is $10,000,000 or more per occurrence or series of related occurrences, (b) a felony criminal jail sentence, where the statutory maximum sentence of imprisonment is five years or more per occurrence or series of related occurrences as to matters over which the United States has jurisdiction or (c) a criminal jail sentence where the statutory maximum sentence of imprisonment is five years or more per occurrence, or series of related occurrences, as to matters over which jurisdiction is wholly outside of the United States.

“Derivative Transaction” means any forward, future, hedge, swap, collar, put, call, floor, cap, option or other Contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including hydrocarbons and produced hydrocarbons, that binds any MLP Group Entity or any of their respective assets.

“Divestiture Condition” means (a) any restriction, prohibition or limitation of ownership or operation by any of the Parent Entities or their respective Affiliates of all or any portion of the businesses or assets of the MLP Group Entities in any manner in any part of the world, (b) any requirement that any of the Parent Entities or any of their respective Affiliates or any MLP Group Entity sell, divest, hold separate or otherwise dispose of, or enter into a voting trust, proxy or “hold separate” Contract or similar Contract with respect to, all or any portion of their respective businesses or assets or (c) any restriction, prohibition or limitation on the ability of any of the Parent Entities or any of their respective Affiliates or any MLP Group Entity to conduct their respective businesses, enter into any new line of business or own or operate any of their respective assets, in each case, in any manner in any part of the world.

“Divestiture Request” means any request or requirement, whether or not in writing (including electronic communication), by a representative of the Antitrust Division of the Department of Justice, the Bureau of Competition of the Federal Trade Commission or a representative of any comparable non-U.S. Governmental Authority that any Parent Entity, any MLP Group Entity or any Lightfoot Entity (or any of their respective Affiliates) offer, accept or agree, or commit to agree, to a Divestiture Condition with respect to one or more specific assets, Contracts, businesses or lines of business as a condition to the clearance or approval of, or consent or waiver with respect to, the Transactions under Antitrust Laws.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Environment” means soil, water (including navigable waters, oceans, streams, ponds, reservoirs, wetlands, surface waters, ground waters, drinking waters and water vapor), land, stream sediments, surface or subsurface strata, ambient air, indoor air, noise, plant life, animal life and all other environmental media or natural resources, including any physical structure.

“Environmental Laws” means any Laws, Permits, or Orders which regulate, impose liability or responsibility for or otherwise relate to (a) pollution, the protection, preservation, clean up or restoration of the Environment, (b) the registration, generation, labeling, manufacture, handling, use, treatment, placing on the market, storage, transportation, transboundary movement, presence, collection, disposal, Release or threatened Release of any Hazardous Materials, or (c) public or worker health or safety.

“Environmental Permits” means any Permits required under any Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership or similar interest in any Person.

“Equity Security” means any (a) Equity Interest or (b) Right.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person is a single employer for purpose of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing MLP Credit Facility” means that certain Second Amended and Restated Revolving Credit Agreement, dated November 12, 2013, by and among MLP, Arc Logistics LLC, Arc Terminals, as Borrower, the Lenders thereto and SunTrust Bank, as Administrative Agent.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” means the “General Partner Interest” (as defined in the MLP Partnership Agreement).

“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (b) any political party or party official or candidate for political office or (c) any Person owned, in whole or in part, or controlled by any Person described in the foregoing clauses (a) or (b) of this definition.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“GP Conflicts Committee” means the conflicts committee of the MLP GP Board.

“GP Purchase Price” means an amount of cash equal to $94,500,000.

“Gulf LNG Arbitration” means that certain International Chamber of Commerce arbitration between Gulf LNG Energy, LLC and Gulf LNG Pipeline, LLC, on the one hand, and Eni USA Gas Marketing L.L.C., which commenced on or about March 1, 2016 and referenced in the MLP SEC Documents.

“Hazardous Materials” means (a) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, mold, greenhouse gasses, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (b) any other chemical, material, substance or waste that is regulated by or for which liability or standards of conduct may be imposed pursuant to Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Rights” means the “Incentive Distribution Rights” (as defined in the MLP Partnership Agreement).

“Indebtedness” of any Person means:

(a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to a Contract, contingent or otherwise, to repurchase such property);

(b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person;

(c) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(d) obligations of such Person to pay rent or other amounts under a lease of (or other Contract conveying the right to use) any property to such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; or

(e) indebtedness of others as described in clauses (a) through (d) above in any manner guaranteed by such Person or for which it is or may become contingently liable; but “Indebtedness” does not include (i) accounts payable to trade creditors, or accrued expenses, arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith or (ii) the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnified Person” means any individual who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or manager of any MLP Group Entity.

“Intellectual Property” means all intellectual property and similar proprietary rights, including (a) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same, (b) intellectual property rights in all inventions (whether or not patentable), patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues, (c) intellectual property rights in confidential information, trade secrets and know-how, (d) intellectual property rights in copyrightable works of authorship (including intellectual property rights in databases and other compilations of information), copyrights, industrial designs and other design rights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (e) intellectual property rights in databases and other compilations of information and (f) intellectual property rights in computer software.

“Intervening Event” means any material event, development, or change in circumstances that first occurs, arises or becomes known to the MLP Entities or the MLP GP Board after the date of this Agreement, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of or prior to the date of this Agreement, which event, development, or change in circumstances becomes known to the MLP GP Board prior to receipt of the MLP Unitholder Approval; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (a) the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof, (b) any event, development or change (i) generally affecting United States or global exchange rates, interest rates or currency rates or (ii) in oil, natural gas, condensate or natural gas liquids prices or the prices of other commodities, including changes in price differentials, (c) the entry into, or announcement of, this Agreement and the Transactions, (d) (i) any change in the market price or trading volume of the Common Units or (ii) any MLP Group Entity meeting or exceeding internal or published projections, forecasts or revenue or earnings predictions for any period and (e) any outcome in the Gulf LNG Arbitration.

“Joliet LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Joliet, dated as of May 14, 2015, as amended from time to time.

“Knowledge” (a) when used with respect to any MLP Entity or any Lightfoot Entity, means the actual knowledge, after reasonable inquiry, of the individuals listed on Section 9.16(a) of the MLP Disclosure Letter and (b) when used with respect to any Parent Entity, means the actual knowledge, after reasonable inquiry, of the individuals listed on Section 9.16(b) of the MLP Disclosure Letter.

“Laws” means any supranational, national, federal, state, county, provincial, municipal, local, foreign or common law, statute, treaty, ordinance, judgment, decree, injunction, writ, regulation, arbitration award or finding, ordinance or other requirements promulgated, adopted or entered into by or with, any Governmental Authority (excluding Permits).

“LCP GP LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of LCP GP, dated as of November 12, 2013, as in effect on the date hereof.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, option, right of first refusal, easement, deed of trust, right-of-way, encroachment or security interest of any nature, whether voluntarily incurred or arising by operation of Law, including any restriction on the voting of any security and any restriction on the transfer of any security or other asset.

“Limited Partner” has the meaning set forth in the MLP Partnership Agreement.

“Limited Partner Interest” means a “Limited Partnership Interest” as defined in the MLP Partnership Agreement.

“Marketing Period” means (i) the first period of 20 consecutive Business Days (provided that (x) such 20 consecutive business day period will commence no earlier than September 5, 2017, (y) any day from and including November 22, 2017 through and including November 24, 2017 shall be excluded as Business Days for purposes of this definition and (z) if such 20 consecutive Business Day period has not ended either on or prior to December 20, 2017, then such 20 consecutive business day period will commence no earlier than January 2, 2018) after the date of this Agreement throughout which (a) MLP shall have delivered the Required Financial Information to Parent and (b) the conditions set forth in Article VII have been satisfied (other than Section 7.1(a) and (b) and those conditions as, by their nature, are to be satisfied at the Closing) or waived, (ii) the Marketing Period shall not be deemed to have commenced if after the date of this Agreement and prior to the completion of such 20 consecutive Business Day period, (A) PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any of the financial statements of the MLP and its Subsidiaries contained in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by MLP’s auditors or another independent accounting firm reasonably acceptable to Parent, or (B) MLP or any of its Subsidiaries (or the board of directors or general partners thereof, as applicable) shall have publicly announced (x) any intention to restate any historical financial statements included in the Required Financial Information or (y) that any such restatement is under consideration or may be a reasonable possibility, in which cases the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended or MLP or any of its Subsidiaries (or the board of directors or general partners thereof, as applicable) has publicly announced that it has concluded no such restatement shall be required; provided that if the MLP shall in good faith reasonably believe that it has provided the Required Financial Information, it may deliver to Parent a written notice to that effect (stating the date upon which it believes it completed such delivery to the Required Financial Information), in which case MLP shall be deemed to have complied with such obligation to deliver the Required Financial Information to Parent, and such 20 consecutive Business Day period shall be deemed to have commenced on the date specified in the notice, unless Parent in good faith reasonably believes MLP has not completed delivery of the Required Financial Information to Parent or that clause (b) of this of this definition has not been satisfied and, within five Business Days after the giving of such notice by MLP, gives a written notice to MLP to that effect (stating with specificity any elements of noncompliance and/or nonsatisfaction) and (iii) in all circumstances, the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Debt Financing are received by Parent.

“Material Leased Real Property” means any real property with respect to which an MLP Group Entity is a party to a Contract for the lease or sub-lease of such real property involving annual payments of more than $100,000.

“Merger Consideration” means the Public Merger Consideration, the Sponsor Merger Consideration and/or the Phantom Unit Consideration, as applicable.

“MLP Benefit Plans” means (a) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and (b) all other compensation or employee benefit plans, programs and other agreements, whether or not subject to ERISA, including cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination and other employee benefit plans, programs or other agreements, including the MLP Equity Plans, in each case of clauses (a) and (b) that are sponsored, maintained, contributed to or required to be contributed to by any MLP Group Entity for the benefit of current or former employees, individual managers, directors, individual independent contractors or individual consultants of an MLP Group Entity, or with respect to which an MLP Group Entity has any current or contingent liability.

“MLP Equity Plans” means any plans of MLP or MLP GP providing for the compensatory grant of awards of Common Units or awards denominated, in whole or in part, in Common Units, including the MLP LTIP, in each case as in effect on the date hereof.

“MLP GP Board” means the board of directors of MLP GP.

“MLP Group Entities” means the MLP Entities and the Subsidiaries of MLP.

“MLP Income Tax Returns” means any Tax Returns of MLP (including Schedule K-1s) with respect to any period ending on or prior to the Closing Date for Taxes that are measured by net income or total gross receipts.

“MLP LTIP” means the Arc Logistics Long-Term Incentive Plan, originally adopted on November 5, 2013 and as amended or amended and restated through the date of this Agreement.

“MLP Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the MLP Group Entities, taken as a whole, or (b) has a material adverse effect on the ability of either MLP Entity or the Lightfoot Entities to consummate the Transactions or perform its obligations under this Agreement, except, in the case of subsection (a), to the extent an Excluded Matter. “Excluded Matter” means any: (i) changes, events, effects, occurrences, states of facts or developments generally affecting the United States or global economy or the financial, credit, debt, securities or other capital markets in the United States or any other jurisdiction, including changes in interest rates, (ii) changes in GAAP or the interpretation thereof or changes in Laws, the interpretation thereof or political, legislative or regulatory conditions (A) applicable to any MLP Group Entity or any of their respective properties or assets or (B) generally affecting the industries in which the MLP Group Entities operate, (iii) changes in currency exchange rates, (iv) acts of war or terrorism (or the escalation of the foregoing) or natural or weather-related disasters or other force majeure events (including hurricanes, floods or earthquakes), (v) changes in the market price or trading volume of the Common Units or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period, except that the underlying causes of such change or failure will not be excluded by this clause (v), (vi) other than with respect to Section 3.4 and Section 3.5, any changes, events, effects, occurrences, states of facts or developments related to the entry into, and public announcement of, this Agreement and the Transactions, (vii) changes, events, effects, occurrences, states of facts or developments generally affecting the prices of oil, gas, natural gas, natural gas liquids, propane or other commodities, (viii) any acts or omissions of any MLP Group Entity or the Lightfoot Entities taken pursuant to the express requirements of this Agreement, other than with respect to the obligations regarding the conduct of the MLP Group Entities in accordance with Section 6.3, at the written request of Parent or with prior written consent of Parent after the date of this Agreement, or (ix) any changes in or effect upon the business, assets, liabilities or condition (financial or otherwise) of the MLP Group Entities (including, for the avoidance of doubt, changes in distributions made by the MLP (or changes or expected changes in the MLP’s ability to make distributions) to Unitholders or noncompliance or reasonably expected noncompliance by an MLP Group Entity with any financial ratio or other covenant or provision of or under the Existing MLP Credit Facility Agreement), in each case of this clause (ix) that results from or arises out of (A) any reduction or anticipated reduction in the distributions from Gulf LNG in respect of the Gulf LNG Interest, (B) any diminution in value of the Gulf LNG Interest or (C) any other adverse consequences upon or affecting Gulf LNG or its direct or indirect equityholders that, in each case of clause (A), (B) or (C), results from or is due or otherwise attributable to the arbitration panel’s decision in (or the settlement of) the Gulf LNG Arbitration or the impact of such decision (or such settlement) upon Gulf LNG or its business, assets, liabilities or condition (financial or otherwise), except, in the case of clauses (i), (ii), (iii) and (vii) to the extent disproportionately affecting any MLP Group Entity or the Lightfoot Entities when compared to other Persons operating in the same industries.

“MLP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of MLP, dated as of November 12, 2013, as in effect on the date hereof.

“MLP SEC Documents” means the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by MLP with or to the SEC, as applicable, pursuant to the Exchange Act or the Securities Act.

“NYSE” means the New York Stock Exchange.

“Orders” means any judgment, order, decision, writ, injunction, decree, stipulation, award, ruling, determination or other finding or agency requirement of a Governmental Authority, or arbitration award.

“Outside Date” means February 7, 2018, or, if extended to a later date pursuant to and in accordance with Section 8.1(b)(i), any such later date.

“Parent Benefit Plan” means (a) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and (b) all other compensation or employee benefit plans, programs and other agreements, whether or not subject to ERISA, including cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination and other employee benefit plans, programs or other agreements, in each case of clauses (a) and (b) that are sponsored, maintained, contributed to or required to be contributed to by any Parent Entity or their respective Affiliates for the benefit of current or former employees, individual managers, directors, individual independent contractors or individual consultants of a Parent Entity.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that has a material adverse effect on the ability of any of Parent, Parent GP, Holdings or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement.

“Partnership Interest” means an interest in MLP, which will include the General Partner Interest and Limited Partner Interests.

“Permits” means all franchises, authorizations, licenses, registrations, clearances, permits, variances, exceptions, exemptions, consents, certificates and approvals of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in MLP’s financial statements included in the MLP SEC Documents, (b) Liens in favor of carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business, (c) Liens in respect of any liabilities and obligations reflected in the financial statements of MLP and its Subsidiaries included in or incorporated by reference into the MLP SEC Documents, (d) Liens under the Existing MLP Credit Facility, (e) any easements, rights-of-way, restrictions, restrictive covenants, rights, leases and other encumbrances on title to any real or personal property asset of any MLP Group Entity, (f) statutory Liens for obligations that are highway, zoning, and building laws, ordinances and regulations on any asset of any MLP Group Entity and (g) any other Liens with respect to any asset of the MLP Group Entities, which, in the case of clauses (e), (f) and (g) would not, on any such asset, materially interfere with the current occupancy or use of such asset by the MLP Group Entities or the conduct of the MLP Group Entities’ respective businesses thereon, (h) Liens imposed or promulgated by applicable Law or any Governmental Authority with respect to the real property, including zoning, building or similar restrictions, (i) all Liens of whatsoever nature affecting the title of the lessor under any lease of real property and/or affecting the title of the grantor of any easement and (j) the Liens or exceptions set forth on Section 9.16(c) of the MLP Disclosure Letter.

“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity or group (as such term is used in Section 13 of the Exchange Act) of any kind or nature.

“Phantom Unit” means the Vested Phantom Units and the Unvested Phantom Units, collectively.

“Phantom Unit Consideration” means an amount in cash equal to Public Merger Consideration for each Phantom Unit that is issued and outstanding as of immediately prior to the Effective Time.

“Proceeding” means any (a) action, claim, suit, investigation, charge, complaint, review, litigation, audit, inquiry or other hearing or proceeding by or before any Governmental Authority, whether civil, criminal, administrative, investigative or otherwise and whether or not such proceeding results in a formal civil or criminal litigation or regulatory action, (b) arbitration or (c) mediation.

“Public Merger Consideration” means an amount in cash equal to $16.50, for each Common Unit (other than the Sponsor Units) that is issued and outstanding as of immediately prior to the Effective Time.

“Public Unitholders” means all Unitholders other than the Lightfoot Entities and any Affiliate of the Lightfoot Entities.

“Registration Rights Agreements” means (i) the Registration Rights Agreement, dated as of November 12, 2013, by and among MLP and LCP LP, (ii) the Registration Rights Agreement, dated as of May 14, 2015, by and among MLP and the purchasers named on Schedule A thereto, and (iii) the Registration Rights Agreement, dated as of July 14, 2015, by and among MLP, United Energy Trading, LLC and Hawkeye Midstream, LLC.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment.

“Representatives” means employees, investment bankers, attorneys, accountants, and other advisors and representatives.

“Required Financial Information” means the financial and other pertinent information regarding MLP and its Subsidiaries (including its assets, liabilities, business and operations) as may be reasonably requested by Parent or the Debt Financing Sources, including (a) the financial statements and other information which are necessary to satisfy the conditions set forth in the Debt Commitment Letter; (b) such other financial information regarding MLP and its Subsidiaries (including its assets, liabilities, business and operations) as Parent shall reasonably request from MLP, to the extent necessary to allow Parent to prepare pro forma financial statements of MLP customary for the type of Debt Financing contemplated by the Debt Commitment Letter; and (c) a customary authorization letter of a member of MLP GP’s management (including customary representations with respect to accuracy of information and material non-public information) for inclusion in any information materials that authorize the distribution of information provided under clauses (a) and (b) above to prospective lenders and investors.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities or Contracts of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any Equity Interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such Equity Interests or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any Equity Interests in such Person or any of its Subsidiaries or any such securities or Contracts listed in clause (a) of this definition.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sponsor Merger Consideration” means an amount in cash equal to $14.50 for each Sponsor Unit that is issued and outstanding as of immediately prior to the Effective Time.

“Sponsor Units” means the 5,242,775 Common Units held by LCP LP as of the date hereof.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the Equity Interests having by their terms ordinary voting power to elect a majority of the board of directors or managers or other individual performing similar functions is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary), or that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act of such Person.

“Superior Proposal” means a Bona Fide Alternative Proposal that the GP Conflicts Committee has determined in good faith, after consultation with its outside financial and legal advisors (taking into account the various legal, financial, regulatory and other aspects of such Bona Fide Alternative Proposal, including the financing terms thereof, any proposed modifications to any of the Transactions contemplated by such Bona Fide Alternative Proposal, the nature of the consideration offered, the provisions permitting the payment of distributions by MLP, the expected timing and risk and likelihood of consummation (including as a consequence of the impacts of any Antitrust Law on such Bona Fide Alternative Proposal)), (a) is reasonably likely to be consummated in accordance with its terms (including the likelihood of obtaining any requisite vote or consent of the Unitholders that may be required to effect such Bona Fide Alternative Proposal, but not taking into account that such vote or consent has not yet been obtained) and (b) if consummated, would result in a transaction more favorable to the Public Unitholders in the aggregate from a financial point of view than the Merger (after taking into account any revisions to the terms of the Merger proposed by Parent, whether pursuant to Section 6.4(d) or otherwise); provided, however, that for purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Alternative Proposal shall be deemed to be references to “more than 50%.”

“Takeover Laws” means any state takeover Law or other state Law that purports to limit or restrict business combinations or the ability to acquire or vote Common Units or other Partnership Interests, including any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar anti-takeover Law.

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, duties, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, withholding, property and estimated taxes, customs duties, escheat or unclaimed property obligations, and other governmental charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection therewith or in lieu thereof, and any item for which liability arises under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract or otherwise.

“Tax Return” means any return, report, election or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Transaction Document” means this Agreement, the Joliet Purchase Agreement, the Gulf Purchase Agreement, the MLP Disclosure Letter, the Confidentiality Agreement, the Limited Guarantee, the Transfer Agreement, any ancillary agreement thereto and any schedules and exhibits thereto.

“Transactions” means the Merger, the GP Equity Transfer, the Joliet Purchase, the Gulf LNG Purchase and the other transactions contemplated by this Agreement.

“Transition Services Agreement” means that certain Transition Services Agreement, to be entered into by and between MLP and Lightfoot GP as of the Closing Date, in substantially the form attached hereto as Exhibit D.

“Unit Majority” has the meaning set forth in the MLP Partnership Agreement.

“Unitholder” means a holder of the Common Units.

“Unvested Phantom Unit” means a Phantom Unit (as defined in the MLP LTIP) granted under the MLP LTIP that (i) is listed on Annex II of the MLP Disclosure Letter and (ii) is outstanding immediately prior to the Effective Time and (iii) remains unvested as of the Effective Time (after taking account any vesting occurring as a result of the transactions contemplated by this Agreement).

“Vested Phantom Unit” means a Phantom Unit (as defined in the MLP LTIP) granted under the MLP LTIP that is outstanding immediately prior to the Effective Time and is vested as of the Effective Time (after taking account any vesting occurring as a result of the transactions contemplated by this Agreement).

[Signatures on Following Pages.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

ZENITH ENERGY U.S., L.P.

By:	Zenith Energy U.S. GP, LLC, its general partner

/s/ Jeffrey R. Armstrong
Name: Jeffrey R. Armstrong
Title: Chief Executive Officer

PARENT GP

ZENITH ENERGY U.S. GP, LLC

/s/ Jeffrey R. Armstrong
Name: Jeffrey R. Armstrong
Title: Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AGREEMENT AND PLAN OF MERGER]

HOLDINGS:

ZENITH ENERGY U.S. LOGISTICS HOLDINGS, LLC

/s/ Jeffrey R. Armstrong
Name: Jeffrey R. Armstrong
Title: Chief Executive Officer

MERGER SUB:

ZENITH ENERGY U.S. LOGISTICS, LLC

/s/ Jeffrey R. Armstrong
Name: Jeffrey R. Armstrong
Title: Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AGREEMENT AND PLAN OF MERGER]

MLP:

ARC LOGISTICS PARTNERS LP

By:	Arc Logistics GP LLC,
its general partner

/s/ Vincent T. Cubbage
Name: Vincent T. Cubbage
Title: Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AGREEMENT AND PLAN OF MERGER]

MLP GP:

ARC LOGISTICS GP LLC

/s/ Vincent T. Cubbage
Name: Vincent T. Cubbage
Title: Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AGREEMENT AND PLAN OF MERGER]

LCP GP:

LIGHTFOOT CAPITAL PARTNERS GP LLC

/s/ Vincent T. Cubbage
Name: Vincent T. Cubbage
Title: Chief Executive Officer

LCP LP:

LIGHTFOOT CAPITAL PARTNERS, LP

By:	Lightfoot Capital Partners GP LLC,
its general partner

/s/ Vincent T. Cubbage
Name: Vincent Cubbage
Title: Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF

TRANSFER AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), is made by and between Lightfoot Capital Partners GP LLC, a Delaware limited liability company (“Assignor”), and Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company (“Assignee”), effective as of [•] (the “Effective Date”).

WHEREAS, Assignor is the owner of 100% of the membership interests in Arc Logistics GP LLC, a Delaware limited liability company (the “Company”) pursuant to the First Amended and Restated Limited Liability Company Agreement of the Company, effective as of November 12, 2013 (as the same may be amended from time to time, the “LLC Agreement”);

WHEREAS, Assignor and Assignee are parties to that certain Purchase Agreement and Plan of Merger by and among Arc Logistics Partners LP, the Company, Assignor, Lightfoot Capital Partners, LP, Assignee, Zenith Energy U.S., L.P., Zenith Energy U.S. GP, LLC, and Zenith Energy U.S. Logistics dated as of August 29, 2017 (the “Merger Agreement”), pursuant to which Assignee is purchasing the Assigned Interests (as defined below) from Assignor; and

WHEREAS, in connection with the Closing (as such term is defined in the Merger Agreement), Assignor wishes to transfer to Assignee, and Assignee wishes to accept from Assignor, membership interests in the Company equal to 100% of the membership interests in the Company outstanding as of the Effective Date (the “Assigned Interests”), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Assignment. Assignor does hereby transfer, assign, convey and deliver to Assignee all of the Assigned Interests including, without limitation (a) the Assignor’s rights to receive profits, compensation, and other distributions from the Company attributable to the Assigned Interests which accrue after the date hereof, and (b) each, every and all of the rights, titles, interests and benefits of whatsoever kind or character now or thereafter accruing to the Assigned Interests (collectively, the “Assignment”).

2. Assumption. Assignee accepts such Assignment and agrees to be bound by the terms of the LLC Agreement in place of Assignor, and Assignee hereby assumes all of the past, present and future liabilities, duties and obligations of Assignor under or allocable to the Assigned Interests, subject to the terms of the Merger Agreement.

3. Representations and Warranties. Assignor represents and warrants to Assignee that as of the date hereof, Assignor is the sole legal and equitable owner of the entirety of the Assigned Interests and the Assigned Interests transferred hereby to Assignee are free and clear of all liens, encumbrances, or security interests (in each case other than transfer restrictions under applicable securities laws), subject to the terms and conditions of the LLC Agreement and the Merger Agreement.

4. Consent to Assignment. The Assignor, as a Member of the Company on the Effective Date, hereby approves and consents to the Assignment and consents to the Assignee becoming a Member of the Company in the place and stead of Assignor with respect to the Assigned Interests as of the Effective Date for all purposes.

5. Amendment. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties, and their successors and permitted assigns, any right or remedies under or by reason of this Agreement.

6. Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to principles of conflicts of law thereof which may require the application of the law of another jurisdiction.

7. Entire Agreement. This Agreement, the LLC Agreement, the Merger Agreement and the other documents and instruments referred to herein and therein, embody the entire agreement and understanding of the parties in respect of the subject matter contained herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

8. Further Assurances. The parties agree to take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement. Without limitation of the foregoing, Assignor agrees to execute, acknowledge and deliver to the Assignee all such other additional instruments, notices, and other documents and to do all to more fully and effectively grant, convey and assign to the Assignee the Assigned Interests conveyed hereby and intended so to be.

9. Counterparts. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered (including delivery by email) to the other party.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

“Assignor”

LIGHTFOOT CAPITAL PARTNERS GP LLC

By:
Name:
Title:

“Assignee”

ZENITH ENERGY U.S. LOGISTICS HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT B

FORM OF

CERTIFICATION OF NON-FOREIGN STATUS UNDER

TREASURY REGULATIONS SECTION 1.1445-2(b)

This Certificate of Non-Foreign Status is being delivered pursuant to Section 6.17 of that certain Purchase Agreement and Plan of Merger, dated as of August 29, 2017, among [Zenith Energy U.S., L.P., a Delaware limited partnership] [Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company] (“Transferee”), [Lightfoot Capital Partners, LP, a Delaware limited partnership] [Lightfoot Capital Partners GP LLC, a Delaware limited liability company] (“Transferor”), and the other parties listed on the signature pages thereto. Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform Transferee that withholding of tax is not required upon the disposition to Transferee of a U.S. real property interest, the undersigned hereby certifies the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder);

2. Transferor is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii);

3. Transferor’s U.S. federal employer identification number is                                              ; and

4. Transferor’s office address is:                                              .

Transferor understands that this Certificate of Non-Foreign Status may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that the undersigned has examined this Certificate of Non-Foreign Status and, to the best of the undersigned’s knowledge and belief, it is true, correct, and complete, and the undersigned further declares that he/she has authority to sign this Certificate of Non-Foreign Status on behalf of Transferor.

[Signature Page Follows]

IN WITNESS WHEREOF, I, the undersigned, have executed this Certificate of Non-Foreign Status as of the date first above written.

[________________________________________], a[_______________________________________]

By:
Name:
Title:

Dated: ________________________, 2017

EXHIBIT C

ACKNOWLEDGEMENT

To Receive Cash

in respect of

Phantom Units Previously Awarded

under the

Long Term Incentive Plan

of

ARC LOGISTICS PARTNERS LP

In connection with the merger (the “Merger”) contemplated by the Purchase Agreement and Plan of Merger, dated as of August 29, 2017 (the “Merger Agreement”), by and among Arc Logistics Partners LP (“MLP”), Arc Logistics GP LLC (“MLP GP” and, together with MLP, the “MLP Entities”), Lightfoot Capital Partners, LP (“LCP LP”), Lightfoot Capital Partners GP LLC (“LCP GP” and, together with LCP LP, the “Lightfoot Entities”), Zenith Energy U.S., L.P. (“Parent”), Zenith Energy U.S. GP, LLC (“Parent GP”), Zenith Energy U.S. Logistics Holdings, LLC (“Holdings”) and Zenith Energy U.S. Logistics, LLC (“Merger Sub” and, together with Parent, Parent GP and Holdings, the “Parent Entities”).

Capitalized terms used in this Acknowledgement without definition have the meanings ascribed to such terms in the Merger Agreement.

DESCRIPTION OF PHANTOM UNITS OWNED BY THE UNDERSIGNED

Name and Address	Number of Phantom Units

Name

Street Address

City, State and Zip Code

PLEASE SIGN BELOW

1. Effects of the Merger. The undersigned acknowledges that, in accordance with the terms of the Merger Agreement:

a.	Each Vested Phantom Unit that is outstanding as of immediately prior to the Effective Time shall (i) be canceled and converted into the right to receive from Parent (through MLP GP) the Phantom Unit Consideration, less applicable taxes and withholding, (ii) no longer be outstanding and (iii) cease to exist. As a condition to the receipt of the Phantom Unit Consideration, each holder of Vested Phantom Units will be required to execute and deliver to MLP GP this Acknowledgement on or prior to the Closing.

b.	Each Unvested Phantom Unit that is outstanding as of immediately prior to the Effective Time shall be amended and converted into the right to receive the following: (i) the regular vesting schedule of each Phantom Unit shall be amended to provide that 50% of such Unvested Phantom Units vest on the six (6) month anniversary of the Closing, with the remaining 50% of such Unvested Phantom Units vesting on the twelve (12) month anniversary of the Closing, with each such Unvested Phantom Unit subject to the same forfeiture and acceleration provisions in effect prior to such amendment, and (ii) on the date such Unvested Phantom Unit would vest and be settled in accordance with the applicable terms and conditions of each Unvested Phantom Unit (as amended pursuant to (i) above), each Unvested Phantom Unit shall be paid the Phantom Unit Consideration, less applicable taxes and withholding; provided that such amendment and payment does not trigger Taxes under Section 409A of the Code. Following the payment of the Phantom Unit Consideration with respect to any Unvested Phantom Unit, such Unvested Phantom Unit shall no longer be outstanding and shall cease to exist. As a condition to the receipt of the Phantom Unit Consideration, each holder of Unvested Phantom Units will be required to execute and deliver this Acknowledgment on or within five Business Days of the vesting of such Unvested Phantom Unit (as amended as described in the immediately preceding sentence).

2. Ownership of Phantom Units; Satisfaction of all Rights. The undersigned represents and warrants that (i) he or she owned the Phantom Units described above immediately prior to the effective time of the Merger on [•], 201[•] and (ii) either (A) such Phantom Units qualified as Vested Phantom Units immediately prior to the effective time of the Merger or (B) such Phantom Units qualified as Unvested Phantom Units immediately prior to the effective time of the Merger and on [•], 201[•], such Phantom Units vested in accordance with the applicable terms and conditions of such Phantom Units, as amended in accordance with the Merger Agreement and this Acknowledgment. The undersigned, on behalf of himself or herself and any other person who may act or claim on his or her behalf, hereby acknowledges and agrees that his or her receipt of the Phantom Unit Consideration for each Phantom Unit described above, less any applicable deductions (e.g. tax withholding), satisfies in full all obligations owing to, and releases any claims of, the undersigned that in any way arise from or are related to such Phantom Units, the LTIP or any award agreements thereunder, any equity based compensation awards with respect to the MLP or the Merger Agreement.

3. Delivery of Phantom Unit Consideration. If the undersigned delivers a properly completed and duly executed copy of this Acknowledgment to MLP GP at the closing of the Merger, with respect to Vested Phantom Units, or within five Business Days of vesting (as amended as described in Section 1(b) above), with respect to Unvested Phantom Units, the Phantom Unit Consideration will be paid to the undersigned, with respect to Vested Phantom Units, as promptly as practicable (but no later than three business days) following the date on which such closing occurs or, with respect to Unvested Phantom Units, in accordance with the applicable terms and conditions of such Unvested Phantom Units. No interest will be paid or accrued on any Phantom Unit Consideration.

2

4. Taxes. MLP GP (or any of its affiliates) may withhold from the Phantom Unit Consideration all federal, state, city, or other taxes as MLP GP (or any of its affiliates) is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of any award agreement, the LTIP, the Merger Agreement or this Acknowledgement, MLP GP will not be obligated to guarantee any particular tax result for the undersigned with respect to any payment provided to the undersigned hereunder, and the undersigned will be responsible for any taxes imposed on the undersigned with respect to any such payment.

5. Severability. Should any term or provision of this Acknowledgement be declared or be determined by any court to be invalid, the validity of the remaining terms or provisions will not be affected thereby, and such invalid term or provision will be deemed not to be part of this Acknowledgement.

6. Voluntary Execution. The undersigned acknowledges that he or she is executing this Acknowledgement voluntarily and of his or her own free will and that he or she fully understands and intends to be bound by the terms of this Acknowledgement. Further, the undersigned acknowledges that he or she has had an opportunity to carefully review this Acknowledgement with his or her attorney prior to executing it or warrants that he or she chose not to have his or her attorney review this Acknowledgement.

7. Governing Law. This Acknowledgement will in all respects be interpreted, construed and governed by and in accordance with the internal substantive laws of the State of Delaware.

IMPORTANT – PLEASE SIGN AND DATE HERE X Signature Date:

3

EXHIBIT D

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of [•] (the “Effective Date”), by and between Arc Logistics Partners LP, a Delaware limited partnership (the “Partnership”), and Lightfoot Capital Partners GP LLC, a Delaware limited liability company (“Provider”). The Partnership and Provider are each referred to herein individually as “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Purchase Agreement and Plan of Merger, dated as of August 29, 2017, by and among the Partnership, Provider, Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company (“Holdings”), Zenith Energy U.S., L.P., a Delaware limited partnership, and the other parties thereto (as amended or supplemented, the “Merger Agreement”): (a) Holdings acquired 100% of the membership interests of Arc Logistics GP LLC, a Delaware limited liability company and the general partner of the Partnership, from Provider; and (b) the Partnership merged with and into a wholly owned subsidiary of Holdings, with the Partnership surviving, so that the Partnership became a wholly owned subsidiary of Holdings (collectively, the “Transactions”); and

WHEREAS, to assist with the Partnership’s operations for a specified period of time following consummation of the Transactions, the Parties desire to enter into this Agreement, pursuant to which, from and after the Effective Date, Provider will endeavor to make available to the Partnership and its affiliates the Transition Services (as defined below), subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged and in reliance upon the mutual representations and warranties contained in this Agreement, the Parties agree as follows:

1. Transition Services. Commencing on the Effective Date until the expiration of the Term (as defined below), and subject to the terms and conditions of this Agreement (including earlier termination of such Transition Service in accordance with Section 2 below), Provider will endeavor to make available to the Partnership and its affiliates the services described in Schedule A of this Agreement (each such service being referred to individually as a “Transition Service”, and all such services being referred to collectively as the “Transition Services”); provided, however, that any individual who is an employee of Provider or any of its affiliates as of the date hereof (each, a “Current Employee”) may, at his or her choice, leave the employment of the Provider, in which case the Provider shall be under no obligation to replace such Current Employee or to induce any such Current Employee to remain in the employment of the Provider (it being understood that no affiliate of Provider shall induce any Employee to leave the employment of the Provider prior to the expiration of the Term (as defined below)). At the end of the Term, the Partnership shall assume each Transition Service and Provider’s obligations hereunder shall terminate without notice to, or action by, any Party.

2. Term; Termination of Transition Services. The term of this Agreement will commence on the Effective Date and, subject to earlier termination as provided in this Section 2, will continue until April 30, 2018 (the “Initial Term”); provided, that the Partnership shall have the right to elect to extend the term of this Agreement for up to three consecutive additional 30-day periods (each, a “Renewal Term” and collectively, the “Renewal Terms”) by providing written notice of such election to Provider not less than five days prior to the expiration of the Initial Term or such Renewal Term, as applicable. The Initial Term and the Renewal Term(s) (if any) are collectively referred to as the “Term.” The Partnership may terminate any one or more of the specific Transition Services (in part or in its entirety) contemplated hereby by giving Provider at least three days prior written notice to that effect in the manner provided in this Agreement (and such termination shall not affect any other remaining Transition Services to the Partnership). Notwithstanding anything to the contrary in this Agreement, the termination or expiration of this Agreement will not affect either Party’s respective rights or obligations that are vested pursuant to this Agreement as of the effective date of such termination or expiration (including rights or obligations with respect to payment and remedies for breach of this Agreement). In addition, the following provisions of this Agreement will survive any termination or expiration of this Agreement: Sections 1 and 3 through 17.

3. Standard of Performance. In providing the Transition Services to the Partnership, Provider will perform the Transition Services as contemplated hereby in a good, workmanlike and professional manner with at least the same priority as Provider accords its own operations. Furthermore, Provider, in providing Transition Services, will comply with all applicable Laws.

4. Compensation; Invoicing.

a. During the Term, the Partnership shall (i) pay Provider a fee of (A) $31,000 per month during the Initial Term (pro-rated for any partial months), provided that, effective as of the date that either the Financial Provider or Accounting Provider is no longer employed by Provider, such fee shall be reduced to $15,500 per month (pro-rated for any partial months); provided further, that effective as of the date that neither the Financial Provider nor the Accounting Provider is employed by Provider, such fee shall be reduced to $0, and (B) $81,000 during each Renewal Term (if applicable) (pro-rated for any partial months), provided that, effective as of the date that either the Financial Provider or Accounting Provider is no longer employed by Provider, such fee shall be reduced to $40,500 per month (pro-rated for any partial months); provided further, that effective as of the date that neither the Financial Provider nor the Accounting Provider is employed by Provider, such fee shall be reduced to $0 (each of (A) or (B), a “Monthly Fee”), plus (ii) reimburse Provider for any and all reasonable, documented, out-of-pocket costs, fees and expenses incurred in connection with the provision of the Transition Services in accordance with this Agreement (the “Expense Reimbursement”); provided, however, Provider shall not be entitled to any reimbursement for any costs, fees and expenses incurred by Provider for the employment of personnel by Provider and any other overhead costs incurred by Provider (including any salary, benefits, bonuses or other compensation related thereto) in respect of the provision of the Transition Services. Promptly following the end of each calendar month, Provider will invoice the Partnership for the Expense Reimbursement and the applicable Monthly Fee. All invoices for the Expense Reimbursement shall contain a description of, and documentation supporting the incurrence of, the costs, fees and expenses

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included therein, a calculation of the amounts due and such other information and supporting documentation reasonably required by the Partnership in order to substantiate the Expense Reimbursement. The Partnership shall pay all undisputed amounts set forth on any such invoice with respect to the Expense Reimbursement and the Monthly Fee within thirty days following the date of receipt of such invoice.

i. From the Effective Date until one year after the expiration of the Term or termination of this Agreement, whichever occurs earlier, the Partnership or its designee, upon prior written notice to Provider, shall have the right, at the Partnership’s sole cost and expense, to conduct not more than one audit of the books and records of Provider or its affiliates insofar as they pertain to the Expense Reimbursement in respect of the Transition Services for the purpose of determining the accuracy of Provider’s invoices provided to the Partnership, to object to the amounts set forth therein, and to an adjustment of those amounts if an error is finally determined to have occurred.

ii. If the Partnership, in good faith, disputes any portion of any amount payable by it to Provider in respect of the Expense Reimbursement pursuant to this Agreement, then the Partnership shall notify Provider of such dispute on or before the due date for the applicable invoice and may withhold payment for the disputed portion until the dispute is resolved. Any dispute that is not resolved after good faith discussions between the Parties with respect thereto shall be subject to Sections 8 and 9.

b. The amounts set forth in this Section 4 constitute the entire cost to the Partnership for the Transition Services rendered by Provider under this Agreement.

5. Independent Contractor Status. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, Provider will be and act as an independent contractor of the Partnership. Nothing contained in this Agreement will be construed to imply or constitute a partnership, joint venture, principal-agent or employer-employee relationship between Provider and the Partnership. Provider will not, and will have no power to, create any obligation, express or implied, on behalf of the Partnership. The Partnership is contracting with Provider for the Transition Services and Provider reserves the right to determine the method, manner and means by which the Transition Services will be performed consistent with the requirements of this Agreement; provided that with respect to any Transition Services that are similar to services that were provided by Provider’s employees or Current Employee prior to the Effective Date, Provider shall cause such Transition Services to be provided by such Current Employees so long as they remain employed by Provider and shall not engage any third parties to provide such Transition Services without the prior written consent of the Partnership (such consent not to be unreasonably withheld, conditioned or delayed). Except as otherwise expressly agreed in writing by the Partnership, Provider will furnish all labor, materials, equipment, insurance, supplies, training and/or other goods and services necessary for the performance of Provider’s obligations under this Agreement. Provider agrees to pay all applicable taxes on the Expense Reimbursement paid to it pursuant to Section 4. Provider agrees that Provider (including, without limitation, its personnel) will not be, and will not claim to be, eligible to participate in, or receive benefits under, any employee benefit plans, arrangements or policies of the Partnership including, but not limited to, any plan, arrangement or policy providing bonus, vacation, stock options, stock purchase, sick leave, disability, health or life

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insurance, 401(k), retirement, profit sharing or similar benefits for the Partnership’s employees (collectively, “Benefit Plans”). If Provider or any of its personnel is later determined to have been a common-law employee or employee of the Partnership for any purpose, Provider and its personnel nevertheless will not be entitled to participate or receive benefits under any Benefit Plan. Provider acknowledges that no insurance whatsoever, including worker’s compensation insurance, has been or will be obtained by the Partnership on Provider’s behalf.

6. Confidentiality.

a. For purposes of this Agreement, the term “Confidential Information” means, with respect to the Partnership, all information or materials obtained or received by Provider from, through, by or on behalf of the Partnership or its affiliates in connection with this Agreement. Provider agrees that the Confidential Information is confidential trade secret information of the Partnership or of third parties, and following the receipt of any Confidential Information, Provider will maintain the Confidential Information in strict confidence and not use or disclose any Confidential Information, except as expressly set forth in this Section 6.

b. Provider may use the Confidential Information only to the limited extent necessary to perform the Transition Services under this Agreement for the benefit of the Partnership and for no other purpose, commercial or otherwise. Provider may not disclose the Confidential Information to any third party without the prior written consent of the Partnership; provided, that Provider may disclose the Confidential Information to its personnel, who need to know such information in order to assist Provider in the performance of the Transition Services for the benefit of the Partnership, each of whom must be bound by confidentiality obligations no less restrictive than those set forth in this Agreement with respect to the Confidential Information. Provider agrees to use the same degree of care to prevent any unauthorized use or disclosure of the Confidential Information as it uses to protect its own confidential information of like importance, but in no event will Provider use less than reasonable care.

c. The foregoing obligations of confidentiality and nonuse will not apply to any information or materials to the extent such information or materials (i) are or subsequently become generally and readily available to the public without breach of this Agreement; (ii) were or subsequently are rightfully obtained by Provider from a third party who had the right to disclose the same without obligations of confidentiality or nonuse; or (iii) were independently developed by Provider. The foregoing obligations of confidentiality will not prohibit Provider from disclosing any information or materials to the extent that Provider is required to do so by governmental or judicial order, provided, that, to the extent legally permissible and reasonably practicable, Provider gives the Partnership prior written notice of such order and the opportunity to limit such disclosure and complies with any protective order (or equivalent) imposed on such disclosure.

d. Provider will immediately notify the Partnership of any unauthorized use or disclosure of Confidential Information by its personnel of which it becomes aware. Provider agrees to return to the Partnership, or to destroy (and, if requested by the Partnership, to confirm such destruction in writing to the Partnership), all materials containing or embodying any Confidential Information, regardless of the media and regardless of by whom prepared, within five days after demand therefor by the Partnership or, in any event, within five days after termination or expiration of this Agreement.

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e. The obligations under this Section 6 shall terminate two years after the date of the termination of this Agreement; provided, however, that no termination of this Agreement shall release any obligations, liabilities, rights and remedies of the Parties arising out of a breach of, or failure to comply with this Agreement by such Party occurring prior to such termination.

7. Indemnity.

a. The Partnership assumes sole responsibility for and hereby agrees to indemnify, defend and hold harmless Provider, its affiliates and its and their respective directors, officers, owners, employees, agents, representatives, contractors, subcontractors, successors and assigns (collectively, “Provider Indemnified Persons”) from and against any and all claims, causes of action, losses, demands, costs, expenses, penalties or liabilities, including reasonable attorneys’ fees (collectively, “Losses”) arising out of or resulting from the performance of (or failure to perform) the Transition Services pursuant to this Agreement, including, without limitation, for (i) the gross negligence or the intentional or willful misconduct of any of the Partnership Indemnified Persons (as defined below), (ii) personal injury, death or bodily harm or damage or destruction of physical property of any kind of any of the Partnership Indemnified Persons or (iii) the intentional breach of this Agreement by the Partnership Indemnified Persons, in each case, REGARDLESS OF WHETHER SUCH LOSSES ARE THE RESULT OF OR CAUSED BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY OF PROVIDER INDEMNIFIED PERSONS, EXCEPT TO THE EXTENT SUCH LOSSES RESULT FROM (X) THE GROSS NEGLIGENCE OR THE INTENTIONAL OR WILLFUL MISCONDUCT OF ANY OF PROVIDER INDEMNIFIED PERSONS OR (Y) THE INTENTIONAL BREACH OF THIS AGREEMENT BY ANY PROVIDER INDEMNIFIED PERSON. Notwithstanding the foregoing, any Provider Indemnified Person entitled to receive indemnification under this Section 7(a) shall act in good faith and use its reasonable efforts to mitigate the amount of any Losses for which it seeks indemnification, including making a good faith effort to recover from insurers under applicable insurance policies and from other Persons who may be liable so as to reduce the amount of any Losses hereunder. If the amount of any Losses at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any costs, or expenses incurred in connection therewith, will promptly be repaid by the Provider Indemnified Persons to the Partnership.

b. Subject to Section 8, Provider assumes sole responsibility for and hereby agrees to indemnify, defend and hold harmless each of the Partnership, its affiliates, and its and their respective directors, officers, owners, employees, controlling persons, agents, representatives, contractors, subcontractors, successors and assigns (collectively, “Partnership Indemnified Persons”) from and against any and all Losses arising out of or resulting from (i) the gross negligence or the intentional or willful misconduct of any of Provider Indemnified Persons or (ii) the intentional breach of this Agreement by Provider Indemnified Persons, in each

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case, arising out of, resulting from or in any way incident to or in connection with the performance of (or failure to perform) the Transition Services pursuant to this Agreement, REGARDLESS OF WHETHER SUCH LOSSES ARE THE RESULT OF OR CAUSED BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY OF PARTNERSHIP INDEMNIFIED PERSONS, EXCEPT TO THE EXTENT SUCH LOSSES RESULT FROM THE GROSS NEGLIGENCE OR THE INTENTIONAL OR WILLFUL MISCONDUCT OF ANY OF PARTNERSHIP INDEMNIFIED PERSONS.

8. Limitations on Liability. Notwithstanding anything to the contrary herein, in no event shall Provider’s aggregate liability under this Agreement as of any date exceed the aggregate amount of all Expense Reimbursement plus each Monthly Fee received by Provider as of such date (collectively, the “Received Amounts”); provided, however, that for the purposes of this Section 8, the aggregate amount of Received Amounts as of any such date shall at all times be deemed to be an amount not less than $100,000. EXCEPT WITH RESPECT TO CLAIMS BY A THIRD PARTY, IN NO EVENT WILL A PARTY BE LIABLE TO ANY OTHER PARTY WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, UNDER ANY EQUITY, COMMON LAW, TORT, CONTRACT, ESTOPPEL, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY, FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE OR INDIRECT DAMAGES (INCLUDING ANY DAMAGES RESULTING FROM LOSS OF SALES, BUSINESS, PROFITS, USE, DATA, OPPORTUNITY, ECONOMIC ADVANTAGE OR GOODWILL), EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF THE HARMING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY OF THE FOREGOING DAMAGES.

9. Governing Law; Waiver of Jury Trial

a. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State.

b. By execution and delivery of this Agreement, each Party irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably

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waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9(b), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the Proceeding in such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

c. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(C).

10. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

11. Delays. Any delay or inability of a Party in complying with the terms hereof (other than the Partnership’s payment obligations under Section 4(a)) arising from unforeseeable causes beyond the control and without the fault or negligence of that Party, including but not restricted to, acts of God, acts of public enemy, acts of the government in either sovereign or contractual capacity, fires, floods, or strikes (but not including delays of subcontractors or suppliers), shall excuse any delay in the performance of that Party; provided, however, that the

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Party failing to perform uses all reasonable diligence to remedy such failure as promptly as practicable and gives immediate written notice to the other of any delay, whether excusable as set forth above or otherwise, and shall fully inform the other Party of the nature of the delay and the expected duration and consequences thereof.

12. Headings. The headings of the sections of this Agreement have been inserted for convenience and reference only and shall not be construed or interpreted to restrict or modify any of the terms of provisions hereof.

13. Notice. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, mailed by registered or certified mail (return receipt requested) or sent by overnight courier to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

a.	If to the Partnership:

c/o Zenith Energy U.S., L.P.

3900 Essex Lane, Suite 950

Houston, Texas 77027

Attn: General Counsel

Email: dana.love@zenithem.com

with a copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attn: Adam Larson, P.C.

Kim Hicks

Email: adam.larson@kirkland.com

    kim.hicks@kirkland.com

b.	If to Provider:

c/o Lightfoot Capital Partners, LP

725 Fifth Avenue, 19th Floor

New York, New York

Facsimile: (212) 993-1299

Attn: Vince Cubbage

          Steven Schnitzer

with a copy (which will not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

Facsimile: (917) 849-5367

Attn: Michael Swidler

          Brenda Lenahan

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Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address will be effective only upon receipt. All notices, requests or instructions given in accordance herewith will be deemed given (a) on the date of delivery, if hand delivered, (b) on the date of receipt, if sent by facsimile or e-mail prior to 5:00 p.m. Central Time on a business day, otherwise on the next business day following such date of receipt, (c) three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (d) one business day after the date of sending, if sent by Federal Express or other recognized overnight courier.

14. Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior written and oral agreements and understandings between the Parties with respect to the subject matter hereof. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy, and (by way of example but not of limitation) the grant of any injunctive relief shall not preclude or limit the right to any monetary relief.

15. Binding Effect; Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 15 will be null and void. Except as provided in Section 7 with respect to Persons entitled to indemnification thereunder, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person.

16. Counterpart Execution. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

17. Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, affiliates, general or limited partners or assignees of the Parties (except permitted assignees under Section 15) or of any former, current

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or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the Parties) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or for any Proceeding based on, in respect of, or by reason of, the transactions contemplated hereunder (including the breach, termination or failure to consummate any of the transactions contemplated hereunder), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party hereto or another Person or otherwise.

[INTENTIONALLY BLANK SPACE;

SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

PROVIDER:

LIGHTFOOT CAPITAL PARTNERS GP LLC

By:
Name:	Vince Cubbage
Title:	Chief Executive Officer

PARTNERSHIP:

ARC LOGISTICS PARTNERS LP

By: Arc Logistics GP LLC, its general partner

By:
Name:
Title:

TRANSITION SERVICES AGREEMENT

SIGNATURE PAGE

SCHEDULE A

Transition Services

1.	Financial and accounting administrative services currently being provided to the Partnership by Provider at the New York office prior to the Effective Date with regards to customary services at a similar level to that currently provided, by the Partnership’s current Chief Financial Officer (“Financial Provider”) and current Chief Accounting Officer (“Accounting Provider”).

2.	Budget reconciliation, financial reporting, project expenditure approvals (as requested by the Partnership), certain accounting functions, monthly consolidation and preparation of financial statements, check writing, cash flow forecast, cash/treasury management, payroll, benefits and employee matters, each, as directed by the Partnership.

3.	Reasonable assistance in promptly transitioning such services and functions to the Partnership’s personnel or to its new service providers and/or vendors, as applicable.

4.	Financial and accounting services necessary to complete the audit of the Partnership’s and its Subsidiaries’ financial statements for the fiscal year ended December 31, 2017 currently provided by the Financial Provider and Accounting Provider. For the avoidance of doubt, such services shall initially include the services of the Partnership’s previous chief financial officer and chief accounting officer, but not the cost or services of the Partnership’s outside accounting, auditing, tax or compliance service providers.

5.	All services necessary with respect to the Partnership’s and its Subsidiaries’ preparation and filing of current federal, state and local tax requirements for the fiscal year ended December 31, 2017, including the financial and accounting support of the preparation of Schedule K-1s for the Partnership’s partners for taxable periods ending on or before such date.

6.	Provider will make available its existing New York office space to the Financial Provider, Accounting Provider, and John Blanchard during the Term.

Schedule A – Page 1